STINGRAY COMPUTE LLC

AND THE SUBSIDIARY GUARANTOR PARTY HERETO

6.000% SENIOR SECURED NOTES DUE 2031

_____________________________

INDENTURE

Dated as of June 15, 2026

_____________________________

Wilmington Trust, National Association,

as Trustee,

and

Wilmington Trust, National Association,

as Collateral Agent

TABLE OF CONTENTS

____________________

i

EXHIBITS

Exhibit A Form of Note

Exhibit B Form of Certificate of Transfer

Exhibit C Form of Certificate of Exchange

Exhibit D Form of First Lien Intercreditor Agreement

INDENTURE, dated as of June 15, 2026, among Stingray Compute LLC, a Delaware limited liability company (the “Issuer”) and wholly-owned indirect subsidiary of Cipher Digital Inc., a Delaware corporation (“Parent”), Cipher Stingray Holdings LLC, a Delaware limited liability company and the direct parent company of the Issuer (“HoldCo”), the Subsidiary Guarantor (as defined below) and Wilmington Trust, National Association, as trustee and collateral agent.

Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Notes (as defined below) issued pursuant to this Indenture:

Article 1
Definitions

Section 1.01.      Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, as applicable, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acceptable Intercreditor Agreement” means the First Lien Intercreditor Agreement, a Market Intercreditor Agreement or another customary intercreditor agreement (as determined by the Issuer in good faith), which may, if applicable, consist of a collateral proceeds “waterfall” or, in the case of payment subordinated Indebtedness, a payment “waterfall,” including any amendments, restatements, supplements or replacements thereof.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.07 hereof.

“Additional Projects” means (a) any Permitted Project Expansion (whether or not such Permitted Project Expansion also constitutes a “Project”), and (b) any datacenter projects other than the Project (including any expansion or augmentation of the Datacenter Facility Building and/or any other aspects or assets of the Project, in each case to facilitate any such datacenter projects) utilizing all or any portion of any Excess Property and/or any Shared Facilities, in the case of each of clause (a) and (b), in respect of which the applicable Additional Project Documents contain terms, taken as a whole that, as determined by the Issuer in good faith, (i) are not materially less favorable to the Company Parties than those that would have been obtained in a comparable transaction with an unrelated Person on an arm’s length basis, and entering into such Additional Project Documentation would not reasonably be expected to result in a Material Adverse Effect, or (ii) are substantially consistent with (or are more favorable to the Company Parties than) the terms, taken as a whole, contained in the Project Documents (as in effect immediately prior to giving effect to any amendment, modification or change in connection with the applicable expansion or other data center project).

“Additional Project Datacenter Lease” means, with respect to any Additional Project, any lease agreement other than the Datacenter Lease entered into by one or more Company Parties with respect to any datacenter to which such Additional Project relates, as such lease amended and supplemented from time to time (including in connection with any change orders thereunder).

“Additional Project Debt” means any Debt that is incurred by any Company Party in connection with the development and/or construction of, or Investment in, an Additional Project.

“Additional Project Debt Documents” means, with respect to any Additional Project Debt, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Additional Project Debt, and each other agreement entered into for the purpose of securing any Additional Project Debt, as the same may be amended, supplemented, modified or restated from time to time.

“Additional Project Debt Conditions” means, with respect to any Additional Project Debt on any date of determination, each of the following conditions:

(1)	such Additional Project Debt is (a) unsecured, (b) secured by Liens on the Collateral that have Pari Passu Lien Priority or Junior Lien Priority (in which case such Liens are subject to an Acceptable Intercreditor Agreement), or (c) secured by Liens on assets not constituting Collateral, in each case to the extent not prohibited by this Indenture, or

(2)	if such Additional Project Debt is secured by Liens on the Collateral that have Pari Passu Lien Priority, such Additional Project Debt shall not (a) have an earlier Stated Maturity Sate or a shorter Weighted Average Life to Maturity than the Notes, (b) have any obligors that are not also obligors or Collateral for the Notes, or (c) be secured by Liens on any assets not constituting Collateral; and

(3)	if the Additional Project to which such Additional Project Debt relates is subject to an Additional Project Datacenter Lease, (a) such Additional Project shall have the benefit of a Qualified Backstop Arrangement; and (b) the Additional Project Debt Service Coverage Ratio after giving pro forma effect to the incurrence of such Additional Project Debt is no less than the Target Additional Project Debt Service Coverage Ratio.

For purposes of clause (3) above, (i) if the applicable determination date for the Additional Project Debt Service Coverage Ratio is prior to the date of the incurrence of the applicable Additional Project Debt, the Additional Project Debt Service Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin (as determined by the Issuer in good faith), (ii) if any Debt included in the calculation of the Additional Project Debt Service Coverage Ratio bears a floating rate of interest, the interest on such Debt will be calculated as if the rate in effect on the applicable determination date had been the applicable rate for the entire period (taking into account for such entire period, any interest rate hedging arrangement applicable to such Debt), (iii) if any Debt included in the calculation of the Additional Project Debt Service Coverage Ratio consists of any Finance Lease Obligations, the Debt will be deemed to accrue interest at an interest rate reasonably determined by the Issuer in good faith to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP, and (iv) interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Issuer may designate.

“Additional Project Debt Service Coverage Ratio” means, with respect to any Additional Project, as of any date of determination, the ratio of (a) the Issuer’s expected Net Operating Income attributable to such Additional Project for the first four Fiscal Quarters following the “final commencement date” (or similar defined term) for such Additional Project (as determined in good faith by the Issuer), to (b) the Debt Service attributable to such Additional Project and expected to be required during such period in respect of the Additional Project Debt and any other Debt determined in good faith by the Issuer to be attributable to such Additional Project outstanding as of such date of determination (after giving effect to any repayments, repurchases or other redemptions of such Additional Project Debt and such other Debt during such period).

“Additional Project Documents” means, with respect to any Additional Project, collectively, the documents, contracts and/or agreements entered into by the Company Parties and any of their Affiliates, as applicable, relating to the development, construction, operation and/or maintenance of such Additional Project, including any amended Project Documents and any Shared Facilities Documents to the extent applicable to such Additional Project.

“Additional Transaction Documents” means, with respect to any Additional Project, collectively, the Additional Project Documents with respect to such Additional Project, and any Additional Project Debt Documents relating to any Additional Project Debt for such Additional Project.

“Affiliate” means, with respect to a specified Person, another Person directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agent” means, individually or collectively, as the context requires, the Collateral Agent and/or the Trustee.

“Applicable Law” means, as to any Person, any ordinance, law, treaty, rule or regulation or any determination, ruling or other directive by and from an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such

Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note at June 15, 2028 (such redemption price, expressed in a percentage of principal amount, being set forth in paragraph 5 of the Notes, excluding any accrued and unpaid interest to, but excluding, the applicable redemption date), plus (ii) all required interest payments due on the Note through June 15, 2028 (excluding any accrued but unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (b) the principal amount of such Note.

The Issuer will calculate, or cause the calculation of, the Applicable Premium, and the Trustee will have no duty to calculate, or verify the Issuer’s calculations of, the Applicable Premium.  The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

“Applicable Procedures” means, with respect to a Depository, as to any matter at any time, the policies and procedures of such Depository, if any, that apply to such matter at such time.

“Asset Sale” means a sale, lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of Property with, any Person, in one transaction or a series of transactions, of all or any part of any of the Properties of any Company Party, whether now owned or hereafter acquired, leased or licensed (each referred to in this definition as a “disposition”); provided that any disposition of all or substantially all of the assets of the Issuer will be governed by Article 5 and not by Section 4.10.

Notwithstanding the preceding, each of the following will be deemed not to be an Asset Sale:

(1)	dispositions of assets among the Company Parties;

(2)	dispositions in the ordinary course of its business (as determined by the Issuer in good faith);

(3)	dispositions of Property (a) the Fair Market Value of which does not exceed $15.0 million in the aggregate in any Fiscal Year, or (b) the Fair Market Value of which does not, for any individual transaction or series of related transactions, exceed $15.0 million;

(4)	dispositions of Property that is obsolete, damaged, worn out, surplus, unnecessary, unsuitable, economically impracticable to maintain, or not used or useful in any material respect in the business of any Company Party or the ownership, operation or maintenance of the Project or any Additional Project, including the lapse or expiration of Intellectual Property at the end of their respective statutory terms and abandonment of Intellectual Property that is not material to the business of the Company Parties or the ownership, operation or maintenance of the Project or any Additional Project;

(5)	to the extent constituting a disposition, the replacement of any equipment that fails with comparable or functionally equivalent equipment;

(6)	the liquidation, sale or use of Cash and Cash Equivalents;

(7)	sales or discounts without recourse (other than customary representations and warranties) of accounts receivable in connection with the compromise, collection or other disposition thereof;

(8)	transfers of condemned property as a result of the exercise of “eminent domain” (or other similar policies and condemnation proceedings) to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and dispositions of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement (or similar casualty loss proceedings);

(9)	leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of any Company Party or the ownership, operation or maintenance of the Project or any Additional Project (as determined by the Issuer in good faith);

(10)	any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(11)	any disposition, issuance or sale in connection with the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 4.05 or Section 4.13 or any Permitted Investment;

(12)	the expiration of any option agreement with respect to real or personal property;

(13)	dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for Cash and/or Cash Equivalents;

(14)	the granting of easements or other interests in real Property related to the Project, any Additional Project or any Shared Facilities to other Persons so long as such grant is (a) in the ordinary course of business, (b) would constitute a Permitted Lien, or (c) would not reasonably be expected to materially detract from the value or use of the affected Property or to interfere in any material respect with such Company Party’s ability to construct or operate the Project or any applicable Additional Project, sell or distribute power therefrom or perform any material obligation under any Project Document, Additional Project Document or Shared Facilities Document;

(15)	any disposition of Excluded Property;

(16)	[reserved];

(17)	to the extent constituting an Asset Sale, the entry into, and any transaction contemplated by, any Shared Facilities Arrangement not prohibited by this Indenture;

(18)	the licensing, sub-licensing or cross-licensing of intellectual property or other general intangibles (a) in the ordinary course of business or consistent with past practice, (b) that is immaterial, or (c) in connection with Shared Facilities Arrangements; and

(19)	to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business, which may be in connection with an Asset Sale.

For purposes of this definition, if any Asset Sale (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Issuer may divide and classify such Asset Sale (or a portion thereof) in any manner that complies with this definition and may later divide and reclassify any such Asset Sale so long as the Asset Sale (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

“Attributable Liens” means, in connection with a sale and leaseback transaction, the lesser of (a) the Fair Market Value of the assets subject to such transaction, and (b) the present value (as determined by the Issuer in good faith) of the obligations of the lessee for rental payments during the shorter of the term of the related lease or the period through the first date on which the applicable Company Party may terminate the lease.

“Authorized Officer” means, any of the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, the chief legal officer, the general counsel, the principal accounting officer, the managing director or any other person of the Issuer having substantially the same responsibilities as the aforementioned officers.

“Available Retained Excess Cash Flow Amount” means, on any date of determination:

(1)	the aggregate amount, for the period from, and including, the Issue Date to, but excluding, the last day of the most recently completed Fiscal Quarter as of such date of determination, deposited in the Revenue Account (for the avoidance of doubt, without regard to the utilization of any such amounts to make any payments pursuant to Section 4.05(b)(xiv), minus

(2)	the sum, for the period from, and including, the Issue Date to, but excluding, the last day of the most recently completed Fiscal Quarter as of such date of determination, of (a) all interest, principal amortization or other Debt Service or other principal payments paid by any Company Party in respect of the Notes or other Debt, (b) without duplication of amounts described in clause (a), any additional amounts deposited in the Debt Service Reserve Account in respect of the Notes, and (c) all operating expenses paid by any Company Party pursuant to Section 4.17(c)(i)(A).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as of the Issue Date.  The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or board of directors of such Person, or if such limited liability company is managed by its member, the Board of Directors of such member, (c) in the case of any partnership, the Board of Directors of the general partner of such partnership, and (d) in any other case, the functional equivalent of the foregoing. Unless otherwise provided, “Board of Directors” means the board of directors or board of managers of the Issuer.

“Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

“Cash Equivalents” means any of the following:

(1)	readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)	securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Fitch, or Aa3 or higher from Moody’s (or, if at any time none of S&P, Fitch or Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(3)	investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(4)	demand deposits, time deposits, certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts or deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, any country that is a member of the OECD or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than $500.0 million;

(5)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in the foregoing clauses (1) and (2) and entered into with a financial institution satisfying the criteria of the foregoing clause (4);

(6)	securities issued by any entity that have a rating of AA+ from S&P or Fitch or Aa1 from Moody’s (or, if at any time none of S&P, Fitch or Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(7)	marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or Fitch, or S&P, respectively (or, if at any time none of Moody’s, Fitch or S&P shall be rating such obligations, an equivalent rating from another rating agency); and

(8)	investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, substantially all of whose assets are invested in investments of the type described in the foregoing clauses (1) through (7).

“Casualty Event” means a casualty event that causes all or a material portion of the Project or the Datacenter Facility Site to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear, or (b) any Event of Eminent Domain.

“Change of Control” means the occurrence of any of the following:

(1)	the Issuer becomes aware that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than a Permitted Holder) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock of Parent representing more than 50% of the total voting power of the Voting Stock of Parent;

(2)	Parent and/or any Permitted Holders shall, in the aggregate, fail to own and control, directly or indirectly, beneficially and of record, Capital Stock of the Issuer representing more than 100% of the total voting power of the Voting Stock of the Issuer; or

(3)	the Issuer shall, in the aggregate, fail to own and control, directly or indirectly, beneficially and of record, Capital Stock of the Subsidiary Guarantor representing 100% of the total voting power of the Voting Stock of each such Subsidiary Guarantor.

Notwithstanding the foregoing, a transaction in which the Parent becomes a subsidiary of another Person (such Person, the “New Parent”) shall not constitute a Change of Control if, immediately following the consummation of such transaction, no Person, other than a Permitted Holder, the New Parent or any subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, Capital Stock of Parent representing more than 50% of the total voting power of the Voting Stock of Parent.

Notwithstanding the foregoing or any provision of Rule 13d-3 under the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Capital Stock (A) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement,  or (B) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Capital Stock of Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such parent entity having a majority of the aggregate votes on the Board of Directors of such parent entity, and (iv) the right to acquire Capital Stock (so long as such Person does not have the right to direct the voting of the Capital Stock subject to such right) or any veto power in connection with the acquisition or disposition of Capital Stock will not cause a party to be a beneficial owner.

“Change of Control Triggering Event” means (a) prior to the Final Commencement Date, the occurrence of a Change of Control and (b) following the Final Commencement Date, the occurrence of both a Change of Control and a Ratings Decline.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means (a) the Capital Stock of the Issuer and each Company Party, (b) all Property owned by any Company Party as of the Issue Date or owned or acquired by any Company Party at any time after the Issue Date, and (c) the Project Accounts; provided that in no event will any Excluded Property constitute Collateral.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent as appointed pursuant to this Indenture and any of its successors in such capacity.

“Collateral Documents” means the Security Agreement (and any agreement entered into, or required to be delivered, by any of the Company Parties, as applicable, pursuant to the terms of the Security Agreement in order to perfect the Lien created on any Property pursuant thereto), the HoldCo Pledge Agreement, the Mortgages, any account control agreement with any bank in respect of the Project Accounts and any other Deposit Account (other than Excluded Accounts), each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Notes Secured Parties to secure the obligations and liabilities of any Company Party under any Notes Document, and each Acceptable Intercreditor Agreement entered into from time to time.

“Company Order” means a written order signed in the name of the Issuer by one Authorized Officer.

“Company Party” means, individually or collectively, as the context may require, the Issuer and the Subsidiary Guarantor.

“Construction Period” means, with respect to the Project, the period from the Issue Date until the occurrence of the Final Commencement Date.

“Contractual Obligations” means, as applied to any Person, any provision of any Capital Stock issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facilities” means one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Datacenter Facility Building” means, individually and/or collectively, as the context may require, the buildings previously constructed, or to be constructed, on the Datacenter Facility Site for purposes of the Project.

“Datacenter Facility Site” means that certain land located at 110 SW 9001, Andrews, Texas 79717, and initially consisting of approximately 250 acres as of the Issue Date, together with any additional Real Estate Assets acquired, leased or licensed by any Company Party at any time following the Issue Date that are reasonably necessary, appropriate or advisable (as determined by the Issuer in good faith) to facilitate the development, construction or operation of the Project. For the avoidance of doubt, the “Datacenter Facility Site” shall in no event include any portion of such land or additional Real Estate Assets that constitute Excess Property.

“Datacenter Lease” means the lease agreement, dated as of March 20, 2026, as amended and supplemented as of the Issue Date and as may be further amended or supplemented from time to time after the Issue Date (including, in each case, in connection with any change orders thereunder or in connection with any expansion or modification of the Project) as permitted under this Indenture, relating to the Project, between the Subsidiary Lessor and Datacenter Tenant.  If at any time any Company Party enters into a Replacement Datacenter Lease in connection with a Datacenter Lease Termination Event, all references to “Datacenter Lease” will be deemed to refer to such Replacement Datacenter Lease.

“Datacenter Lease EoD Period” means, with respect to any Datacenter Lease Termination Event, the period ending on the date that is six-months following the occurrence of such Datacenter Lease Termination Event; provided that such six-month period shall be extended to the date that is twelve-months following the occurrence of such Datacenter Lease Termination Event if (a) the applicable Company Party enters into a letter of intent, memorandum of understanding, or a similar agreement with a Qualified Tenant on or prior to the last day of such six-month period, with the good faith expectation that such Qualified Datacenter Lease will be entered into on or prior to date that is twelve-months following such Datacenter Lease Termination Event, (b) during the remainder of such Datacenter Lease EoD Period following such six-month period, the Company Parties do not make any Permitted Investment pursuant to clauses (24) of the definition thereof or any Restricted Payment pursuant to clauses (xii), (xiii) or (xiv) of Section 4.05(b), (c) the amount of funds in the Debt Service Reserve Account as of the last day of such six-month period is at least equal to the Debt Service Reserve Required Amount as of the most recent Payment Date occurring on or immediately prior to such date, (d) the Issuer has sufficient funds (as determined by the Issuer in good faith) to pay all operating expenses and make all required maintenance capital expenditures necessary to conduct its business and operations during the remainder of such Datacenter Lease EoD Period following such six-month period, and (e) solely to the extent a Company Party has actually received any Datacenter Lease Termination Amount, such Datacenter Lease Termination Amount has been deposited and remains in the Designated Account.

“Datacenter Lease Guarantee” means the limited parent guarantee dated as of March 20, 2026, provided by the Datacenter Lease Guarantor relating to the Datacenter Tenant’s payment obligations under the Datacenter Lease.  If at any time any Company Party enters into a Qualified Datacenter Lease in connection with a Datacenter Lease Termination Event, all references to “Datacenter Lease Guarantee” will be deemed to refer to the guarantee(s), if any, relating to the Datacenter Tenant’s payment obligations under such Replacement Datacenter Lease.

“Datacenter Lease Guarantor” means Amazon.com, Inc. and any successor pursuant to the terms thereof.

“Datacenter Lease Termination Amount” means any amount payable by a Datacenter Tenant to a Company Party upon a Datacenter Lease Termination Event (including any amounts payable pursuant to the applicable Datacenter Lease as liquidated damages in connection with such Datacenter Lease Termination Event).

“Datacenter Tenant” means Amazon Data Services, Inc. and any successor pursuant to the terms thereof.  If at any time any Company Party enters into a Replacement Datacenter Lease in connection with a Datacenter Lease Termination Event, all references to “Datacenter Tenant” will be deemed to refer to the Replacement Tenant under such Replacement Datacenter Lease.

“Debt” means, with respect to any Person, without duplication:

(1)	all obligations of such Person for borrowed money;

(2)	that portion of any obligations of such Person with respect to Finance Lease Obligations that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP;

(3)	all obligations of such Person evidenced by notes, bonds, debentures, drafts or other similar instruments representing extensions of credit whether or not representing obligations for borrowed money;

(4)	all obligations of such Person in respect of the deferred purchase price of property (excluding (a) trade payables, (b) expenses accrued in the ordinary course of business, and (c) obligations resulting from take-or-pay contracts entered into in the ordinary course of business) which purchase price is due more than six months after the date of placing such property in service or taking delivery of title thereto;

(5)	all Debt of others secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed; provided that the amount of such Debt will be the lesser of (a) the Fair Market Value of such asset as determined by such Person in good faith on the date of determination and (b) the amount of such Debt of other Persons;

(6)	the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(7)	the net mark-to-market exposure of such Person in respect of any exchange traded or over the counter derivative transaction; and

(8)	to the extent not otherwise included, all Guarantees of such Person in respect of any Debt of others;

provided that, notwithstanding the foregoing, Debt will be deemed not to include:

(a)	deferred compensation arrangements;

(b)	non-compete or consulting obligations;

(c)	earn out obligations until such obligations are earned or mature in accordance with GAAP;

(d)	asset retirement obligations;

(e)	any obligations of any Company Party pursuant to the terms of any Project Document; or

(f)	working capital or other adjustments to purchase price or indemnification obligations under purchase agreements (except to the extent that the amount payable is, or becomes, reasonably determinable and would be reflected on a balance sheet in accordance with GAAP).

“Debt Service” means (a) all scheduled principal payable (including Installments) in respect of any senior secured or unsecured debt facility, (b) all scheduled interest payable in respect of any senior secured or unsecured debt facility (including the Notes), and (c) any commitment fees or other similar fees payable in connection with any Debt (including the Notes), other than fees that constitute operating expenses.

“Debt Service Reserve Required Amount” means an amount determined by the Issuer in good faith equal to:

(1)	on the Issue Date, an amount (the “Initial Debt Service Reserve Required Amount”) initially equal to $83.0 million, which represents (a) the amount of scheduled interest due on the next two Payment Dates immediately following the Issue Date, plus (b) the amount of scheduled interest due on the third Payment Date immediately following the Issue Date, plus (c) the Installment due on the First Installment Payment Date, minus (d) the estimated interest, dividends or other amounts that will be payable to, or otherwise earned by, the Company Parties during the Construction Period in respect of all amounts deposited in the Debt Service Reserve Account or other Deposit Accounts of the Company Parties;

(2)	on each Payment Date that occurs during the Construction Period, an amount equal to the greater of (a) the Initial Debt Service Reserve Required Amount, minus the amount of interest paid in respect of the Notes since the Issue Date and prior to such Payment Date, and (b) the Minimum Debt Service Reserve Required Amount (as defined below); and

(3)	on each Payment Date that occurs after the Construction Period, an amount (the “Minimum Debt Service Reserve Required Amount”) initially equal to $45.0 million, which represents (a) the amount of scheduled interest due on the next Payment Date immediately following such Payment Date, plus (b) the scheduled Installment due on the next Payment Date immediately following such Payment Date;

provided that, if any Additional Notes are issued at any time following the Issue Date (or if any Notes are redeemed, repurchased or are otherwise cancelled at any time following the Issue Date), the Debt Service Reserve Required Amount shall be adjusted in the same proportion as the amount, if any, by which the aggregate principal amount of

Notes is increased or decreased, as the case may be, as a result of such issuance, or such redemption, repurchase or other cancellation, respectively, with effect from the date of such issuance, redemption, repurchase or other cancellation, as applicable; provided, further, that, with respect to clauses (2) and (3) above, in the event a Datacenter Lease Termination Event has occurred, the Issuer shall not be required to replenish the Debt Service Reserve Account until the earlier to occur of (i) a Datacenter Lease Termination Event of Default and (ii) the fifteenth Business Day following the entry into a Qualified Datacenter Lease in respect of the Datacenter Lease subject to the Datacenter Lease Termination Event; and provided, further, that if, and for so long as, the Notes are rated Investment Grade by any Rating Agency, (i) the amounts referred to in the foregoing clauses (1)(b) and (3)(a) shall, for purposes of determining the Initial Debt Service Reserve Required Amount and Minimum Debt Service Reserve Required Amount, respectively, for each Payment Date following the date such rating is announced, instead equal 50% of the amount of scheduled interest due on the next Payment Date, and (ii) the amounts referred to in the foregoing clauses (1)(c) and (3)(b) shall, for purposes of determining the Initial Debt Service Reserve Required Amount and Minimum Debt Service Reserve Required Amount, respectively, for each Payment Date following the date such rating is announced, instead equal 50% of the Installment due on the next Payment Date.

“Default” means any Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Account” means a demand, time, savings, checking, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depository” means DTC, its nominees and their respective successors.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and the Subsidiary Guarantor (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by any Company Party in connection with an Asset Sale that is so designated as Designated Non-cash Consideration by the Issuer, minus the amount of Cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of Cash or Cash Equivalents in compliance with Section 4.10.

“Disqualified Equity Interests” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Capital Stock that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the maturity date of the Notes.  Notwithstanding the preceding sentence, (i) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case, in the ordinary course of business of the Issuer or any Subsidiary, such Capital Stock shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (ii) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Issuer (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Distribution Account” means any account that holds (a) any amounts received in respect of any Excluded Property, and/or (b) any amounts permitted to be used by the Issuer for any purpose not prohibited by this Indenture.

“Distribution Compliance Period” means the 40-day distribution compliance period as defined in Regulation S.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (a) a public or private sale of the Capital Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Equity Interest), or (b) any cash contribution to the equity capital of the Issuer, other than (i) public offerings with respect to the Issuer’s or any Parent Entity’s common stock registered on Form S-8, and (ii) issuances to any Subsidiary of the Issuer or any such Parent Entity, in each case made after the Issue Date.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System, and any successor thereto.

“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of any Company Party (including any Capital Stock of any Company Party) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of any Company Party or any Capital Stock of any Company Party, in each case, that is reasonably anticipated to last for more than 90 consecutive days.

“Excess Property” means, as determined by the Issuer in good faith, (a) any Real Estate Asset of any Company Party as of the Issue Date, or owned, acquired or leased by any Company Party at any time following the Issue Date, in each case that are not reasonably expected to be required for Company Party to perform its obligations under the Datacenter Lease, and (b) any interconnection capacity (measured in megawatts) owned by any Company Party as of the Issue Date, or owned, acquired or leased by any Company Party at any time following the Issue Date, in each case that are not reasonably expected to be required for Company Party to perform its obligations under the Datacenter Lease, together with all other assets, rights and attributes of any Company Party and/or the Project, as applicable, that are directly related to such unallocated capacity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Accounts” means (a) trust fund accounts and escrow accounts held exclusively for the benefit of an unaffiliated third party and payroll accounts, in each case, to the extent solely used for such purpose, (b) accounts maintained solely for the purpose of consummating ordinary course transactions that do not have an average aggregate daily balance which exceeds $5.0 million, (c) any Distribution Account, (d) from and after the Final Commencement Date, the Notes Proceeds Account and (e) deposit accounts maintained solely as zero balance disbursement accounts other than the Project Accounts; provided that, notwithstanding anything to the contrary in this definition or the Notes Documents (except as provided in clause (d) of this definition), in no event shall any Project Account at any time constitute an Excluded Account.

“Excluded Property” means:

(1)	any contracts, permits, licenses, leases, accounts, general intangibles (other than any capital stock), payment intangibles, chattel paper, letter-of-credit rights and promissory notes (including any of its rights or interests thereunder) if the grant of such security interest therein shall (a) give any other Person party to such contract, permit, license, lease, account, general intangible (other than any capital stock), payment intangible, chattel paper, letter of credit or promissory note the right to terminate its obligations thereunder, (b) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the Issuer or a Subsidiary Guarantor in or under such contract, permit, license, lease, account, general intangible (other than any capital stock), payment intangible, chattel paper, letter of credit or promissory note, (c) require any consent not obtained under any such contract, permit, license, lease, account, general intangible (other than any capital stock), payment intangible, chattel paper, letter of credit or promissory note or (d) constitute or result in a prohibition, breach or termination pursuant to the terms of any such contract, permit, license, lease, account, general intangible (other than any capital stock), payment intangible, chattel paper, letter of credit or promissory note (in each case of clauses (a) through (d) after giving effect to Sections 9-406, 9-407, 9-408 and 9-409 of the UCC (and any successor provision or provisions) of any relevant jurisdiction and any other applicable law (including the Bankruptcy Code) or principles of equity);

(2)	any contracts, permits, licenses, leases, accounts, general intangibles (other than any capital stock), payment intangibles, chattel paper, letter-of-credit rights and promissory notes (including any of its rights or interests thereunder) to the extent that a security interest therein is prohibited by or in violation of any law, rule or regulation or under the terms of such contracts, permits, licenses, leases, accounts, general intangibles, payment intangibles, chattel paper, letter-of-credit rights and promissory notes applicable to the Issuer or a Subsidiary Guarantor (other than to the extent that any such prohibition or violation would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) or which would require governmental (including regulatory) consent; provided that any such property described in this clause (2) and the foregoing clause (1) shall constitute Excluded Property only to the extent and for so long as the consequences specified above shall exist and shall cease to be Excluded Property and shall become subject to the Lien granted under the Collateral Documents, immediately and automatically, at such time as no such consequences shall exist;

(3)	all motor vehicles, vessels, cars, trucks, trailers, aircraft, rolling stock, construction and earthmoving equipment and any other assets subject to a certificate of title law of any state (other than to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement);

(4)	assets subject to Finance Lease Obligations, Purchase Money Obligations and cash to secure letter of credit reimbursement obligations to the extent such Finance Lease Obligations, Purchase Money Obligations or letters of credit are not prohibited under this Indenture and the terms thereof prohibit a grant of a security interest therein;

(5)	Excluded Accounts;

(6)	any letter-of-credit right to the extent a security interest in such letter-of-credit right cannot be perfected by a filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter-of-credit rights, other than the filing of a UCC financing statement);

(7)	any commercial tort claim with a value (as determined in good faith by the Issuer) of less than $15.0 million;

(8)	any intent-to-use application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use trademark application under applicable federal law;

(9)	to the extent pledged to a commodity counterparty, such as an energy manager or fuel supplier in the ordinary course of business, accounts receivable (and accounts into which the proceeds of such accounts receivable are deposited, including “lockbox” and similar accounts) owed by any Person to any Company Party for the purchase of electric energy and other related products or services (but excluding, as of any date, any such accounts receivable, accounts or proceeds held by or pledged to such commodity counterparty in excess of 55 days as of such date);

(10)	margin, clearing or similar accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, exchanges related to the trading of energy (including the Intercontinental Exchange), customers, trading counterparties, or any other parties or issuers of surety bonds and any proceeds thereof, in the ordinary course of business;

(11)	“Margin Stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (as in effect from time to time);

(12)	any Real Estate Asset with a Fair Market Value of less than $5.0 million or with respect to which the Issuer shall have reasonably determined that the costs (including recording Taxes and filing fees) of creating and perfecting a Lien on such Real Estate Asset are excessive in relation to the value of the security afforded thereby or where perfection would not be customary for similarly situated financings (in each case, as determined in good faith by the Issuer);

(13)	any particular assets if the creation or perfection of pledges of, or security interests in, any property or assets would result in material adverse tax consequences to the Issuer or a Subsidiary Guarantor, or any direct or indirect Parent Entity, as reasonably determined by the Issuer in good faith; provided that in no event shall any material portion of any Datacenter Facility Building or any Real Estate Asset related thereto constitute Excluded Property solely as a result of this clause (13);

(14)	any particular assets if the Issuer reasonably determines that the burden, cost or consequences (including any adverse tax consequences to the extent described in the foregoing clause (13)) of creating or perfecting such pledges or security interests therein are excessive in relation to the practical benefits to be obtained therefrom by the Notes Secured Parties;

(15)	any assets sold or otherwise transferred to any Person other than a Company Party in compliance with the Notes Documents;

(16)	any distribution or other Restricted Payments which the Issuer in turn distributes to any Parent Entity or any other Person upon any such distribution; provided that such distribution or other Restricted Payment to any Parent Entity or any such other Person is made pursuant to, or otherwise in accordance with, the terms of this Indenture; and

(17)	any Excess Property that the Issuer elects, in its sole discretion, to designate as Excluded Property; provided that no designation of any property of a Company Party as Excess Property shall cause any Project to lose access to electrical power;

provided that in no event shall the Capital Stock issued by each Company Party constitute Excluded Property.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by the Issuer; provided that, with respect to any marketable securities or other property contributed or deemed contributed to the capital of any Company Party, if a value is ascribed or deemed ascribed to such marketable securities or other property pursuant to the Datacenter Lease that is higher than the value otherwise determined in accordance with this definition (without regard to this proviso),

“Fair Market Value” shall mean the value so ascribed or deemed ascribed to such marketable securities or other property.

“Final Commencement Date” means the last date on which all conditions applicable to rent commencement for all applicable phases under the Datacenter Lease are satisfied and the full amount of lease payments for all applicable phases contemplated under the Datacenter Lease begins to accrue.

“Final Cost of Construction” means the total costs, determined as of the Final Commencement Date, to develop the Project (inclusive of Debt Service with respect to the Notes during Construction Period, and any financing and other fees, expenses and payments in connection with the construction of the Project and the issuance of the Notes), as determined by the Issuer in good faith.

“Final Excess Equity Amount” means an amount equal to (a) the aggregate principal amount of the Notes issued on the Issue Date or from time to time thereafter to, and including, the Final Commencement Date, plus (b) the aggregate amount of cash, and the Fair Market Value of marketable securities or other property, contributed or deemed contributed to the capital of any Company Party as of the Issue Date (including, for the avoidance of doubt, prior to the Issue Date) or from time to time thereafter to, and including, the Final Commencement Date (as determined by the Issuer in good faith, and including, for the avoidance of doubt, in respect of any “contingency amounts”), minus (c) the aggregate amount of any Restricted Payments pursuant to clauses (xi) and (xvii) of  Sections 4.05(b) prior to such date of determination, minus (d) the Final Cost of Construction.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use of) any Property, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP; provided that (a) the amount of such obligations shall be the amount thereof determined in accordance with GAAP, and (b) the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty.

“First Installment Payment Date” means the first Payment Date to occur after the Final Commencement Date (or commencing with the second such Payment Date to occur after the Final Commencement Date, solely if the Final Commencement Date is within 15 days of the first Payment Date that occurs immediately following the Final Commencement Date).

“First Lien Intercreditor Agreement” means a first lien intercreditor agreement substantially in the form of Exhibit D, as the same may be amended, modified or supplemented from time to time.

“Fiscal Quarter” means a fiscal quarter of the Issuer in any Fiscal Year.

“Fiscal Year” means a fiscal year of the Issuer ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Issuer may, by written notice to the Trustee, elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice. For the avoidance of doubt, solely making an election to change the Fixed GAAP Date (without any other action) will not be treated as an incurrence of Debt.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the Fixed GAAP Date consistently applied.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Issuer’s option.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or, to the extent applicable and legally binding, a foreign entity or government or any securities exchange (including any supra-national bodies such as the European Union or the European Central Bank), any self-regulatory organization (including the National Association of Insurance Commissioners) and any applicable regional transmission organization or independent system operator as approved by the Federal Energy Regulatory Commission (FERC) or the North American Electric Reliability Corporation (NERC), including PJM Interconnection, LLC.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Grantor” has the meaning specified in the Security Agreement.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person entered into primarily for purposes of assuring in any other manner the obligee of such Debt  of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include (a) endorsements for collection or deposit in the ordinary course of business or consistent with past practice, and (b) standard contractual indemnities or product warranties provided in the ordinary course of business; and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made, and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereto as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“HoldCo” has the meaning specified in the preamble hereto.

“HoldCo Pledge Agreement” means that certain pledge agreement to be entered into on or about the Issue Date, by and among HoldCo and the Collateral Agent relating to the pledge by Holdco of its Equity Interests of the Issuer, as the same may be amended, supplemented, modified or restated from time to time.

“Holder” means the Person in whose name a Note is registered on the registrar’s books; provided that in connection with the giving of any consent, instruction or authorization pursuant to this Indenture, beneficial owners of interests in a Note may constitute “Holders,” and in connection therewith, the Issuer, the Trustee, any Officer signing an Officer’s Certificate and any counsel delivering an Opinion of Counsel shall be permitted, in their respective sole discretion, to rely in good faith on customary certificates of beneficial ownership as evidence of holdings of such interests (without, for the avoidance of doubt, DTC proxies, medallion stamped guarantees or other similar evidence).

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Commencement Date” means, with respect to the Datacenter Lease and the Project, the date on which the conditions to rent commencement of the Datacenter Lease are satisfied and lease payments under the Datacenter Lease first begin to accrue.

“Initial Notes” means the $810,000,000 aggregate principal amount of 6.000% Senior Secured Notes due 2031 issued under this Indenture on the Issue Date.

“Insolvency or Liquidation Proceeding” means:

(1)	any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to a Company Party;

(2)	any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to a Company Party or with respect to a material portion of their respective assets;

(3)	any liquidation, dissolution, reorganization or winding up of a Company Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4)	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of a Company Party.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable, (a) copyrights and registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications for registration thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including proprietary designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Investment” means (a) any direct or indirect purchase or other acquisition by a Company Party of, or of a beneficial interest in, any of the Securities of any other Person, (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by a Company Party from any Person, of any Capital Stock of such Person, and (c) any direct or indirect loan, guarantee, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by a Company Party to any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment; provided that any returns or distributions of capital or repayment of principal actually received in Cash by such other Person with respect thereto shall reduce the amount of an Investment; provided further that if a distribution reduces the amount of an Investment below zero, then such amount will deemed to be zero Dollars, but the Company Parties may count the unused portion of the distribution against future Investments.

“Investment Grade” means a rating of BBB- or higher by S&P, Baa3 or higher by Moody’s or BBB- or higher by Fitch or the equivalent of such ratings by S&P, Moody’s or Fitch.  In the event that the Issuer will select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

“Issue Date” means June 15, 2026.

“Issuer” has the meaning specified in the preamble hereto until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Issuer.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Lien Priority” means Debt that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the obligations under the Notes (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Debt secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, and Governmental Authorizations of, and agreements with, any Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, security interest, encumbrance or lien of any kind in the nature of security or any other agreement or arrangement having a similar effect; provided that in no event shall an operating lease be deemed to constitute a Lien.  For the avoidance of doubt, “Lien” shall not include any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting debt for borrowed money or having the effect of debt for borrowed money) otherwise permitted under the terms of this Indenture.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM Net Operating Income” means, as of any date of determination, Net Operating Income measured for the most recently ended four consecutive full Fiscal Quarters ending prior to the date of determination for which financial statements of the Issuer are available (which may, at the Issuer’s election, be internal financial statements).

“Management Group” means the group consisting of the directors, executive officers and other management personnel (and their respective Immediate Family Members) of the Parent on the Issue Date.

“Management Services Agreement” means any agreement by and between one or more Company Parties and any property manager for the management of the Datacenter Lease or all or any portion of the Project or any Additional Project, as the same may be amended, supplemented, modified or restated from time to time; provided that the entry into any Management Services Agreement with any Parent Entity or one or more of their respective Affiliates shall be subject to Section 4.13.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common Equity Interests of a Person (or any direct or indirect parent entity) on the date of its assumption of a Datacenter Lease, multiplied by (b) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of assumption of such Datacenter Lease.

“Market Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) the terms of which are either (a)(i) consistent with market terms governing intercreditor arrangements for the sharing or subordination of Liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Debt subject thereto or (ii) taken as a whole, not materially less favorable to the Holders than the terms of any Acceptable Intercreditor Agreement governing similar priorities that is then in effect, or (b) in the event an “Acceptable Intercreditor Agreement” has been entered into after the Issue Date , the terms of which are, taken as a whole, not materially less favorable to the Holders than the terms of such Acceptable Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of clause (a) or (b) as determined by the Issuer in good faith.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company Parties, taken as a whole, (b) the ability of the Company Parties, taken as a whole, to fully and timely perform their Obligations under the Notes Documents or (c) the rights and remedies of the Holders, taken as a whole, under the Notes Documents, in each case as determined by the Issuer in good faith. For purposes of the foregoing, it is understood and agreed that any Permitted Development Changes will not, individually or collectively, be considered to have a Material Adverse Effect.

“Minimum Debt Service Reserve Required Amount” has the meaning specified in the definition of “Debt Service Reserve Required Amount.”

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereof.

“Mortgaged Property” means all Real Estate Assets of any Company Party that are required to be encumbered by a Mortgage pursuant to this Indenture or any Collateral Document.

“Mortgages” mean, collectively, the mortgages, deeds of trust, deeds to secure debt and other security documents (including amendments to any of the foregoing) relating to Real Estate Assets owned or leased as of the Issue Date or acquired or leased at any time following the Issue Date, as amended, supplemented or otherwise modified from time to time including all such changes as may be required to account for local law matters.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.

“Net Cash Proceeds” means:

(1)	with respect to any proceeds of or under any casualty or property insurance, indemnity, condemnation awards, warranty or guaranty (including any proceeds received from business interruption insurance, or payments in lieu thereof) received by any Company Party in connection with the occurrence of any Casualty Event or Event of Eminent Domain, the sum of Cash and Cash Equivalents received by such Company Party in connection with such Casualty Event or Event of Eminent Domain net of the sum of (a) all reasonable out of pocket costs and expenses (including legal and accounting fees and expenses, underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Company Parties in connection with such event or with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds, (b) federal, state, provincial, foreign and local Taxes reasonably estimated to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith (including any Permitted Tax Distribution Amount) and (c) the amount of any reserves established by the Company Parties to fund contingent liabilities reasonably estimated to be payable, in each case, that are directly attributable to such event (as determined reasonably and in good faith by an officer of the Company Parties); and

(2)	with respect to any Asset Sale (including in connection with issuance of Capital Stock), the sum of the Cash and Cash Equivalents received by a Company Party in respect of such Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Debt relating to the disposed assets or other consideration received in any other non-cash form), net of the costs relating to such Asset Sale or the applicable asset and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, payments to employees and brokerage and sales commissions), taxes paid or payable (in the good faith determination of the Issuer) as a result thereof (including any tax distributions), amounts required to be applied to the repayment of principal, premium (if any) and interest on Debt required (other than with respect to the Notes) to be paid as a result of such transaction, required payments of other obligations relating to the applicable asset, any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and payments made to holders of non-controlling interests in non-wholly owned subsidiaries as a result of such Asset Sale.

“Net Operating Income” means, for any applicable period, (a) the aggregate of all revenues of the Company Parties for such period, determined on a consolidated basis in accordance with GAAP , minus (b) all operating expenses of the type described in the last paragraph of Section 4.17(c) of the Company Parties for such period (excluding, for the avoidance of doubt, any income taxes or Debt Service paid during such period), determined on a consolidated basis in accordance with GAAP.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (a) the value of its Short Derivative Instruments exceeds the sum of (i) the value of its Notes plus (ii) the value of its Long Derivative Instruments as of such date of determination, or (b) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Subsidiary Guarantor immediately prior to such date of determination.

“Notes” means the Initial Notes and any Additional Notes.

“Notes Documents” means this Indenture, the Notes and the Collateral Documents.

“Notes Obligations” means the Obligations under the Notes and the other Notes Documents.

“Notes Secured Parties” means the holders of the Notes Obligations, including the Trustee, the Collateral Agent and the Holders.  “Notes Secured Party” shall have correlative meanings.

“Obligations” means any principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit, whether or not drawn), interest, fees and expenses (including, to the extent legally permitted, all interest, fees and expenses accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate even if such interest, fees and expenses is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), settlement payments, termination payments, margin payments, penalties, fees, charges, expenses, indemnifications, reimbursements, damages, guarantees, other liabilities, amounts payable, or obligations under the Notes Documents or other obligations in respect thereof.

“Offering Memorandum” means the Offering Memorandum, dated June 8, 2026, related to the issuance and sale of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, Assistant Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Authorized Officer that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.03 herein.  The counsel may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its bylaws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its articles of organization, and its operating agreement.  In the event any term or condition of this Indenture or any other Notes Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Parent” has the meaning specified in the preamble hereto.

“Parent Entity” means any direct or indirect parent entity of the Issuer of which the Issuer is a Subsidiary, including Parent.

“Pari Passu Lien Priority” means Debt that is secured by a Lien on the Collateral that is pari passu with the Liens on the Collateral securing the obligations under the Notes.

“Participant” means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository, Euroclear or Clearstream, respectively, and, with respect to DTC, shall include Euroclear and Clearstream.

“Pass Through Operating Expenses” means all operating expenses relating to the Project, any Additional Project or any Shared Facilities, including, without limitation, all expenditures in respect of the payment of Taxes (other than any Permitted Tax Distribution Amounts), operating, repair and maintenance expenses, administrative expenses, insurance, management fees (other than, prior to the Final Commencement Date, management fees payable pursuant to any Management Services Agreement), amounts owing under intercompany contracts among the Company Parties, in each case that are paid for by any Parent Entity or an Affiliate of any Parent Entity (other than the Company Parties) for the benefit of the Company Parties.

“Paying Agent” means the office or agency where Notes may be presented for payment.  The term “Paying Agent” includes any additional paying agent.

“Payment Date” means on June 15 and December 15 of each year, beginning on December 15, 2026.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and Cash or Cash Equivalents between any of the Company Parties and another Person; provided that any Cash or Cash Equivalents received must be applied in accordance  in accordance with Section 4.10.

“Permitted Development Changes” means each of (a) the incurrence of any Additional Project Debt not prohibited by this Indenture, (b) the utilization of any Excess Property in furtherance of an Additional Project or Shared Facilities Arrangement not prohibited by this Indenture, (c) any amendment, modification or change to the design of the Project (including to increase the capacity thereof, any resulting change to timeline for the development, construction or operation of the Project, whether or not such change also impacts the Initial Commencement Date, Final Commencement Date or First

Installment Payment Date), requested by the Datacenter Tenant pursuant to, and in accordance with, the terms of the Datacenter Lease, solely to the extent the Company Parties are required pursuant to the terms of the Datacenter Lease to comply with such request, (d) any amendment, modification or change to the design of the Project, any Additional Project or any Shared Facilities (including, in each case, to increase the capacity thereof), or to the timeline for the development, construction or operation of the Project or any Additional Project or Shared Facilities Arrangement (whether or not such change also impacts the Initial Commencement Date, Final Commencement Date or First Installment Payment Date) in each case, reasonably necessary, advisable or appropriate (in the good faith determination of the Issuer) to facilitate any Additional Project (including any Permitted Project Expansion) or Shared Facilities Arrangement not prohibited by this Indenture, and (e) any amendment, modification or change to the Project, any Additional Project or any Shared Facilities (or any Transaction Document, Additional Transaction Document or Shared Facilities Document) required by law.

“Permitted Holder” means each of (a) the Management Group, (b) solely following the Final Commencement Date, any Qualified Operator, (c) any Person that, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of Parent, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders, holds more than 50% of the total voting power of the Voting Stock thereof, (d) any New Parent and its subsidiaries, (e) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing, any Permitted Holder specified in the last sentence of this definition are members and any member of such group, provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, no Person or other group (other than the Permitted Holders specified in clauses (a) to (e), inclusive, of this definition) owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of Parent held by such group.  Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership or assets or properties of Parent constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” shall mean:

(1)	Investments in a Company Party (including the Capital Stock of a Company Party);

(2)	Investments existing on the Issue Date;

(3)	Guarantees of Debt, which Debt is not prohibited under permitted under Section 4.04;

(4)	Investments in Cash and Cash Equivalents (or that were Cash Equivalents at the time when made);

(5)	Investments (A) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (B) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company Parties;

(6)	any Investment (a) consisting of advances, loans or extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit and/or other advances or credits to suppliers, licensors, sublicensors, licensees, sublicensees or other trade counterparties, in each case in the ordinary course of business or consistent with past or industry practice, (b) made in connection with obtaining, maintaining or renewing customer contracts in the ordinary course of business or consistent with past or industry practice, (c) consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees in the ordinary course of business or consistent with past or industry practice, and (d) consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past or industry practice;

(7)	any Investment received (a) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by a Company Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor, supplier or customer), (b) in satisfaction of judgments against other Persons, (c) as a result of or in connection with settlement, compromise or resolution of litigation, arbitration or other disputes, or (d) as a result of a foreclosure or other security enforcement by a Company Party with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	obligations with respect to Guarantees (a) in respect of leases and/or subleases (other than Finance Lease Obligations) of a Company Party or of suppliers, customers, licesnsees and sublicensees of a Company Party, or of other obligations that do not constitute Debt, in each case, entered into in the ordinary course of business or consistent with past or industry practice, and (b) in respect of any supplier’s or customers obligations in respect of utility or commodity contracts entered into in the ordinary course of business or consistent with past or industry practice;

(9)	Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment or other assets or services in the ordinary course of business or consistent with past or industry practice;

(10)	Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments not prohibited under this Indenture;

(11)	Investments made in connection with Permitted Intercompany Activities and related transactions;

(12)	loans and advances to officers, directors and employees of the Company Parties made in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(13)	any Investment in securities or other assets, including earn-outs, not constituting Cash and Cash Equivalents and received in connection with an Asset Sale not prohibited by this Indenture, and (b) promissory notes and other Investments (including non-cash consideration) received in connection with an Asset Sale not prohibited by the Indenture (or any other disposition of assets not constituting an Asset Sale);

(14)	to the extent constituting Investments, any Liens, Debt and Asset Sales which are not prohibited by Sections 4.04, 4.06, 4.10 and 4.13 and Article 5;

(15)	demand or deposit accounts with banks or other financial institutions to the extent not prohibited by this Indenture;

(16)	with respect to any Casualty Event or Event of Eminent Domain, the application of any related Net Cash Proceeds to purchase any Property useful in the business of any Company Party, the Project, any Additional Project or any Shared Facilities(or, in the case of a Casualty Event, used to replace damaged or destroyed assets) in accordance with the terms of the Transaction Documents, any Additional Transaction Documents or any Shared Facilities Documents;

(17)	guarantees by the Company Parties of leases of the Company Parties or of other obligations, in each case, entered into in the ordinary course of business and payments thereon or Investments in respect thereof in lieu of such payments;

(18)	to the extent any Company Party may make any Restricted Payment, any such Company Party may make an Investment in lieu thereof; provided that such Investment shall be treated as if it was made as a Restricted Payment for purposes of testing compliance with Section 4.05;

(19)	to the extent constituting an Investment, buybacks of any Debt permitted to be incurred pursuant to Section 4.04;

(20)	Investments made pursuant to, or in connection with, the Transaction Documents, any Additional Transaction Documents and any Shared Facilities Documents;

(21)	any Investment in securities or other assets not constituting Cash or Cash Equivalents and received in connection with an Asset Sale or any other disposition of assets not constituting an Asset Sale not prohibited by this Indenture;

(22)	Investments in connection with the Project, any Additional Project and any Shared Facilities, including Investments in or comprising (a) any Property reasonably necessary, appropriate or advisable (as determined by the Issuer in good faith) for purposes of the development, construction or operation of the Project, any Additional Project and any Shared Facilities, and (b) to the extent constituting an Investment, the entry into, and any transaction contemplated by, any Project Document, Additional Project Document or Shared Facilities Document;

(23)	Investments in any Excess Property; and

(24)	solely following the occurrence of the Final Commencement Date, any Investments (including in Joint Ventures or Similar Businesses) not to exceed, at any one time in the aggregate outstanding under this clause (24), an amount that would cause the ratio of (a)(i) the aggregate principal amount of all outstanding Debt of the Company Parties as of the date such Investment is made, minus (ii) the amount of Cash or Cash Equivalents that would be stated on the balance sheet of the Issuer and its Subsidiaries as of such date, to (ii) the LTM Net Operating Income as of such date, to exceed 3.00 to 1.00 on a pro forma basis for such Investment.

For purposes of determining compliance with this definition, (i) an Investment need not be incurred solely by reference to one category of Permitted Investment described in this definition or one category of Restricted Payment permitted pursuant to Section 4.05 but may be incurred under any combination of such categories (including in part under one such category and in part under any other categories),  and (ii) in the event that a proposed Investment (or a portion thereof) meets the criteria of one or more of such categories of Permitted Investment above and/or one or more of such categories of Restricted Payments permitted pursuant to Section 4.05 the Issuer may, in its sole discretion, divide or classify, or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Investment (or any portion thereof) in any manner that otherwise complies with this definition and Section 4.05.

“Permitted Liens” means, with respect to any Company Party:

(1)	Liens for Taxes;

(2)	materialmen’s, mechanics’, carriers’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the construction, operation and maintenance of the Property of any Company Party, which (a) do not in the aggregate materially detract from the value of the Property to which they are attached, (b) do not materially impair the use thereof, (c) are for amounts not yet overdue for a period of more than 90 days, or (d) are being contested in good faith by appropriate proceedings;

(3)	Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds (other than bonds related to judgment or litigation to the extent such judgment or litigation constitutes an Event of Default), bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of debt for borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of any Property of the Company Parties;

(4)	easements, rights-of-way, restrictions, title imperfections, survey exceptions, trackage rights, licenses, leases, special assessments, rights-of-way, covenants, conditions, restrictions, declarations, encroachments, encumbrances, other defects or irregularities in title and similar matters if the same do not have a materially adverse effect on the operation or use of such property in the ordinary course of the business of any Company Party;

(5)	any Lien or interest or title of a lessor or sublessor arising by statute or under any lease (provided that any landlord Lien on any Real Estate Asset shall be required to be waived or subordinated to the Liens securing the Notes) of real estate not prohibited by this Indenture;

(6)	purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(7)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(8)	encumbrances on any Real Estate Asset in the nature of any zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority on any Real Estate Asset, if the same does not have a materially adverse effect on the operations or use of such Real Estate Asset in the ordinary course of the business of any Company Party;

(9)	non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by any Company Party in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of any Company Party;

(10)	Liens securing any Debt permitted pursuant to Section 4.04(a)(i) solely to the extent (a) such Debt is permitted to incurred pursuant to such clause, and (b) such Liens have the priority relative to the Notes permitted by such clause;

(11)	Liens securing the Notes (solely to the extent permitted to be incurred pursuant to Section 4.04(a)(ii)(A) and any Refinancing Debt in respect thereof;

(12)	Liens existing on any Property or equipment at the time of acquisition thereof (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or existing on any such Property or equipment of any Person that is merged or consolidated with or into any Company Party, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any Property other than the Property or equipment being acquired, constructed or improved (other than improvements, accessions or proceeds in respect thereof and assets fixed or appurtenant thereto), and no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced;

(13)	Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by any Company Party in connection with any letter of intent or purchase agreement for any acquisition or other transaction not prohibited by this Indenture;

(14)	Liens (a) arising out of judgments or awards (or the payment of money in respect thereof), or (b) securing appeal or other surety bonds related to any such judgments or awards, in each case to the extent such judgments or awards do not otherwise constitute an Event of Default under Section 6.01(g);

(15)	Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights or relating to purchase orders and other agreements entered into with customers of any Company Party in the ordinary course of business (including any energy management agreement);

(16)	Liens or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(17)	any Liens arising under Contractual Obligations of any Company Party as in effect on the Issue Date ;

(18)	Liens at any time outstanding in an amount not to exceed in the aggregate (a) $10.0 million or (b) solely following the Final Commencement Date, $20.0 million;

(19)	Liens securing Debt and other obligations permitted to be incurred pursuant to Section 4.04(a)(vi) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any Property other than the Property acquired, leased, expanded, constructed, installed, replaced, repaired or improved with the proceeds of such Debt, accessions to such assets and the proceeds and products thereof, and any lease of such assets (including accessions thereto), the proceeds and the products thereof and customary security deposits in respect thereof, and no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(20)	Liens securing obligations owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; provided that Debt for the deferred purchase price of property or services is (a) not more than 90 days past due or (b) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in accordance with the Company Parties’ standard accounting practices;

(21)	Liens securing (a) the contingent obligations of any Company Party under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, (b) obligations to pay insurance premiums, take or pay obligations and similar obligations, and (c) obligations resulting from indemnities provided in the ordinary course under the Project Documents, any Additional Project Documents or any Shared Facilities Documents;

(22)	statutory Liens of depository or collecting banks on items in collection and any accompanying documents or the proceeds thereof;

(23)	Liens securing Debt (other than Debt for borrowed money) permitted pursuant Section 4.04;

(24)	involuntary Liens as contemplated by the Project Documents, any Additional Project Documents or any Shared Facilities Documents securing a charge or obligation on any Company Party’s Property that do not, individually or in the aggregate, materially impair the Project;

(25)	Liens arising under (a) the Transaction Documents (other than the Notes Documents), or (b) any Additional Transaction Documents or Shared Facilities Documents (other than Liens securing Debt for borrowed money);

(26)	Liens for property Taxes on property that a Company Party has determined to abandon (so long as such abandonment is not prohibited by this Indenture or any of the other Notes Documents), if the sole recourse for such Tax is to such property;

(27)	minor survey exceptions, minor encumbrances, ground leases, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, towers, electric lines, telegraph and telephone and cable television lines, water delivery and usage and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person or consistent with past practice or industry norm;

(28)	Liens existing on the Issue Date (other than Liens securing the Notes) and any Refinancing thereof;

(29)	Liens related to any sales or discounts without recourse (other than customary representations and warranties) of accounts receivable arising in the ordinary course of business in connection with the compromise, collection or other disposition thereof;

(30)	leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business or consistent with past practice or industry norm (including rights granted to lessees related to quiet enjoyment and purchase rights at the end of such leasing arrangement);

(31)	Liens registered on title to any Mortgaged Property and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any Property other than the

Property that was subject to such Lien prior to such replacement, extension or renewal (unless such prior Lien provided for it to apply to additional real Property upon acquisition by any Company Party of such additional real Property) and any accessions and additions thereto or proceeds and products thereof and related Property of the type that would have been subject to such Lien notwithstanding such replacement, extension or renewal;

(32)	Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (b) relating to pooled deposit or sweep accounts of the Company Parties to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company Parties, or (c) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company Parties in the ordinary course of business or consistent with past practice or industry norm;

(33)	Liens, deposits and security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations or business of the Company Parties in the ordinary course of business or consistent with past practice or industry norm;

(34)	Liens on any Excess Property, and Liens granted under or in connection with any Shared Facilities Agreement;

(35)	Liens securing Debt incurred pursuant to clauses (vii), (viii), (xx), (xxi) and (xxii) of Section 4.04(a); and

(36)	extensions, renewals and replacements of any of the foregoing Liens to the extent, and for so long as, the Debt or other obligations secured thereby (or any Refinancing of such Debt or other obligations) remain outstanding.

For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other categories), (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (iii) the term “Debt” shall be deemed to include interest on such Debt.  To the extent any Lien is incurred on a single date, the Issuer may determine the order in which, and the provision pursuant to which, each such Lien is incurred in its sole discretion.

“Permitted Project Activities” means any agreement, contract or transaction in connection with, or related to, (a) any Project, any Additional Project or any Shared

Facilities, (b) any Excess Property, (c) the operation, development, management or similar servicing of the Project, any Additional Project or any Shared Facilities, and the payment of any operation, development, management or similar fees, (d) the delivery of water or other resources to the Project, and Additional Project or any Shared Facilities, whether through the purchase and sale of such property or the rights to such property, (e) transactions for the benefit of the Project, any Additional Project or any Shared Facilities, or the Datacenter Facility Site or site for any Additional Project or Shared Facilities, including the acquisition, purchase or other use of network and/or fiber services (as determined by the Issuer in good faith), (f) the purchase of any real Property (including the equity interests of any Person that owns such real Property), (g) the delivery, sale and purchase of electricity, other power or other utilities to the Project, any Additional Project or any Shared Facilities, or the Datacenter Facility Site or site for any Additional Project or Shared Facilities, including such delivery that is temporary or that arises from a behind-the-meter solution, (h) the master planning of any datacenter campus in which the Project or any Additional Project is situated and any agreements related thereto, including, without limitation, any declaration, reciprocal easement, condominium association, or other agreement, (i) any equipment, including any equipment used to deliver power to the Datacenter Facility Site or site for any Additional Project or Shared Facilities, (j) the provision of any services related to equipment used in connection with the Project, any Additional Project or any Shared Facilities, or the Datacenter Facility Site or site for any Additional Project or Shared Facilities, and (k) the sale or purchase of any products, components or other property that is used in connection with the Project, any Additional Project or any Shared Facilities.

“Permitted Project Expansion” means and expansion or modification to a datacenter project (including any expansion or augmentation of the Datacenter Facility Building and/or any other aspects or assets of the Project, in each case to facilitate any such expansion of the Project) not prohibited by this Indenture.

“Permitted Tax Distribution Amount” means for any taxable period, (1) if for U.S. federal and/or applicable state or local income Tax purposes, any Company Party is a member of a consolidated, combined, affiliated or similar income Tax group of which a Parent Entity is the common parent (a “Tax Group”), or the Issuer is a disregarded entity or partnership owned directly or indirectly by a Parent Entity taxed as a corporation, an amount equal to any such U.S. federal and/or applicable state or local income Taxes of such Tax Group or such parent corporation, as applicable, to the extent such income Taxes are attributable to the taxable income or activities of such Company Party and its direct and indirect subsidiaries; provided, that, the portion of the Permitted Tax Distribution Amount described in this clause (1) in such case, if any, shall be determined by reference to the amount that such Company Party(ies) would have been required to pay in respect of such Taxes for such taxable period had such Company Party(ies) filed such income Tax return as a stand-alone corporate taxpayer or a stand-alone corporate tax group for all taxable periods ending after the Issue Date; provided, further that the portion of the Permitted Tax Distribution Amount described in this clause (1), if any shall be reduced by any amounts paid directly by any Company Party to the applicable Governmental Authority in respect of such Taxes plus (2) the amount necessary to permit the Issuer and any Parent Entity to pay any franchise Taxes required to maintain its existence or good standing plus (3) without duplication, any amounts payable under any Income Tax Sharing Agreement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i)(A) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Project” means the datacenter project consisting of that certain datacenter facility known as the “Stingray Facility” and utilizing the Datacenter Facility Building and Datacenter Facility Site. For the avoidance of doubt, the “Project” shall be deemed to include any Permitted Project Expansion (whether or not such Permitted Project Expansion also constitutes an “Additional Project”).

“Project Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) the Issuer’s Net Operating Income attributable to the Project (as determined by the Issuer in good faith and which may, for the avoidance of doubt, be based on internally available financial information) for the two Fiscal Quarters most recently ended prior to such date, to (b) the Debt Service attributable to the Project and required during such period (or, in the case of the Project Debt Service Coverage Ratio calculated in respect of the Installment payable on the First Installment Date, the Debt Service attributable to the Project and required for the period of time between the Final Commencement Date and the First Installment Date (as determined by the Issuer in good faith)) in respect of the Notes (including any Additional Notes issued after the Issue Date and any other Debt determined in good faith by the Issuer to be attributable to the Project) outstanding as of such date of determination (after giving effect to any repayments, repurchases or other redemptions of the Notes  and such other Debt during such period).

“Project Documents” means, collectively, (a) the Datacenter Lease, (b) the Datacenter Lease Guarantee and (c) any other document, contract or agreement relating to the development, construction, operation and/or maintenance of the Project.

“Project Equity Incremental Amount” means, as of any date of determination, an amount equal to (a) the Final Cost of Construction, minus (b) the aggregate principal amount of Notes outstanding as of such date of determination.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including any Capital Stock), whether real, personal or mixed and whether tangible or intangible.

“Purchase Money Obligations” means any Debt incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of Property, and whether acquired through the direct acquisition of such Property, or the acquisition of the Capital Stock of any Person owning such Property, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Backstop Arrangement” means, with respect to any Additional Project, a backstop or guarantee arrangement that provides for aggregate backstop payments with respect to any Additional Project Datacenter Lease for such Additional Project, or that guarantees payments pursuant to any such Additional Project Datacenter Lease, in each case in an amount not less than the principal amount of Additional Project Debt incurred to finance such Additional Project; provided that such backstop or guarantee arrangement is provided by a counterparty that has, or is in respect of an Additional Project Datacenter Lease with a tenant that has, a corporate credit rating from any two Rating Agencies equal to or better than a Qualified Rating.  In addition to the foregoing, any arrangement where the applicable Additional Project Datacenter Lease is entered into with a tenant that has a Qualified Rating will also constitute a Qualified Backstop Arrangement.

“Qualified Datacenter Lease” means any Replacement Datacenter Lease solely to the extent that the tenant pursuant to such Replacement Datacenter Lease is a Qualified Tenant. In addition to the foregoing, any Replacement Datacenter Lease pursuant to which the applicable tenant’s obligations are fully guaranteed or backstopped by a Person that would qualify as a Qualified Tenant if it were the tenant under such Replacement Data Center Lease will also constitute a Qualified Backstop Arrangement.

“Qualified Operator” means, with respect to any transaction, any Person that, directly or through an Affiliate, (a) has, as of the date of consummation of such transaction, a tangible net worth of no less than an amount equal to the tangible net worth of Parent as of the Issue Date (or, if applicable, the tangible net worth of the Qualified Operator that previously became, and immediately prior to consummation of the applicable transaction is, the direct or indirect owner of the Project, as of the date it became the direct or indirect owner of the Project), and (b) is a reputable and experienced entity possessing experience in constructing or operating datacenter assets similar in size, scope, and use as the Project and has constructed, managed the construction of, or operated one or more datacenters in the United States totaling at least 475 MW of capacity; provided that the term “Qualified Operator” shall not include any Person to whom a Company Party is prohibited, pursuant to the terms of the Datacenter Lease then in effect, from transferring its rights under the Datacenter Lease.

“Qualified Rating” means, with respect to any Person and each Rating Agency, a corporate credit rating equal to the lesser of (a) the corporate credit rating from such Rating Agency then assigned to the Datacenter Lease Guarantor by such Rating Agency, and (b)(i) in the case of S&P or Fitch, “AA-” (or equivalent successor category), and (ii) in the case of Moody’s, “Aa3” (or equivalent successor category).

“Qualified Tenant” means any tenant that (a) has a corporate credit rating from any two Rating Agencies equal to or better than a Qualified Rating, or (b) is otherwise approved by the holders of a majority of the outstanding aggregate principal amount of the Notes. For all purposes of this Indenture, any references to a “Qualified Tenant” can refer to one or more Persons that are Qualified Tenants.

“Qualifying Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests.

“Rating Agencies” means, (a) Moody’s, S&P and Fitch or (b) if Moody’s, S&P or Fitch or each of them shall not make a corporate rating with respect to the Issuer or a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for any or all of Moody’s, S&P or Fitch, as the case may be, with respect to such corporate rating or the rating of the Notes, as the case may be.

“Ratings Decline” means that at any time within 60 days after the date of a public announcement by the Issuer of a Change of Control (which period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by any Rating Agency with respect to a Rating Category), the then-applicable rating of the Notes is decreased below the applicable Ratings Threshold by at least two Rating Agencies (or, if fewer than two Rating Agencies provide a rating for the Notes at such time, the Rating Agency providing a rating for the Notes at such time); provided that, any such Ratings Decline is expressly stated by the applicable Rating Agencies to have been the result of the Change of Control.

“Ratings Threshold” means, with respect to each Rating Agency, the lower of (a) the rating of the Notes issued by such Rating Agency as of, or within 60 days following, the Issue Date, and (b) the applicable rating of the Notes issued by such Rating Agency immediately prior to a public announcement by the Issuer or by any of its Affiliates of a Change of Control.

“Real Estate Asset” means any fee title, leasehold interest, easement, improvement or license, or other real property rights and interests of any kind in any real Property.

“Refinance” means, in respect of any Debt, such Debt (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid (including through the issuance of any other Debt in exchange or replacement therefor or for the refinancing thereof) (in whole or in part), whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of all of the Notes Documents.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Debt” means Debt that is incurred to Refinance any Debt (or unutilized commitment in respect of Debt) existing on the Issue Date or incurred (or established) in compliance with this Indenture following the Issue Date, including any

Debt that refinances Refinancing Debt and Debt incurred pursuant to a commitment that refinances any Debt or unutilized commitment; provided that such Refinancing Debt is incurred in an  aggregate principal amount (or if issued with original issue discount, an aggregate issue price)  that does not exceed, at the time of incurrence thereof, the sum of (a) the aggregate principal  amount then outstanding of the Debt being Refinanced, plus (b) an amount equal to any unutilized commitment relating to the Debt being Refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being Refinanced, plus (c) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such Refinancing.

“Registrar” means the office or agency where Notes may be presented for registration of transfer or for exchange.  The term “Registrar” includes any co-registrar.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Permanent Global Note or Regulation S Temporary Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Distribution Compliance Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold for initial resale in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) to be placed on all Regulation S Temporary Global Notes issued under this Indenture.

“Related Business Assets” means assets (other than Cash or Cash Equivalents) used or useful in a Similar Business.

“Release Event” means, with respect the Notes, the occurrence of an event as a result of which all Collateral securing the Notes is permitted to be released in accordance with the terms of this Indenture and the Notes Documents, it being understood that any action taken by the Issuer or its Affiliates to, solely at its option, provide Collateral to secure the Notes that is not required to be provided pursuant to the terms of this Indenture and the Notes  Documents, shall not be deemed to cause such Release Event to not have occurred.

“Replacement Datacenter Lease” means any new lease agreement that a Company Party enters into with respect to the Datacenter Facility Building in connection with a Datacenter Lease Termination Event, as such new lease agreement may be amended and supplemented from time to time (including in connection with any change orders thereunder).

“Replacement Datacenter Tenant” means, with respect to a Replacement Datacenter Lease, the tenant under such Replacement Datacenter Lease.

“Replacement Project Contract” means any Contractual Obligation entered into in replacement or substitution of any Transaction Document or Additional Transaction Document.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Rule 144A” means Rule 144A adopted by the SEC under the Securities Act.

“S&P” means S&P Global Ratings (a division of S&P Global, Inc.) or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Screened Affiliate” means any Affiliate of a Holder or, if the Holder is DTC or DTC’s nominee, of a beneficial owner, (a) that makes investment decisions independently from such Holder or beneficial owner and any other Affiliate of such Holder that is not a Screened Affiliate, (b) that has in place customary information screen between it and such Holder or beneficial owner and any other Affiliate of such Holder or beneficial owner that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to any Company Party, (c) whose investment policies are not directed by such Holder or beneficial owner or any other Affiliate of such Holder or beneficial owner that is acting in concert with such Holder in connection with its investment in the Notes, and (d) whose investment decisions are not influenced by the investment decisions of such Holder or beneficial owner or any other Affiliate of such Holder or beneficial owner that is acting in concert with such Holders or beneficial owners in connection with its investment in the Notes.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means that certain Security Agreement to be entered into on or about the Issue Date, by and among the Issuer, the Subsidiary Guarantor and the Collateral Agent, as the same may be amended, supplemented, modified or restated from time to time.

“Series” means (a) the Notes, and (b) each series of other Debt (including Additional Project Debt) that is secured by Liens on the Collateral with Pari Passu Lien Priority.

“Shared Facilities” means any interconnection rights, physical interconnection and related facilities, any associated Real Estate Assets (or interests therein) and/or other Property, owned or acquired by any Company Party as of the Issue Date or at any time following the Issue Date, for the purpose of any Shared Facilities Arrangement.  For the avoidance of doubt, any Excess Property may constitute Shared Facilities.

“Shared Facilities Agreement” means any agreement between any Company Party and any Person (other than a Company Party), including any related subordination, non-disturbance and attornment agreement (or substantively similar agreement) with respect to the Project and/or any one or more Additional Projects or Excess Property relating to any lease of real Property or any easement in respect of real Property, in each case in connection with a Shared Facilities Arrangement that satisfies the following conditions (as determined by the Issuer in good faith and delivery of a compliance certificate by Issuer to that effect):

(1)	such agreement is on terms, taken as a whole, that are not materially less favorable to the Company Parties than those that would have been obtained in a comparable transaction by the Company Parties with an unrelated Person on an arm’s-length basis, or such Affiliate Transaction is otherwise fair to the Company Parties from a financial point of view and when such transaction is taken in its entirety;

(2)	the sharing of any Property as provided for in such agreement will not materially and adversely impact the Company Parties’ ability to perform their obligations under the Notes Documents;

(3)	no Default or Event of Default will exist after giving effect thereto; and

(4)	entry into such agreement would not reasonably be expected to have a Material Adverse Effect.

“Shared Facilities Arrangement” means any arrangement between any Company Party and any other Persons with respect to the Project and/or any one or more

Additional Projects or other project of the Company Parties, any Parent Entity or any of their respective Affiliates relating to and the sharing, co-use, co-possession, joint operation, or contingent use of Shared Facilities effected in accordance with, and subject to the terms of, a Shared Facilities Agreement.

“Shared Facilities Documents” means, with respect to any Shared Facilities, collectively, the documents, contracts and/or agreements entered into by the Company Parties, any Parent Entity or any of their respective Affiliates, as applicable, relating to the development, construction, operation and/or maintenance of such Shared Facilities including, for the avoidance of doubt, any Shared Facilities Agreement relating to such Shared Facilities.

“Short Derivative Instrument” means a Derivative Instrument (a) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (b) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Similar Business” means (a) any business conducted, engaged in or proposed to be conducted by any Company Party on the Issue Date (including the Project), (b) any business that is similar, incidental, complementary, ancillary, supportive, synergetic or reasonably related to any business described in clause (a) of this definition and any reasonable extensions thereof (including any Additional Project), and (c) any non-core incidental businesses acquired in connection with any acquisition or Investment not prohibited by this Indenture or any immaterial businesses.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means, with respect to the Notes and the Subsidiary Guarantee, (a) any Debt of the Issuer which is by its terms is contractually subordinated in right of payment to the Notes and (b) any Debt of a Subsidiary Guarantor which is by its terms is contractually subordinated in right of payment to its Subsidiary Guarantee.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantee” means the Guarantee by a Subsidiary Guarantor of the Issuer’s obligations under this Indenture and the Notes.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that Guarantees the Notes, until such Guarantee is released in accordance with the terms of this Indenture or until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter “Subsidiary Guarantor” shall refer to such successors in lieu of such Person; provided, that upon the release or discharge of such Person from its Subsidiary Guarantee in accordance with this Indenture, such Subsidiary shall cease to be the Subsidiary Guarantor.

“Target Additional Project Debt Service Coverage Ratio” means an Additional Project Debt Service Coverage Ratio of 1.25 to 1.00.

“Target Project Debt Service Coverage Ratio” means a Project Debt Service Coverage Ratio of 1.25 to 1.00.

“Taxes” means any present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Transaction Documents” means, collectively, the Notes Documents and the Project Documents.

“Transactions” means collectively, the transactions to occur pursuant to the Transaction Documents, including (i) the issuance of the Notes offered hereby, and (ii) the use of proceeds from the issuance of the Notes offered hereby, as described in this offering memorandum, including, without limitation, the construction, development and completion of the Project and payment of fees, costs, liabilities and expenses in connection with each of the foregoing.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2028; provided, however, that if the period from the redemption date to June 15, 2028 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S.

Treasury securities for which such yields are given, except that if the period from the redemption date to June 15, 2028 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.  The Issuer shall obtain the Treasury Rate.  The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee as appointed pursuant to this Indenture and any of its successors in such capacity.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the security interests in any Collateral.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the quotient (in number of years) obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness, by (b) the amount of such payment, by

(2)	the sum of all such payments;

provided that, for purposes of determining the Weighted Average Life to Maturity of any Debt, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.

Section 1.02.      Other Definitions.

Term	Defined in Section
Additional Notes	2.07(a)
Additional Notes Special Mandatory Redemption	2.07(a)(v)
Advance Offer	4.10(c)
Advance Portion	4.10(c)
Affiliate Transactions	4.13
Applicable Premium Deficit	3.03

Term	Defined in Section
Asset Sale/Casualty Event Officer	4.10(c)
Change of Control Offer	4.08(a)
Change of Control Payment	4.08(a)
Change of Control Payment Date	4.08(b)
Covenant Defeasance	8.03
Datacenter Lease Termination Event of Default	6.01(i)
Datacenter Lease Termination Offer	4.09(a)
Datacenter Lease Termination Payment	4.09(a)
Datacenter Lease Termination Payment Date	4.09(b)
Debt Service Reserve Account	4.17(a)(ii)
Declined Datacenter Lease Termination Amounts	4.09(d)
Designated Account	4.17(a)(iii)
Directing Holder	6.02
Event of Default	6.01
Excess Proceeds	4.10(c)
Income Tax Sharing Agreements	4.13(b)(viii)
Increased Amount	4.06(b)
Installment	14.01
Legal Defeasance	8.02
Noteholder Direction	6.02
Notes Proceeds Account	4.17(a)(iv)
Pari Passu Debt	4.10(b)(i)(B)
Payment Default	6.01(d)(i)
Position Representation	6.02
Project Accounts	4.17(a)
Restricted Payments	4.05(a)(iv)
Revenue Account	4.17(a)(i)
Second Commitment	4.10(b)(iv)
Subject Lien	4.06(a)
Successor Company	5.01(a)(i)(B)
Successor Subsidiary Guarantor	5.02(a)(i)(B)
Title Insurer	12.08(a)(iii)(B)
Verification Covenant	6.02

Section 1.03.      Rules of Construction.

Unless the context otherwise requires:

(a)            a term has the meaning assigned to it;

(b)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            “or” is not exclusive;

(d)            words in the singular include the plural, and in the plural include the singular;

(e)            “will” shall be interpreted to express a command;

(f)             “including” or “include” means including or include without limitation;

(g)            provisions apply to successive events and transactions;

(h)            any discretion exercised, or determination made, by the Issuer as required or as permitted pursuant to the Notes Documents shall be conclusive and binding for all purposes, absent manifest error; and

(i)             references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

The terms and provisions contained in this Indenture will apply to any Notes issued from time to time pursuant to this Indenture and the Subsidiary Guarantee thereof, except as may be otherwise provided in a supplemental indenture with respect to such Notes.

Article 2
The Notes

Section 2.01.      Form and Dating.

(a)            General.  The Notes shall be issued in registered global form (except as otherwise permitted herein with respect to Definitive Notes) without interest coupons.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  The Issuer shall furnish any such notations, legends or endorsements to the Trustee in writing.  Each Note shall be dated the date of its authentication.  The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Subsidiary Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

(b)            Global Notes.

(i)            Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of

Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time as reflected in the records of the Trustee and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  The Trustee’s records shall be noted to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(ii)            Notes sold within the United States of America to QIBs pursuant to Rule 144A under the Securities Act shall be issued initially in the form of one or more 144A Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian for DTC and registered in the name of Cede & Co., the nominee of DTC, duly executed by the Issuer and authenticated by the Trustee or the authenticating agent as provided herein.  The aggregate principal amount of the 144A Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(iii)            Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Regulation S Temporary Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian for DTC and registered in the name of Cede & Co., the nominee of DTC, duly executed by the Issuer and authenticated by the Trustee or the authenticating agent as provided herein.  In no event shall any Issuer hold an interest in a Regulation S Temporary Global Note other than directly or indirectly in or through accounts maintained at Euroclear or Clearstream as indirect participants in DTC.  Prior to the termination of the Distribution Compliance Period, an interest in a Regulation S Temporary Global Note may not be transferred to or for the account or benefit of a “U.S. Person” (as defined in Rule 902(k) of Regulation S) (other than a “distributor” (as defined in Rule 902(d) of Regulation S)).

(iv)            Following the termination of the Distribution Compliance Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.  Simultaneously with the authentication of such Regulation S Permanent Global Note, the Trustee shall, upon receipt of a Company Order, cancel the Regulation S Temporary Global Note.  The aggregate principal amount of the Regulation S Temporary Global Notes and the Regulation S Permanent Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(c)            Book-Entry Provisions.  Ownership of beneficial interests in the Global Notes shall be limited to persons that have accounts with DTC or persons that may hold interests through such participants, including through Euroclear and Clearstream.  Ownership of beneficial interests in the Global Notes and transfers thereof shall be subject to restrictions on transfer and certification requirements as set forth herein.  Participants and Indirect Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depository or by the Trustee as custodian for the Depository, and the Depository shall be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)            DTC, Euroclear and Clearstream Procedures Applicable.  Transfers of beneficial interests in the Global Notes between participants in DTC, participants in Euroclear or participants in Clearstream shall be effected by DTC, Euroclear or Clearstream pursuant to customary procedures and subject to the applicable rules and procedures established by DTC, Euroclear or Clearstream and their respective participants.

Section 2.02.      Execution and Authentication.  (a) One Officer must sign the Notes for the Issuer by manual, facsimile or .pdf signature.

(b)            If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

(c)            A Note will not be valid until authenticated by the manual signature of the Trustee.  The signature will be conclusive evidence that the Note has been authenticated under this Indenture.  A Note shall be dated the date of its authentication.

(d)            The Trustee shall, upon receipt of a Company Order, authenticate Notes for original issue under this Indenture.  The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Company Orders, except as provided in Section 2.07 hereof.

(e)            The Trustee shall not be required to authenticate such Notes if the issue thereof will adversely affect the Trustee’s own rights, duties or immunities under the Notes and this Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

(f)             The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.

Section 2.03.      Registrar and Paying Agent.

(a)            The Issuer will maintain a Registrar and a Paying Agent with respect to the Notes issued pursuant to this Indenture.  The Registrar will keep a register of the Holders and the Notes and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional Paying Agents and may change any Paying Agent or Registrar without notice to any Holder.  The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  The Issuer or any of the Issuer’s Subsidiaries may act as Paying Agent or Registrar.

(b)            The Issuer initially appoints DTC to act as Depository with respect to the Global Notes.

(c)            The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent with respect to the Global Notes.

Section 2.04.      Paying Agent to Hold Money in Trust.  The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent (a) will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on such Notes and (b) will notify the Trustee in writing of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) will have no further liability for the money.  If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any Insolvency or Liquidation Proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.  For the avoidance of doubt, the Paying Agent shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent until the Paying Agent has confirmed receipt of funds sufficient to make such relevant payment.

Section 2.05.      Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06.      Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.  The Issuer shall exchange Global Notes for Definitive Notes if at any time:

(i)            the Issuer delivers to the Trustee notice from the Depository that it is unwilling or unable to continue to act as Depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Issuer within 90 days after the date of such notice from the Depository; or

(ii)            upon the written request of a Holder if a Default or Event of Default shall have occurred and be continuing with respect to the Notes.

Upon the occurrence of any of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names and in any approved denominations as the Depository shall instruct the Trustee.

In no event shall the Regulation S Temporary Global Note be exchanged by the Issuer for Definitive Notes prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Upon the exchange of a Global Note for Definitive Notes, such Global Note shall, upon receipt of a Company Order, be cancelled by the Trustee. Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.06 shall be registered in such names and in such authorized denominations as the Depository, pursuant to written instructions from its Participants or its Applicable Procedures, shall instruct the Trustee in writing. The Trustee shall deliver such Definitive Notes to or as directed by the Persons in whose names such Definitive Notes are so registered or to the Depository.

A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.06(b), (c) and (d) hereof.

(b)            Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend;

provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Regulation S Temporary Global

Note may not be made to or for the account or benefit of a “U.S. Person” (as defined in Rule 902(k) of Regulation S) (other than a “distributor” (as defined in Rule 902(d) of Regulation S)).  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)            both:

(1)            a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)            instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)            both:

(1)            a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)            instructions given by the Depository to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the

Securities Act, and upon receipt of an Officer’s Certificate in form reasonably satisfactory to the Trustee, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(iii)            Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)            if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)            if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, as the case may be, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(iv)            Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

(A)            the Registrar receives the following:

(1)            if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)            if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)            Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.  Transfers or exchanges of beneficial interests in Global Notes for Definitive Notes shall in each case be subject to the satisfaction of any applicable conditions set forth in Section 2.06(b)(ii) hereof, and to the requirements set forth below in this Section 2.06(c).

(i)            Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)            if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(1) thereof;

(B)            if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)            if such beneficial interest is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)            if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(1) thereof;

(E)            if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(2) thereof;

(F)            if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act in compliance with the prospectus delivery requirements of the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(3) thereof; or

(G)            if such beneficial interest is being transferred to an Institutional Accredited Investor pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, or Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(4) thereof, if applicable;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depository and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)            Beneficial Interests in Regulation S Temporary Global Notes to Definitive Notes.  Notwithstanding Section 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)            Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)            the Registrar receives the following:

(1)            if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)            if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

The Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver to the Person designated in the Company Order a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Depository shall instruct, pursuant to written instruction from its Participants or its Applicable Procedures.  The Trustee shall deliver such Definitive Notes to, or as directed by, the Persons in whose names such Definitive Notes are so registered.

(iv)            Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section

2.06(g) hereof, and the Issuer shall execute and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depository and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) will not bear the Private Placement Legend.

(d)            Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.

(i)            Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)            if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (2)(b) thereof;

(B)            if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)            if such Restricted Definitive Note is being transferred to a non-U.S.  Person in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)            if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(1) thereof;

(E)            if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(2) thereof;

(F)            if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act in compliance with the prospectus delivery requirements of the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(3) thereof; or

(G)            if such beneficial interest is being transferred to an Institutional Accredited Investor pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, or Rule 903 or Rule 904 of Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(4) thereof, if applicable;

the Trustee, upon receipt of a Company Order, shall cancel the Restricted Definitive Note, and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g) the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, a 144A Global Note, and, in the case of clause (C) above, a Regulation S Global Note, and in the case of clause (G) above, the IAI Global Note.

(ii)            Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)            the Registrar receives the following:

(1)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)            if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee, upon receipt of a Company Order, will cancel the Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)            Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

(iv)            Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes Prohibited.  An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(A) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)            Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i)            Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)            if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)            if the transfer will be made pursuant to Rule 903 or Rule 904 of Regulation S, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)            if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)            Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)            the Registrar receives the following:

(1)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)            if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of this Section 2.06(e), the Trustee shall, upon receipt of a Company Order, cancel the prior Restricted Definitive Note and the Issuer will execute, and upon receipt of a Company Order in accordance with Section 2.02, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the Holder of such prior Restricted Definitive Note in written instructions delivered to the Registrar by such Holder.

(f)             Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(g)            Legends.  The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)            Private Placement Legend.  (A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION AND (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE ONLY (A) TO THE ISSUER OF THE NOTES OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

(B)            Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii) or (e)(ii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(ii)            Global Note Legend.  Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.01 AND SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)            Regulation S Temporary Global Note Legend.  Each Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS A TEMPORARY GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE SECURITIES ACT.

NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, DELIVERED OR EXCHANGED FOR AN INTEREST IN A PERMANENT GLOBAL NOTE OR OTHER NOTE EXCEPT UPON DELIVERY OF THE CERTIFICATIONS SPECIFIED IN THE INDENTURE.”

(h)            Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of this Indenture.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and a notation will be made on the records maintained by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and a notation will be made on the records maintained by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(i)             General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)            No service charge shall be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer and the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.11 and 9.04 hereof and Section 2.11 of this Indenture).

(iii)            [Reserved].

(iv)            All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)            Neither the Registrar nor the Issuer shall be required:

(A)            to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)            to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)            to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)            The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii)            All orders, certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix)            Notwithstanding anything herein to the contrary, neither the Trustee nor the Registrar shall be responsible for ascertaining whether any transfer or exchange complies with the registration provisions of or exemptions from the Securities Act or applicable state securities laws.

(x)            None of the Trustee, Agent, the Issuer or the Subsidiary Guarantor shall have any responsibility or obligation to any Beneficial Owner of an interest in a Global Note, any agent member or other member of, or a participant in, DTC or other person with respect to the accuracy of the records of DTC or any nominee or participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any agent member or other participant, member, Beneficial Owner or other person (other than DTC) of any notice or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC, subject to its applicable rules and procedures. The Trustee, Agents, the Issuer and the Subsidiary Guarantor may rely and shall be fully protected in relying upon information furnished by DTC with respect to its agent members and other members, participants and any beneficial owners.

Section 2.07.      Additional Notes.  (a) The aggregate amount of Notes that may be authenticated and delivered under this Indenture is unlimited.  The Notes may be issued in one or more series (any such Notes issued subsequent to the Issue Date, the “Additional Notes”), subject, in the case of Additional Notes, in compliance with Section 4.04 and Section 4.06.  Any Additional Notes issued will have terms that are substantially identical to the terms of the Initial Notes, except in respect of any of the following terms, which shall be set forth in a supplemental indenture or Officer’s Certificate:

(i)            the aggregate principal amount of such Additional Notes;

(ii)            the date or dates on which such Additional Notes will be issued;

(iii)            the price at which the Additional Notes will be issued;

(iv)            the first interest payment date and the first date from which interest will accrue on the Additional Notes;

(v)            the date or dates and price or prices at which, the period or periods within which, and the terms and conditions upon which, such Additional Notes may be redeemed, in whole or in part pursuant to any special mandatory redemption using amounts released from any escrow account into which proceeds of the issuance of such Additional Notes are deposited pending consummation of any acquisition, Investment, refinancing or other transaction (such redemption, an “Additional Notes Special Mandatory Redemption”); and

(vi)            the ISIN, Common Code, CUSIP or other securities identification numbers with respect to such Additional Notes, and the relevant clearing systems.

(b)            Any Additional Notes that are substantially identical in all material respects to any other series of Notes but for being subject to an Additional Notes Special Mandatory Redemption shall be deemed to be substantially identical to such series of Notes only following the date on which any such Additional Notes Special Mandatory Redemption provision ceases to apply.  If any Additional Notes are not fungible with any other series of Notes for U.S. federal income tax purposes or if the Issuer otherwise determines that any Additional Notes should be differentiated from any other series of Notes, such Additional Notes will have a separate CUSIP or other identifying number. The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Section 2.08.      Replacement Notes.  (a) If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of a Company Order, will authenticate a replacement Note if the Trustee’s requirements are met.  An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge for its expenses in replacing a Note.

(b)            Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09.      Outstanding Notes.  (a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof or any applicable supplemental indenture, and those described in this Section 2.09 as not outstanding.  Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b)            If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

(c)            If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)            If the Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.10.      Treasury Notes.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent pursuant to the Notes Documents, Notes owned by the Issuer or the Subsidiary Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or the Subsidiary Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.11.      Temporary Notes.  (a) Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of a Company Order, will authenticate temporary Notes.  Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes.

(b)            Holders of temporary Notes will be entitled to all of the benefits of this Indenture as the Definitive Notes.

Section 2.12.      Cancellation.  The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  Upon receipt of a Company Order, the Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes in its customary manner.  Certification of the disposition of all canceled Notes will be delivered to the Issuer at the Issuer’s written request.  The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13.      CUSIP / ISIN Numbers.  The Issuer in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.

Article 3
Redemption And Prepayment

Section 3.01.      Notices to Trustee.  The Issuer may, with respect to the Notes, reserve the right to redeem and pay the Notes or may covenant to redeem and pay the Notes or any part thereof prior to the Stated Maturity thereof at such time and on such terms as provided for in such Notes.  If a Note is redeemable and the Issuer elects or is obligated to redeem such Notes pursuant to the provisions of such Notes, it must furnish to the Trustee, at least five Business Days prior to the date of the notice of redemption pursuant to Section 3.03, unless a shorter period is acceptable to the Trustee, an Officer’s Certificate setting forth:

(a)            the clause of the Notes pursuant to which the redemption shall occur;

(b)            the redemption date;

(c)            the principal amount of the Notes to be redeemed;

(d)            the redemption price; and

(e)            the applicable CUSIP numbers, if any.

Section 3.02.      Selection of Notes to Be Redeemed.  If less than all of the Notes are to be redeemed at any time (including pursuant to Article 14), the Notes to be redeemed will be selected on a pro rata basis or by lot or such other similar method in accordance with the Applicable Procedures, unless otherwise required by law or applicable stock exchange requirements.  No Notes of $2,000 in aggregate principal amount or less shall be redeemed in part.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount of that Note that is to be redeemed.  In the case of certificated notes, a new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder upon cancellation of the original Note.

Section 3.03.      Notice of Redemption.  Except as otherwise provided in this Indenture, notices of redemption shall be mailed by first class mail or delivered electronically at least 10 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed, except that redemption notices may be mailed or delivered electronically more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

Notice of any redemption of the Notes may, at the Issuer’s option, be given prior to the consummation of a transaction or event (including an Equity Offering, an incurrence of Debt, a Change of Control Triggering Event, a Datacenter Lease Termination Offer, or other transaction or event), and any such redemption may, at the Issuer’s option, be subject to the satisfaction of one or more conditions precedent (including the consummation of an Equity Offering, an incurrence of Debt, a Change of Control Triggering Event, a Datacenter Lease Termination Offer, or other transaction or event).  If such redemption is subject to the satisfaction of one or more conditions precedent, such notice shall state that, at the Issuer’s option, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed.  If any such condition precedent has not been satisfied, the Issuer shall provide notice to the Trustee and each Holder at any time prior to the close of business two Business Days prior to the redemption date.  Upon receipt of such notice, unless the Issuer has elected to delay the applicable redemption date, the notice of redemption shall be rescinded and the redemption of the Notes shall not occur.  If requested by the Issuer, upon receipt of the rescission notice, the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given if such notice was delivered by the Trustee.  In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Subject to the preceding paragraph, the Notes called for redemption become due on the date fixed for redemption.  Unless the Issuer defaults in the payment of the redemption price, on and after the redemption date, interest ceases to accrue, and Installments cease to be payable, on all Notes or portions of them called for redemption.

Section 3.04.      Effect of Notice of Redemption.  Once notice of redemption is mailed or delivered electronically in accordance with Section 3.03 hereof, Notes called for redemption become, subject to any conditions precedent set forth in the notice of redemption, irrevocably due and payable on the redemption date at the redemption price.

Section 3.05.      Deposit of Redemption Price.  One Business Day prior to the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, accrued interest to but excluding the redemption date, and premium, if any, on all Notes to be redeemed on that date.  Promptly after the Issuer’s written request, the Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, accrued interest, and premium, if any, on, all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption.

If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.      Notes Redeemed in Part.  Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of a Company Order, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07.      Calculation of Redemption Price.  The Trustee shall have no obligation to calculate the redemption price of any Note.

Section 3.08.      Mandatory Redemption; Open Market Purchases.  (a) The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes, except in accordance with Sections 4.08, 4.09 and 4.10 and Article 14.

(b)            The Issuer, its Parent Entities or its Affiliates (including members of management) may from time to time acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Article 4

Covenants

Section 4.01.      Payment of Notes.  The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in this Indenture and the Notes.  Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02.      Maintenance of Office or Agency.  (a) The Issuer shall, for the benefit of Holders, maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)            The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)            The Issuer hereby designates the Corporate Trust Office of the Trustee for such Notes as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided, however, the Trustee shall not be deemed an agent of the Issuer for the service of legal process.

Section 4.03.      Compliance Certificate.  (a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2027, an Officer’s Certificate stating that a review of the activities of the Issuer and the Company Parties during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b)            So long as any of the Notes are outstanding, the Issuer shall deliver to the Trustee, promptly upon the Issuer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.04.      Limitation on Debt.

(a)            No Company Party shall incur any Debt, except for the following:

(i)            (A) solely following the Final Commencement Date, Debt under any Credit Facility, and Guarantees in respect of such Debt, in an aggregate principal amount at the time of incurrence not to exceed 50.0% of LTM Net Operating Income as of such time of incurrence; provided that (1) such Debt shall not have any obligors or collateral that are not also obligors of the Notes or Collateral for the Notes, respectively, and (2)(x)in the case of any Debt incurred pursuant to this clause (i) that is secured by Liens on the Collateral that have Pari Passu Lien Priority, such Debt shall not have an earlier Stated Maturity or a shorter Weighted Average Life to Maturity than the Notes, and (y) in the case of any other Debt incurred pursuant to this clause (i), such Debt is unsecured or is secured by Liens on the Collateral having Junior Lien Priority, and (B) any Refinancing Debt in respect of any of the foregoing;

(ii)            (A) Debt represented by the Notes (other than any Additional Notes), including any Guarantees thereof, (B) any Debt outstanding on the Issue Date (other than Debt pursuant to clause (ii)(A) of this Section 4.04(a)) and (C) any Refinancing Debt in respect of any of the foregoing; provided that any Refinancing Debt in respect of the Notes shall not have an earlier Stated Maturity or a shorter Weighted Average Life to Maturity than the Notes;

(iii)            Debt of any Company Party to any other Company Party;

(iv)            Debt in respect of repurchase agreements constituting Cash Equivalents;

(v)            Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(vi)            Debt represented by (A) Finance Lease Obligations and Purchase Money Obligations in an aggregate principal amount at the time of incurrence not to exceed (i) $20.0 million or (ii) solely following the Final Commencement Date, $40.0 million, or (B) Finance Lease Obligations and Purchase Money Obligations entered into in the ordinary course of business;

(vii)            reimbursement obligations in respect of letters of credit (A) issued in an aggregate principal amount not to exceed $20.0 million at any one time outstanding, or (B) that do not accrue cash interest;

(viii)            Debt in an aggregate principal amount at the time of incurrence not to exceed, when taken together with the principal amount of all other Debt incurred pursuant to this clause (viii) and then outstanding, (a) $10.0 million or (b) solely following the Final Commencement Date, $20.0 million, plus, in each case, any accrued interest, fees, premiums or expenses in respect thereof;

(ix)            to the extent constituting Debt, contingent obligations of any Company Party under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case of a type incurred in the ordinary course of business of Parent and its subsidiaries and not in connection with Debt for borrowed money, and any Guarantees or indemnities in respect of any of the foregoing;

(x)            to the extent constituting Debt, any Debt of any Company Party arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Debt is extinguished within 10 Business Days of its incurrence (or such longer period as may be required due to administrative or processing delays beyond the reasonable control of the Company Parties);

(xi)            trade payables incurred in the ordinary course of business (but not for borrowed money) and (A) not more than 90 days past due, or (B) being contested in good faith by appropriate proceedings;

(xii)            to the extent constituting Debt, financing of insurance premiums and take-or-pay obligations contained in supply arrangements;

(xiii)            to the extent constituting Debt, amounts due pursuant to any power purchase agreement and any other agreements that provide power, other utilities or other services to the Project or the Datacenter Facility Site, or any Additional Project or related datacenter site (including, in each case, any behind-the-meter solutions);

(xiv)            contingent obligations resulting from indemnities provided under the Project Documents, any Additional Project Documents or any Shared Facilities Documents, and from any indemnities provided in the ordinary course under any Project Documents, Additional Project Documents or Shared Facilities Documents;

(xv)            to the extent constituting Debt, obligations of the Company Parties under the Project Documents, any Additional Project Documents or any Shared

Facilities Documents (including any Guarantees made pursuant to or in connection with the Project Documents, any Additional Project Documents or any Shared Facilities Documents);

(xvi)            to the extent constituting Debt, reimbursement and other payment obligations owed by any Company Party in respect of the Project Documents, any Additional Project Documents or any Shared Facilities Documents;

(xvii)            to the extent constituting Debt (other than Debt for borrowed money), obligations arising from Permitted Project Activities;

(xviii)            Debt incurred to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes pursuant to Article 10 or to exercise the Issuer’s legal defeasance or covenant defeasance pursuant to Article 8, in each case in accordance with this Indenture;

(xix)            to the extent constituting Debt, any transaction not prohibited by Section 4.05, Section 4.06, Section 4.10, Section 4.13 and Article 5, in each case solely to the extent not constituting Debt for borrowed money;

(xx)            (A) Additional Project Debt of any Company Party, so long as the Additional Project Debt Conditions are satisfied with respect thereto on or prior to the date of incurrence of such Additional Project Debt, and (B) any Refinancing Debt in respect thereof;

(xxi)            solely following the Final Commencement Date, (a) Debt of any Company Party in an aggregate principal amount at the time of incurrence not to exceed an amount equal to the Project Equity Incremental Amount, and (b) any Refinancing Debt in respect thereof; and

(xxii)            (A) any Debt in an aggregate principal amount at the time of incurrence not to exceed, when taken together with all Restricted Payments made prior to or concurrently with such time of incurrence in reliance on Section 4.05(b)(xiv), the Available Retained Excess Cash Flow Amount (determined on the date of such incurrence), and (B) any Refinancing Debt in respect thereof.

(b)            To the extent that the creation, incurrence, assumption or existence of any Debt could be attributable to more than one clause of this Section 4.04, the Issuer may allocate and re-allocate such Debt to any one or more of such clauses, and in no event shall the same portion of Debt be deemed to utilize or be attributable to more than one clause; provided, that Debt represented by the Initial Notes on the Issue Date shall be deemed to have been incurred pursuant to Section 4.04(a)(ii)(A) and the Issuer shall not be permitted to reclassify all or any portion of such Debt.

(c)            For the avoidance of doubt, any Debt permitted to be incurred by any Company Party under a specific clause of this Section 4.04 and any Guarantee in respect of such Debt which is also permitted to be incurred by such Company Party under the same clause of this Section 4.04 shall not count as two separate amounts of Debt for purposes of calculating compliance with the limitations set forth in such clause. Notwithstanding anything to the contrary herein or in any other Notes Document, any interest or fees capitalized in connection with any Debt permitted pursuant to this Section 4.04 shall not be deemed to be a creation, incurrence, assumption or existence of Debt. To the extent any Debt is incurred on a single date, the Issuer may determine the order in which, and the provision pursuant to which, each such Debt is incurred in its sole discretion.

(d)            In the case of any Refinancing Debt, when measuring the outstanding amount of such Debt, such amount shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, dividends, premiums (including, without limitation, tender premiums), defeasance costs, fees and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) in connection with such refinancing.

Section 4.05.      Limitation on Restricted Payments.

(a)            No Company Party shall, directly or indirectly:

(i)            declare or pay any dividend or make any payment or distribution on account of any Company Party’s Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A)            dividends, payments or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Equity Interests) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Equity Interests); or

(B)            dividends, payments or distributions by a Subsidiary Guarantor so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Company Party, the Issuer or a Company Party, directly or indirectly, receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)            redeem, purchase, repurchase, defease or otherwise acquire or retire for value any Equity Interests of the Issuer, including in connection with any merger, amalgamation or consolidation, held by a Person other than a Company Party;

(iii)            make any principal payment on, or redeem, purchase, repurchase, defease, discharge or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Debt, other than:

(A)            Debt permitted to be incurred or issued under Section 4.04(a)(iii);

(B)            any such payments made from the proceeds from any issuance of Equity Interests or Subordinated Debt by the Issuer; or

(C)            the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Debt in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, redemption, purchase, repurchase, defeasance, discharge or acquisition or retirement; or

(iv)            make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”).

(b)            The provisions of Section 4.05(a) above will not prohibit the following: (i)Restricted Payments by the Issuer up to an amount equal to the Permitted Tax Distribution Amount for each applicable Tax period; provided that the Debt Service Reserve Account shall be funded at such date in an aggregate amount no less than the then applicable Debt Service Reserve Required Amount (determined as of the most recent Payment Date prior to the date of determination);

(ii)            Restricted Payments by any Company Party to another Company Party;

(iii)            payment of cash dividends by the Issuer so long as the proceeds thereof are promptly used (or paid to any Parent Entity to be subsequently used) for payment of obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of the Company Parties;

(iv)            payments by the Issuer to any Parent Entity, or any controlled Affiliates of any Parent Entity, for any financial advisory, financing, underwriting or placement services, or legal, accounting, structuring, development or administrative services, or in respect of other investment banking activities, including in connection with the Transactions, the Project, any Additional Project,  any Shared Facilities or any acquisition or divestiture;

(v)            to the extent constituting a Restricted Payment, any transactions not prohibited by Section 4.13 (without regard to Section 4.13(b)(iii), Section 4.10 (without regard to clause (11) of the second paragraph of the definition of “Asset Sale”) or Article 5;

(vi)            any payments pursuant to any Management Services Agreement; provided that, in the case of any management fees payable pursuant to any such Management Services Agreement, such fees may be paid thereunder only if the Final Commencement Date has occurred;

(vii)            Restricted Payments made pursuant to the Transaction Documents, any Additional Transaction Documents or any Shared Facilities Documents;

(viii)            Restricted Payments consisting of, or to fund, directly or indirectly, any Pass Through Operating Expenses;

(ix)            Restricted Payments of any Property comprising Excess Property, or the proceeds from the sale or disposition of any Property comprising Excess Property;

(x)            Restricted Payments in an aggregate amount not to exceed the sum of (A) any Declined Asset Sale/Casualty Event Proceeds, plus (B) any Declined Datacenter Lease Termination Amounts;

(xi)            at any time following the Final Commencement Date, Restricted Payments in an aggregate amount not to exceed the Final Excess Equity Amount;

(xii)            at any time following the Final Commencement Date, Restricted Payments in an aggregate amount not to exceed the Project Equity Incremental Amount;

(xiii)            at any time following the Final Commencement Date, Restricted Payments in an aggregate amount not to exceed an amount equal to 40.0% of LTM Net Operating Income as of the date of the applicable Restricted Payment;

(xiv)            at any time following the Final Commencement Date, Restricted Payments in an aggregate amount not to exceed, when taken together with the aggregate principal amount of any Debt incurred pursuant Section 4.04(a)(xxii) and outstanding as of the date of making the applicable Restricted Payment, the Available Retained Excess Cash Flow Amount (determined as of the date of making the applicable Restricted Payment); and

(xv)            Restricted Payments at any time equal to the amount then on deposit in any Distribution Account; provided that such amounts shall be without duplication of amounts (a) included in the Available Retained Excess Cash Flow Amount and (b) providing capacity to make Restricted Payments pursuant to Section 4.05(b)(x) (to the extent the proceeds of any Declined Asset Sale/Casualty Event Proceeds or Declined Datacenter Lease Termination Amounts are deposited in a Distribution Account) and Section 4.05(b)(xiv);

(xvi)            [reserved]; and

(xvii)            on or about the Issue Date, a Restricted Payment to Parent to reimburse Parent for prior capital expenditures as further described in “Use of Proceeds” of the Offering Memorandum.

(c)            For purposes of determining compliance with this covenant, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in the clauses above, or is permitted pursuant to Section 4.05(a) and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Issuer will be entitled to divide or classify such Restricted Payment or Investment (or portion thereof) or later divide, classify or reclassify in whole or in part in its sole discretion such Restricted Payment or Investment (or portion thereof) in any manner that complies with this covenant, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”  To the extent any Investment or Restricted Payment is made on a single date, the Issuer may determine the order in which, and the provision pursuant to which, each such Investment or Restricted Payment is made in its sole discretion.

(d)            The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the applicable Company Party pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined by the Issuer acting in good faith.

Section 4.06.      Limitation on Liens.

(a)            No Company Party shall create, incur or assume any Lien (except Permitted Liens (each, a “Subject Lien”) that secures obligations under any Debt, on any Property now owned or hereafter acquired by a Company Party, unless:

(i)            in the case of a Subject Lien on any Collateral, such Subject Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Subsidiary Guarantee; or

(ii)            in the case of any Subject Lien on any Property that is not Collateral, the Notes (or the Subsidiary Guarantee in the case of Subject Lien on assets or property of a Subsidiary Guarantor) are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Debt) the Obligations secured by such Subject Lien until such time as such Obligations are no longer secured by such Subject Lien.

(b)            Any Lien created for the benefit of the Holders pursuant to clause (i) or (ii) of Section 4.06(a) shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (i) and (ii) of Section 4.06(a) or upon such Liens no longer attaching to Property of a Company Party

With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien will also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt means any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

Section 4.07.      Reports.

(a)            The Issuer shall furnish to the Trustee and the Holders:

(i)            within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year beginning with the first Fiscal Quarter in 2027, the unaudited consolidated balance sheet of the Issuer as at the end of such Fiscal Quarter, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Issuer for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter; and

(ii)            within 120 days after the end of each Fiscal Year ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), the audited consolidated balance sheet of the Issuer as at the end of such Fiscal Year, and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Issuer for such Fiscal Year, and a report on such consolidated financial statements of any independent auditors of recognized national standing selected by the Issuer in good faith; provided, however¸ that the information required pursuant to this clause (ii) for the Fiscal Year ended December 31, 2026 may be unaudited and need not include a report thereon of any independent auditor.

(b)            The Issuer will make such information readily available to any Holder, bona fide prospective investor, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential; provided that the Issuer may deny access to any information or reports otherwise to be provided pursuant to this covenant to any such Holder, beneficial owner, bona fide prospective investor, securities analyst or market maker that is a competitor or to the extent that the Issuer determines in its sole discretion that the provision of such information to such Person may be harmful to the Issuer; provided, further, that it will be a condition to making such information available that such Holders, beneficial owners, bona fide prospective investors, securities analysts and market makers shall agree to (i) treat all such information as confidential, (ii) not to use such information for any purpose other than their investment or potential investment in the Notes, and (iii) not publicly disclose any such information

(c)            The Issuer will be deemed to have satisfied its obligation to deliver information under Section 4.07(a)(i) and (ii) if such information is filed or furnished with the SEC, including by any Parent Entity, or is posted on a website (which may be non-public and may be password-protected) hosted by the Issuer, any Parent Entity or a third party, in each case within the applicable time periods specified above.

(d)            The Issuer will be deemed to have satisfied its obligations under Section 4.07(a)(i) for each Fiscal Quarter in 2027, and under clause Section 4.07(a)(ii) of this covenant for the first Fiscal Year ending after the Issue Date, in each case, as a result of any Parent Entity having delivered such financial statements with respect to such Parent Entity (rather than the Issuer) in accordance with the time periods and requirements described in Section 4.07(a)(i) or Section 4.07(a)(ii) above, as applicable; provided that such Parent Entity or the Issuer, as applicable, includes in such financial statements or any supplement thereto, or alternatively furnishes to the Trustee and the Holders by posting on a website (which may be non-public and may be password-protected) hosted by the Issuer, any Parent Entity or a third party, either (i) an unaudited reconciliation of the Issuer’s unaudited consolidated balance sheet and related unaudited consolidated statement of operations (but not statements of stockholders’ equity and cash flows), explaining in reasonable detail the differences between the financial information relating to such Parent Entity and its subsidiaries included therein, on the one hand, and the corresponding financial information with respect to the Issuer and its Subsidiaries, on a standalone basis, on the other hand, or (ii) unaudited selected financial metrics (as determined in the Issuer’s sole discretion) relating to the Issuer’s unaudited consolidated balance sheet and related unaudited consolidated statement of operations (but not statements of stockholders’ equity and cash flows) that show in reasonable detail the financial condition and results of operations of the Issuer and its Subsidiaries on a standalone basis.

(e)            Within ten Business Days of delivering the financial statements for any Fiscal Year pursuant to Section 4.07(a)(ii), the Issuer will be required to hold a conference call for Holders, bona fide prospective investors in the Notes and securities analysts, to discuss (i) financial information for the most recently ended four consecutive full Fiscal Quarters ending prior to the date of such call for which financial statements are available (which may, at the Issuer’s election, be internal financial statements), and (ii) if the Final Commencement Date has not occurred as of the date of such call, the status of the development of the Project.  Such calls will be held at such reasonable time as may be determined by the Issuer.  For the avoidance of doubt, the Issuer will not be required to hold more than one such conference call each Fiscal Year.  The Issuer will provide, or cause to be provided, notice to Holders through the facilities of DTC, by issuing a press release to an internationally recognized wire service or by posting a notice on a website (which may be non-public and may be password-protected) hosted by the Issuer, any Parent Entity or by a third party, in each case at least three Business Days prior to the date of the conference call, announcing the time and date of such conference call, and either including all information necessary to access the call or directing Holders to the appropriate contact at the Issuer to obtain such information.  The Issuer will be deemed to have satisfied its obligation to hold conference calls as provided in this paragraph as a result of any Parent Entity holding such conference calls in accordance with the time periods and requirements described this clause (e).

(f)             To the extent that any information required pursuant to this Section 4.07 is not delivered to Holders within the applicable time periods set forth in Section 4.07(a) and such information is subsequently delivered, the Issuer will be deemed to have satisfied its obligations pursuant to this Section 4.07 with respect to such information and any default or Event of Default with respect thereto will be deemed to have been cured and any acceleration of the Notes resulting therefrom will be deemed to have been rescinded so long as such rescission would not conflict with any applicable judgment or decree.

(g)            In addition, the Issuer agrees that, for so long as any Notes remain outstanding, if at any time the Issuer is not required to file with the SEC the reports referred to in the preceding paragraphs, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(h)            To the extent any such reports, information and documents are delivered to the Trustee, such delivery is for informational purposes only and the Trustee’s receipt of such will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including compliance by the Issuer and the Company Parties with any of their covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).  The Trustee shall have no duty to review or analyze reports delivered under this provision.  The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, any Person’s compliance with the covenants described above or with respect to any reports or other documents filed under this Indenture.  The Trustee shall have no obligation whatsoever to determine whether such information, documents or reports have been delivered as described above or posted on any website, or to participate in any conference calls. Upon request of the Trustee, the Issuer shall provide the Trustee with copies of any information or documents posted to any non-public and/or password-protected website.

Section 4.08.      Offer to Repurchase Upon a Change of Control.

(a)            If a Change of Control Triggering Event occurs, except as described in Section 4.08(f), the Issuer will be required to make an offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes pursuant to a change of control offer (the “Change of Control Offer”) on the terms set forth in this Indenture.  In the Change of Control Offer, the Issuer will offer a payment (the “Change of Control Payment”) in cash equal to 101.000% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes to, but excluding, the date of purchase, (subject to the rights of the Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b)            Within 30 days following any Change of Control Triggering Event, the Issuer shall mail (or deliver electronically) a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the date for payment specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures required by this Indenture and described in such notice.

(c)            On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(i)            accept for payment all Notes or portions of Notes validly tendered pursuant to the Change of Control Offer;

(ii)            deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered; and

(iii)            deliver or cause to be delivered to the Trustee the Notes validly tendered together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent shall promptly deliver to each Holder of Notes validly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Issuer shall notify the Holders and the Trustee of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d)            The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of this Indenture are applicable.

(e)            Except as described above with respect to a Change of Control Triggering Event, this Indenture does not contain provisions that permit the Holders to require that the Issuer make an offer to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(f)             The Issuer shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer in accordance with the terms thereof, or (ii) notice of redemption with respect to all outstanding Notes has been previously given or is concurrently given pursuant to Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price.  A Change of Control Offer may be made in advance of a Change of Control

Triggering Event, with the obligation to pay and the timing of payment conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement to effect a Change of Control is in place at the time the Change of Control Offer is made.

(g)            A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of any of the Notes Documents (but the Change of Control Offer may not condition tenders on the delivery of such consents).  In addition, the Issuer or any third party that is making the Change of Control Offer may, subject to Applicable Law, increase the Change of Control Payment being offered to Holders at any time in its sole discretion.

(h)            The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the offer to repurchase the Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Section 4.08, the Issuer shall comply with the applicable securities laws and regulations, including Rule 14e-1 under the Exchange Act, and shall not be deemed to have breached its obligations under this Section 4.08 by virtue of such compliance.  The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

Section 4.09.      Datacenter Lease Termination Offer to Repurchase.

(a)            If any Datacenter Lease Termination Amount in an amount greater than $15.0 million is received by any Company Party, no later than 15 Business Days following the later of (i) the entry into a Qualified Datacenter Lease in respect of the Datacenter Lease subject to the Datacenter Lease Termination Event, and (ii) the last day of the Datacenter Lease EoD Period, the Issuer will make an offer to all Holders (a “Datacenter Lease Termination Offer”), and, if required or permitted by the terms of any other Pari Passu Debt, on a pro rata basis to the holders of such Pari Passu Debt, to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Debt that may be purchased out of the Datacenter Lease Termination Amount at an offer price, in the case of the Notes only, in cash in an amount equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the date fixed for the repurchase of such Notes pursuant to such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the documents governing such Pari Passu Debt.

(b)            The Issuer will mail (or deliver electronically) a notice to each Holder of the Datacenter Lease Termination Offer and offer to repurchase Notes on the date for payment specified in the notice (the “Datacenter Lease Termination Payment Date”), which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures required by this Indenture and described in such notice.

(c)            On the Datacenter Lease Termination Payment Date, the Issuer will, to the extent lawful:

(i)            accept for payment all Notes or portions of Notes validly tendered pursuant to the Datacenter Lease Termination Offer;

(ii)            deposit with the paying agent an amount equal to the Datacenter Lease Termination Payment in respect of all Notes or portions of Notes validly tendered; and

(iii)            deliver or cause to be delivered to the Trustee the Notes validly tendered together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly deliver to each Holder of Notes validly tendered the Datacenter Lease Termination Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Issuer will notify the Holders and the Trustee of the results of the Datacenter Lease Termination Offer on or as soon as practicable after the Datacenter Lease Termination Payment Date.

(d)            To the extent that the aggregate principal amount of Notes tendered pursuant to a Datacenter Lease Termination Offer is less than the Datacenter Lease Termination Amount, the Company Parties may use any remaining Datacenter Lease Termination Amount (the “Declined Datacenter Lease Termination Amounts”) in any manner not prohibited by this Indenture.  If the aggregate principal amount of Notes tendered pursuant to a Datacenter Lease Termination Offer exceeds the amount of the Datacenter Lease Termination Amount, the Issuer will select the Notes (subject to applicable DTC procedures as to global notes), to be purchased or repaid on a pro rata basis to the extent practicable based on the  aggregate principal amount of the Notes, with adjustments as necessary so that no Notes will be repurchased in an unauthorized denomination; provided that no Notes of $2,000 or less shall be repurchased in part.

(e)            The Issuer will not be required to make a Datacenter Lease Termination Offer if notice of redemption with respect to all outstanding Notes has been previously given or is concurrently given pursuant to Section 3.03 unless and until there is a default in payment of the applicable redemption price.

(f)             The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to this Section 4.09.  To the extent that the provisions of any securities laws or regulations conflict with this Section 4.09, the Issuer shall comply with the applicable securities laws and regulations, including Rule 14e-1 under the Exchange Act, and shall not be deemed to have breached its obligations under the asset sale provisions of this

Indenture in any respect by virtue of such compliance. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

Section 4.10.      Asset Sales and Casualty Events.

(a)            No Company Party shall consummate an Asset Sale unless:

(i)            the applicable Company Party receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer and measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii)            except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale received (or to be received) by the Company Parties is in the form of Cash or Cash Equivalents.

(b)            Within 365 days (or, during the Construction Period, with respect to the Net Cash Proceeds of any Casualty Event, within 30 days), or such longer period as may be required to comply with Applicable Law or governmental approvals, after the later of (i) the date of any Asset Sale or Casualty Event and (ii) receipt of any Net Cash Proceeds from any Asset Sale or Casualty Event, in each case covered by this covenant, the applicable Company Party may, at its option, apply an amount equal to the Net Cash Proceeds from such Asset Sale or Casualty Event:

(i)            to prepay, repay or purchase either (a) the Notes, or (b) any other Debt that is either secured by Liens on the Collateral that have Pari Passu Lien Priority and/or benefits from a Qualified Backstop Arrangement (collectively, “Pari Passu Debt”), in each case on a no greater than pro rata basis relative to the amount of any prepayment, repayment or purchase of the Notes;

(ii)            to invest in the Project (including, without limitation, to (A) pay any costs or expenses related to the development or construction of the Project, (B) acquire, maintain, develop, construct, improve, upgrade, or repair any asset used or useful for the Project, or (C) make capital expenditures related to the Project);

(iii)            solely following the conclusion of the Construction Period, to invest in the business of the Company Parties (including, without limitation, to (A) acquire, maintain, develop, construct, improve, upgrade, or repair any asset used or useful in such business or to make any acquisition of or other investment in the Project, any Additional Project, any Shared Facilities or any other Similar Business, or (B) make capital expenditures); or

(iv)            subject to the limitations described in the foregoing clauses, any combination of the foregoing;

provided that, pending the final application of any such Net Cash Proceeds in accordance with clause (i), (ii), (iii) or (iv) above, the Company Parties may temporarily reduce Debt or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture; provided, further, that in the case of clause (ii) or (iii), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the relevant Company Party enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days after such 365-day period (an “Acceptable Commitment”), it being understood that if an Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then all such Net Cash Proceeds not so applied shall constitute Excess Proceeds (as defined below), unless the relevant Company Party enters into another Acceptable Commitment within 180 days of such cancellation or termination (a “Second Commitment”) and such Net Proceeds are actually applied in such manner within 180 days from the date of the Second Commitment; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c)            Any Net Cash Proceeds from the Asset Sale or Casualty Event covered by this Section 4.10 that are not invested or applied as provided and within the time period set forth in this Section 4.10 will be deemed to constitute “Excess Proceeds.” No later than 20 Business Days after the date that the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all Holders (an “Asset Sale/Casualty Event Offer”), and, if required or permitted by the terms of any other Pari Passu Debt or to the extent the assets disposed of in the Asset Sale were not Collateral, on a pro rata basis to the holders of such Pari Passu Debt, to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Debt that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes only, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the date fixed for the repurchase of such Notes pursuant to such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the documents governing such Pari Passu Debt.  The Issuer will commence an Asset Sale/Casualty Event Offer by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.  The Issuer may satisfy the foregoing obligation with respect to such Net Cash Proceeds from an Asset Sale or Casualty Event by making an Asset Sale/Casualty Event Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Net Cash Proceeds arising in respect of such Asset Sale or Casualty Event (the “Advance Portion”). Any Advance Offer may be modified, withdrawn, or superseded by the Issuer prior to acceptance to the extent permitted by Applicable Law.

(d)            To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale/Casualty Event Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company Parties may use any remaining Excess Proceeds (or, in the case of an Advance Offer, remaining Advance

Portion) (the “Declined Asset Sale/Casualty Event Proceeds”) in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes tendered pursuant to an Asset Sale/Casualty Event Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer shall select the Notes (subject to applicable DTC procedures as to global notes), to be purchased or repaid on a pro rata basis to the extent practicable based on the aggregate principal amount of the Notes, with adjustments as necessary so that no Notes will be repurchased in an unauthorized denomination; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale/Casualty Event Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

(e)            Notwithstanding anything to the contrary herein, in no event shall any Company Party consummate an Asset Sale of, or with respect to, any material portion of any Datacenter Facility Building or any Real Estate Asset related thereto (it being understood that the foregoing limitation will not apply to any other buildings or Real Estate Assets (including buildings (other than the Datacenter Facility Building) or Real Estate Assets (other than Real Estate Assets relating to the Datacenter Facility Building) used in connection with any Additional Project).

(f)             For purposes of this Section 4.10 (and no other provision), the following shall be deemed to be Cash or Cash Equivalents:

(i)            any liabilities (as shown on the Issuer’s most recent balance sheet or in the footnotes thereto) of the Company Parties, other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes, that are assumed by the transferee of any such assets and for which the Company Party has been validly released by all creditors in writing;

(ii)            any securities, notes or other obligations received by the Company Parties from such transferee that are converted by the Company Parties into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion;

(iii)            (A) any stock or assets acquired in connection with a reinvestment of the Net Cash Proceeds to acquire (1) all or substantially all of the assets of, or any Capital Stock of, another Person engaged primarily in a Similar Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Company Party and (2) other assets (that are not inventory or working capital unless the sold assets were inventory or working capital) that are used or useful in a Similar Business, and (B) any stock or assets as described in the preceding clauses (i)(A) and (i)(B) acquired in exchange for the assets being disposed of pursuant to the respective Asset Sale; and

(iv)            any Designated Non-cash Consideration received by a Company Party in such Asset Sale having an aggregate Fair Market Value not to exceed

$30.0 million at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(g)            The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant this Section 4.10.  To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations, including Rule 14e-1 under the Exchange Act, and shall not be deemed to have breached its obligations under the asset sale provisions of this Indenture in any respect by virtue of such compliance. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

Section 4.11.      Limitation on Further Negative Pledges.

(a)            No Company Party shall, except as could not reasonably be expected to have a Material Adverse Effect, enter into or incur any agreement restricting, prohibiting or imposing any condition upon the ability of any Company Party to create or incur any Lien upon any of its Property in favor of the Collateral Agent (or its agent or designee) for the benefit of the Notes Secured Parties securing any of the Notes Obligations.

(b)            The provisions of Section 4.11(a) shall not prohibit the following

(i)            any restrictions and conditions contained in any agreement or instrument in effect at, or entered into on, the Issue Date;

(ii)            any restrictions and conditions imposed by law, rule, regulation or order;

(iii)            any restrictions and conditions contained in, or that arise in connection with, any Transaction Document, Additional Transaction Document or Shared Facilities Document;

(iv)           any customary restrictions and conditions contained in agreements relating to Debt not prohibited by Section 4.04;

(v)            any customary restrictions and conditions contained in agreements relating to any sale, lease, sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other dispositions not prohibited by Section 4.10 or Article 5 pending such sale, lease, sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition;

(vi)            any customary restrictions and conditions contained in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien);

(vii)            any restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business;

(viii)            any restrictions and conditions that were binding on a Company Party or its assets at the time such Company Party first becomes a Company Party or such assets were first acquired by such Company Party (other than a Company Party that was a Company Party on the Issue Date or assets owned by any Company Party on the Issue Date), so long as such obligations were not entered into in contemplation of such Person becoming a Company Party or assets being acquired;

(ix)            customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person;

(x)            any restrictions or conditions imposed by any agreement relating to secured Debt not prohibited by this Indenture that apply only to the property or assets securing such Debt or the Persons obligated thereon;

(xi)            any customary restrictions that arise in connection with any Lien not prohibited by Section 4.06 on any asset or property that is not, and is not at the time such restriction arises required to be, Collateral that relates to the asset or property subject to such Lien;

(xii)            any conditions or restrictions that apply with respect to any Excluded Property, or any Excess Property that has been released from the Collateral in accordance with this Indenture and the Collateral Documents; and

(xiii)            any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xii) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Issuer, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.12.      Sales and Leasebacks.  (a) No Company Party shall, directly or indirectly, enter into, or become liable as lessee or as a guarantor or other surety, with respect to any lease of any Property, whether now owned or hereafter acquired, which any Company Party (i) has sold or transferred or is to sell or to transfer to any other Person (except with respect to any disposition that is not prohibited pursuant to Article 5 or Section 4.10), and (ii) intends to use at the  time of or promptly following such sale or transaction for substantially the same purpose as any other Property which has been or is to be sold or transferred by such Company Party to any Person in connection with such lease.

(b)            This Section 4.12 does not apply to (i) any lease with respect to Property to the extent that the Company Parties would not be prohibited under this Indenture from incurring Debt secured by Liens on such Property in an amount equal to the Attributable Liens, (ii) any Excess Property, (iii) any Shared Facilities Arrangement effected pursuant to and subject to a Shared Facilities Agreement, or (iv) any amendment, modification or replacement to any of the foregoing.

Section 4.13.      Transactions with Affiliates.

(a)            No Company Party shall make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (at the time of the relevant transaction) $15.0 million, unless such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the relevant Company Party than those that would have been obtained in a comparable transaction by such Company Party with an unrelated Person on an arm’s-length basis, or such Affiliate Transaction is otherwise fair to such Company Party from a financial point of view and when such transaction is taken in its entirety (as determined by the Issuer in good faith).

(b)            The provisions of Section 4.13(a) shall not apply to the following:

(i)            the payment of customary fees and compensation and reasonable out-of-pocket costs to, and indemnities provided on behalf of, any members of the Board of Directors, officers, employees, members of management, managers, members, partners, consultants and independent contractors of the Company Parties, in each case as determined in good faith by the Issuer;

(ii)            the payment of customary fees and compensation and reasonable out-of-pocket costs to Affiliates in connection with financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, including in connection with any acquisitions or divestitures, in each case as determined in good faith by the Issuer

(iii)            (A) any Restricted Payment or Permitted Investment not prohibited by this Indenture, and (B) any other transaction or arrangement permitted by the terms of this Indenture;

(iv)            payments by any Company Party to reimburse the Issuer or any of its Affiliates for their reasonable out-of-pocket expenses, or to indemnify the Issuer or any of its Affiliates, in each case pursuant to the terms of their respective Organizational Documents;

(v)            (A) the Transaction Documents in effect on the Issue Date entered into by any Company Party with any or more of its Affiliates and the transactions expressly contemplated thereby, and any Replacement Project Contracts in respect thereof (provided that such Replacement Project Contracts are not materially less favorable to the Company Parties than the Project Documents they replace as determined by the Issuer in good faith) and (B) any Additional Transaction Documents entered into by any Company Party with any or more of its Affiliates and the transactions expressly contemplated thereby, and any Replacement Project Contracts in respect thereof (provided that such Replacement Project Contracts are not materially less favorable to the Company Parties than the Additional Project Documents they replace as determined by the Issuer in good faith);

(vi)            sales or issuances of Capital Stock to Affiliates of the Issuer not prohibited by this Indenture or the other Notes Documents;

(vii)            transactions with customers, clients, franchisees, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case, in the ordinary course of business;

(viii)            the entering into, and performance, of any tax sharing or similar agreements or arrangements (collectively, “Income Tax Sharing Agreements”), and any payment pursuant thereto, to the extent that payments under such agreement or arrangement would otherwise be permitted under Section 4.05(b)(i);

(ix)            any contribution to the capital of the Company Parties;

(x)            any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors;

(xi)            transactions and contracts in existence on the Issue Date and any amendment, modification, extension or replacement thereof to the extent such amendment, modification, extension or replacement, taken as a whole, is not materially adverse to the Holders relative to the relevant transaction in existence on the Issue Date, in each case as determined by the Issuer in good faith;

(xii)            any transaction between or among the Company Parties and/or one or more Joint Ventures with respect to which any of the Company Party holds Equity Interests (or any entity that becomes a Company Party or a joint venture, as applicable, as a result of such transaction) to the extent not prohibited by this Indenture;

(xiii)            any transaction in which a Company Party delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the relevant Company Party from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Company Parties than those that would have been obtained in a comparable transaction by the Company Party with an unrelated Person on an arm’s length basis;

(xiv)            Affiliate purchases of the Notes to the extent not prohibited by this Indenture, and the payments and other related transactions in respect thereof (including any payment of out-of-pocket expenses incurred by such Affiliate in connection therewith);

(xv)            transactions and contracts entered into in connection with the issuance of the Notes or any Additional Project Debt, and, in each case, any amendment, modification, extension or replacement thereof not prohibited by this Indenture;

(xvi)            any lease entered into between any Company Party, on the one hand, and any Affiliate of a Company Party, on the other hand, which is approved by the Board of Directors of the Issuer (or any authorized committee or representative thereof) or is entered into in the ordinary course of business;

(xvii)            transactions between any Company Party and any other Person that would constitute an Affiliate solely because a director of such other Person is also a director of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer on any matter including such other Person;

(xviii)            any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Company Party not prohibited by Section 4.10 or entered into in the ordinary course of business, in each case, that the Board of Directors of the Issuer determines is either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xix)            payments to and from, and transactions with, any Joint Ventures entered into in the ordinary course of business, consistent with past practice or consistent with industry norm (including any cash management activities related thereto);

(xx)            transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;

(xxi)            any transaction in connection with the release of any property from the Collateral not prohibited by this Indenture and other Notes Documents;

(xxii)            any sale, lease, sale and leaseback, assignment, conveyance, license, transfer or other disposition or contract in respect of Excess Property;

(xxiii)            any Permitted Project Activities;

(xxiv)            the payment of any Pass Through Operating Expenses;

(xxv)            any sale, lease, sale and leaseback, assignment, conveyance, license, transfer or other disposition, in each case in connection with (A) any Excess Property, or (B) any Shared Facilities; and

(xxvi)            any amendments or modifications to any Project Documents (including any change orders thereunder) not prohibited by this Indenture.

Section 4.14.      Special Purpose Entity.

(a)            No Company Party shall:

(i)            engage in any business or activity other than (A) the development and operation of the Project, any Additional Projects and any Shared Facilities, (B) the transfer and pledge of Collateral pursuant to the terms of the Collateral Documents and the transfer and pledge of any collateral pursuant to the terms of the collateral documents relating to any Additional Project Debt or any Shared Facilities Arrangement, (C) the entry into and the performance of the Transaction Documents, any Additional Transaction Documents or any Shared Facilities Document to which it is a party, and any other agreement, contract or transaction in connection with the Project, any Additional Project, any Shared Facilities or any Permitted Project Activities, including, in each case, any customary agreements relating to the financing of the Project, any Additional Project, any Shared Facilities or any Permitted Project Activities, (D) in connection with any Additional Project or any Shared Facilities, the assignment, transfer, subdivision, conveyance, leasing, licensing, encumbering or otherwise utilization, commercialization, exploitation or disposition in any way, from time to time, of all or any portion of any Excess Property in the Issuer’s sole discretion, so long as such assignment, transfer, subdivision, conveyance, leasing, licensing, encumbering or other utilization, commercialization, exploitation, or disposition would not reasonably be expected to materially and adversely affect the Company Parties’ ability to perform their obligations under the Datacenter Lease (as determined by the Issuer in good faith), and (E) such other activities as are reasonably related, ancillary, incidental or complementary thereto (as determined by the Issuer in good faith);

(ii)            acquire or own any material assets other than (A) any assets owned as of the Issue Date, (B) any assets relating to the Project, any Additional Projects, any Shared Facilities and any Excess Property, (C) any incidental property as may be reasonably necessary, advisable or appropriate (as determined by the Issuer  in its good faith) for the development and operation of the Project, any Additional Projects and any Shared Facilities, (D) the Equity Interests of the Company Parties or any other Subsidiary permitted pursuant to clause (iv) below, (E) rights under the Transaction Documents and any Additional Transaction Documents or Shared Facilities Documents, (F) Cash, Cash Equivalents and

deposit and securities accounts, and (G) such other assets as are reasonably related, ancillary, incidental or complementary to any of the foregoing (as determined by the Issuer in good faith);

(iii)            except as not prohibited by the Notes Documents (A) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, (B) change its legal structure, or jurisdiction of incorporation, or (C) become a general partner in any general or limited partnership or Joint Venture (other than in connection with an Additional Project or any Shared Facilities);

(iv)            form, acquire or own any Subsidiary, or own any Equity Interests in any other entity, other than (A) in connection with the Project, any Additional Project, any Shared Facilities or any Excess Property, (B) to the extent not prohibited in its organizational documents or the Notes Documents, or (C) in connection with a transfer of Property to such Subsidiary or the Notes Documents or in connection with internal reorganizations or restructurings not prohibited by the Notes Documents;

(v)            without limiting the ability to make payments not prohibited by, or otherwise comply with its obligations under or in connection with, the Transaction Documents, any Additional Transaction Documents, any Shared Facilities Documents or any Permitted Project Activities, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vi)            enter into any contract or agreement with any Person (other than another Company Party), except (A) its organizational documents, (B) the Notes Documents, (C) the Transaction Documents, any Additional Transaction Documents, any Shared Facilities Documents, and any other agreement, contract or transaction in connection with the Project, any Additional Project, any Shared Facilities or any Permitted Project Activities, including, in each case, any customary agreements relating to the financing of the Project, any Additional Project, any Shared Facilities or any Permitted Project Activities, and (D) other contracts or agreements that are upon terms and conditions that are commercially reasonable;

(vii)            fail to use commercially reasonable efforts to correct promptly any material known misunderstandings regarding the separate identities of the Issuer, on the one hand, and any Affiliate or any principal thereof or any other Person, on the other hand;

(viii)            except as permitted by the Notes Documents, guarantee, become obligated for, or hold itself out to be responsible for the Debt of any Person other than a Company Party;

(ix)            fail, in any material respect, either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, solely in its own name in order not (A) to mislead others as to the identity of the Person with which such other party is transacting business, or (B) to suggest that it is responsible for the Debt of any third party (including any of its principals or Affiliates (other than as contemplated or permitted pursuant to the Transaction Documents, any Additional Transaction Documents, Shared Facilities Documents or any Permitted Project Activities));

(x)            fail, to the extent of its own funds (taking into account the requirements in the Transaction Documents and any Additional Transaction Documents), to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xi)            without limiting the appointment of officers, maintain, hire or employ any individuals as employees;

(xii)            acquire the obligations or securities issued by its Affiliates or members (other than a Company Party);

(xiii)            pledge all or any portion of the Collateral to secure the obligations of any Person other than a Company Party, except as not prohibited by this Indenture; or

(xiv)            (A) institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, provisional liquidator, assignee, trustee, sequestrator, collateral agent or any similar official for the Company Parties, (E) make any general assignment for the benefit of the Company Parties’ creditors, (F) admit in writing its inability to pay its debts generally as they become due, or (G) take any corporate action to approve any of the foregoing.

(b)            In the event any new Subsidiary of the Issuer is formed or acquired as permitted by Section 4.14(a)(iv), (i) such Subsidiary shall be automatically deemed to be a “Company Party” for all purposes of this Indenture and the other Notes Documents, and (ii) the Issuer shall cause such Subsidiary to (A) execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall unconditionally guarantee the Notes Obligations and this Indenture on the terms set forth in this Indenture and (B) use commercially reasonable efforts to execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions (including the filing of financing statements, amendments to financing statements and continuation statements) as may be reasonably required under applicable law to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Notes Documents for the benefit of the holders of Notes Obligations.

Section 4.15.      Special Covenant for HoldCo.  HoldCo will (a) not create, incur or assume any Lien on any of the Equity Interests issued by the Issuer and held by HoldCo, other than Liens expressly permitted pursuant to Section 4.06 and (b) not take any action that would cause HoldCo to fail to preserve, renew and keep in full force and effect its legal existence; provided that so long as no Event of Default has occurred and is continuing or would result therefrom, HoldCo may merge with any other person, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any other person so long as, in each case, the successor (if not HoldCo) assumes HoldCo’s obligations, as applicable, under the Notes Documents.

Section 4.16.      No Modification of Certain Agreements.  (a) Except as provided in Section 4.16(b), the Company Parties may not terminate, amend, restate, modify, supplement or replace the Datacenter Lease or the Datacenter Lease Guarantee without the consent of the Holders of at least 75% of the aggregate principal amount of Notes then outstanding.

(b)            The Company Parties may, without the consent of any Holder, terminate, amend, restate, modify, supplement or replace any Datacenter Lease or the Datacenter Lease Guarantee:

(i)            in a manner that is not materially adverse to the interests of the Holders (as determined by the Issuer in good faith);

(ii)           to the extent reasonably necessary, advisable or appropriate (in the good faith determination of the Issuer) to facilitate the development, construction, operation or acquisition of, or Investment in, any Additional Project or Shared Facilities not prohibited by this Indenture (including to facilitate (a) entering into, or amending, restating, modifying, supplementing or replacing any Additional Project Document or Shared Facilities Document in connection therewith, (b) acquiring, leasing or licensing, or otherwise making an Investment in, any Property reasonably necessary, advisable or appropriate (in the good faith determination of the Issuer) for purposes thereof, and (c) the incurrence of Additional Project Debt in connection therewith); provided that the terms of the Datacenter Lease, taken as a whole, after giving effect thereto are not materially less favorable to the Holders than the terms of the Datacenter Lease, taken as a whole, immediately prior thereto (as determined by the Issuer in good faith);

(iii)            to give effect to any termination for cause, or any amendment in lieu of any such termination for cause (in each case, as determined by the Issuer in good faith); or

(iv)            as may be required by law.

(c)            For purposes of this Section 4.16, any Permitted Development Changes will not, individually or collectively, be deemed to be materially adverse to the interests of, or materially less favorable to, the Holders.

Section 4.17.      Project Accounts; Cash Waterfall.

(a)            Project Accounts.  The Issuer shall establish the following accounts in the name of the Issuer, and/or the Subsidiary Guarantor (collectively, the “Project Accounts”), and to maintain the Project Accounts (other than with respect to the Excluded Accounts) after the establishment thereof subject to a springing control agreement in favor of the Collateral Agent in accordance with the terms of this Indenture. The Project Accounts shall consist of the following accounts, each of which will be funded from time to time as set forth below:

(i)            a “Revenue Account” that shall be funded from time to time with the proceeds of all revenues, payments, cash and proceeds and all other amounts received by any Company Party in respect of the Project (including, to the extent applicable, any rent, fees and expenses paid pursuant to the Datacenter Lease, but, for the avoidance of doubt, excluding any amounts received in respect of any Excluded Property), in each case, that are not required pursuant to this Indenture to be deposited into another Project Account, other than to the extent such amounts are permitted to be released from the Revenue Account pursuant to this Indenture (the “Revenue Account”);

(ii)            a “Debt Service Reserve Account” that shall be funded (A) on the Issue Date, with a portion of the net proceeds from the offering of the Notes, (B) on each Payment Date, with funds transferred from the Revenue Account in accordance with Section 4.17(c) and (C) on the issuance date of any Additional Notes, if applicable, with a portion of the net proceeds from the offering of such Additional Notes, in each case in an amount sufficient to cause the amount on deposit in the Debt Service Reserve Account to be equal to, or greater than, the Debt Service Reserve Required Amount as of such date (the “Debt Service Reserve Account”);

(iii)            a “Designated Account” into which any Datacenter Lease Termination Amount received by any Company Party will be required to be deposited by the applicable Datacenter Tenant (the “Designated Account”); and

(iv)            a “Notes Proceeds Account” that shall be funded on the Issue Date with the net proceeds from the offering of the Notes (except to the extent such net proceeds are used to fund the Debt Service Reserve Account, or to make a payment or distribution pursuant to Section 4.05(b)(xvii) (unless the proceeds from the offering of the Notes used make such Restricted Payment are deposited in another account of a Company Party)) (the “Notes Proceeds Account”).

(b)            All amounts from time to time held in each Project Account will constitute the property of the Issuer and/or the Subsidiary Guarantor (as applicable) and, other than as noted below, will be subject to the Lien in favor of the Collateral Agent (for the benefit of the Notes Secured Parties), and held in the “control” (within the meaning of Section 8-106(d) or Section 9-104, as applicable, of the UCC) of the Collateral Agent, for the purposes and on the terms set forth in the Indenture.  All such amounts will constitute a part of the Collateral.  The Project Accounts (and any other accounts of the Issuer) and any amounts held in such accounts may be invested in items constituting Cash, Cash Equivalents or Government Securities as approved or directed by the Issuer in its sole discretion.

For the avoidance of doubt, except as provided pursuant to this Section 4.17, the Company Parties will not be required to deposit cash held on the Issue Date or received after the Issue Date (including from future equity contributions from any Parent Entity) into any Project Account. However, any Project Account may, in the Issuer’s sole discretion, be funded with proceeds from any equity contribution, from the incurrence of any Debt, or from any Additional Project, Excess Property or Shared Facilities at any time and from time to time. Further, the Issuer will be obligated to open and maintain a Designated Account only upon the payment of a Datacenter Lease Termination Amount.

Notwithstanding the foregoing, (a) all revenues and cash proceeds received by the Company Parties that are directly or indirectly in respect of power and energy consumption charges that are to be paid by the Company Parties to utilities and energy or power providers (regardless of whether such revenues are characterized as rent charges under the applicable leases or otherwise), will not be required to be deposited into the Revenue Account or other controlled account and may be held by the Company Parties and used to pay such utilities and energy or power providers in a manner not subject to the foregoing requirements or the requirements set forth in Section 4.17(c), and (b) the Company Parties may deposit into any Distribution Account any and all amounts that are (i) received in respect of any Excluded Property or (ii) otherwise permitted to be used by the Company Parties in any manner not prohibited by this Indenture, and in each case such amounts are not required to be deposited into any other Project Account.

The Company Parties may, in their sole discretion, use one or more of the Project Accounts for any Additional Projects in the same manner as such Project Accounts are used for the Project.

(c)            Cash Waterfall.  The Company Parties may apply funds at any time and from time to time deposited in each Project Account only as follows:

(i)            funds deposited from time to time in the Revenue Account shall be applied (A) first, to pay operating expenses then payable, (B) second, to pay any Debt Service in respect of the Notes then payable (in combination with, or in substitution for, amounts deposited in the Debt Service Reserve Account), (C) third, to the extent the amount then on deposit in the Debt Service Reserve Account is less than the Debt Service Reserve Required Amount (determined as of the most recent Payment Date prior to the date of determination), to fund the Debt Service Reserve Account in an amount sufficient to cause the amount then on deposit in the Debt Service Reserve Account to equal at least the Debt Service Reserve Required Amount (determined as of the most recent Payment Date prior to the date of determination), and (D) fourth, for any other purposes not prohibited by this Indenture; and

(ii)            funds deposited from time to time in the Debt Service Reserve Account shall be applied at any time for Debt Service in respect of the Notes; provided that if, on any Payment Date (after giving effect to all payments in respect of Debt Service related to the Notes on such Payment Date) there is any amount in excess of the Debt Service Reserve Required Amount deposited in the Debt Service Reserve Account, the Issuer may transfer such excess out of the Debt Service Reserve Account to any Distribution Account and/or apply such amount for any purpose not prohibited by this Indenture;

(iii)            funds deposited from time to time in the Designated Account will be applied solely in accordance with Section 4.09; provided that if a Qualified Datacenter Lease is entered into in respect of the Datacenter Facility, then such funds may be applied for any purpose not prohibited by this Indenture; and

(iv)            funds deposited from time to time in the Notes Proceeds Account shall be applied at any time to fund the development and construction of the Project, and any and all associated costs and expenses of the Project, until such proceeds are depleted; provided that any amounts remaining in the Notes Proceeds Account may, at any time following the Final Commencement Date, in the Issuer’s sole discretion, be applied for any purpose not prohibited by this Indenture.

(d)            For purposes of this Section 4.17, the “operating expenses” of the Company Parties shall include, without limitation, all expenditures in respect of the payment of taxes of the Company Parties (but, for the avoidance of doubt, not any taxes of the Issuer’s direct or indirect owners), operating and administrative expenses payable or reimbursable by the Company Parties, any management fees in respect of any change orders or tenant-requested modifications, all fees and expenses of the Trustee and the Collateral Agent, insurance, amounts owing under intercompany contracts the proceeds of which are applied for any purpose specified in this paragraph, and capital expenditures of the Company Parties.

Article 5
Mergers and Consolidations

Section 5.01.      Issuer.  (a) The Issuer may not, directly or indirectly:  (x) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation), or (y) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company Parties, taken as a whole, in one or more related transactions, to another Person; unless:

(i)            either (A) the Issuer is the surviving entity, or (B) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (such Person, as the case may be, being herein called the “Successor Issuer”);

(ii)            the Successor Issuer (if other than the Issuer) expressly assumes, via a supplemental indenture, all the Obligations of the Issuer under (A) this Indenture and the Notes, and (B) if applicable, prior to a Release Event, the  Collateral Documents;

(iii)            immediately after such transaction, no Event of Default exists; and

(iv)            there has been delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply in all material respects with this Indenture and that all conditions precedent therein relating to such transaction have been complied with.

Section 5.02.      Subsidiary Guarantor.  (a) Subject to Section 11.03, the Subsidiary Guarantor may not, directly or indirectly:  (x) consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving corporation), or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person (in each case other than the Issuer or a Subsidiary Guarantor); unless:

(i)            either (A) such Subsidiary Guarantor is the surviving entity or (B) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (such Person, as the case may be, being herein called the “Successor Subsidiary Guarantor”);

(ii)            the Successor Subsidiary Guarantor assumes all the Obligations of such Subsidiary Guarantor under (A) this Indenture and its Subsidiary Guarantee and (B) if applicable, prior to a Release Event, the Collateral Documents;

(iii)            immediately after such transaction, no Event of Default exists; and

(iv)            there has been delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such guarantee agreement, if any, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this Indenture.

Section 5.03.      Application.

(a)            This Article 5 shall not apply to:

(i)            a merger, amalgamation or consolidation solely for the purpose of reincorporating or reorganizing the Issuer or a Subsidiary Guarantor in another jurisdiction or forming a direct or indirect holding company of the Issuer;

(ii)       any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Issuer and its Subsidiaries, including by way of merger or consolidation or other internal reorganization;

(iii)       any sale, transfer, assignment, conveyance, lease or other disposition of (A) all or any portion of any Excess Property, or (B) any lease, sale, transfer, assignment, conveyance or other disposition or contract in respect of any property or asset pursuant to or in connection with a Shared Facilities Arrangement;

(iv)       a merger, amalgamation or consolidation of a Subsidiary Guarantor with or into the Issuer or a Subsidiary Guarantor; and

(v)       any sale, transfer, assignment, conveyance or other disposition of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Issuer or a Subsidiary Guarantor.

Section 5.04. Substitution.

Upon any transaction that is subject to, and that complies with the provisions of, Section 5.01 or Section 5.02 hereof, the Successor Company or Successor Subsidiary Guarantor, as applicable, shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” or the “Subsidiary Guarantor,” as applicable, shall refer instead to the Successor Company (and not to the Issuer) or the Successor Subsidiary Guarantor (and not to the applicable Subsidiary Guarantor), as applicable), and may exercise every right and power of the Issuer or Subsidiary Guarantor, as applicable, under this Indenture with the same effect as if the Successor Company or Successor Subsidiary Guarantor, as applicable, had been named as the Issuer or Subsidiary Guarantor, as applicable, herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of, interest, premium (if any) on the Notes except in the case of a sale of all of the Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

Article 6
Defaults and Remedies

Section 6.01. Events of Default.

Each of the following constitutes an “Event of Default” with respect to the Notes:

(a)       default for 30 days in the payment when due of interest on the Notes;

(b)       default in payment when due of the principal of, or premium, if any, on the Notes;

(c)       failure by a Company Party to comply with any covenant in this Indenture (other than a default specified in clause (a) or (b) of this Section 6.01) in any material respect if such failure shall remain unremedied for 60 days (or 120 days in the case of Section 4.07) after written notice by the Trustee or Holders of at least 30% in principal amount of the Notes then outstanding (with a copy to the Trustee if given by the Holders); provided, that if such failure is not capable of remedy within such 60-day period, such 60-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed 90 days in the aggregate (inclusive of the original 60-day period) so long as (i) such Default is susceptible to cure, (ii) any Company Party commences and is diligently pursuing a cure in good faith and (iii) if such Default has had or could reasonably be expected to have a Material Adverse Effect, such extension of time could not be reasonably expected to result in an additional Material Adverse Effect or exacerbate the existing Material Adverse Effect;

(d)       default under any document evidencing any Debt for borrowed money by any Company Party, whether such Debt now exists or is created after the Issue Date, if that default:

(i)       is caused by a failure to pay principal when due at final (and not any interim) maturity on or prior to the expiration of any grace period provided in such Debt (a “Payment Default”); or

(ii)       results in the acceleration of such Debt prior to its express maturity (without such acceleration having been rescinded, annulled or otherwise cured),

and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates in excess of $25.0 million; provided that this clause (d) shall not apply to (A) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, (B) any such default that is waived (including during any forbearance period) (including in the form of amendment) by the requisite holders of the applicable item of Debt or contested in good faith by the applicable Company Party and (C) any Debt that is required to be converted into Qualifying Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion;

(e)       except as permitted by this Indenture, (i) a Subsidiary Guarantee shall be held in any final and non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with its terms) to be in full force and effect, or (ii) a Subsidiary Guarantor shall deny or disaffirm in writing its obligations under its Subsidiary Guarantee;

(f)       (i) a court of competent jurisdiction (A) enters an order or decree under any Bankruptcy Law that is for relief against any Company Party in an involuntary case; (B)

appoints a custodian for all or substantially all of the property of any Company Party; or (C) orders the liquidation of any Company Party and, in each of clauses (A), (B) or (C), the order, appointment or decree remains unstayed and in effect for at least 90 consecutive days after the commencement of the actions described in such clauses (A), (B) or (C) as applicable; or (viii) any Company Party, pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian of it or for all or substantially all of its property; or (D) makes a general assignment for the benefit of its creditors;

(g)       any final non-appealable judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25.0 million, excluding any portion of any such judgment covered by insurance, shall be rendered against any Company Party and which final judgments or orders remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 consecutive days after such judgment becomes final, and in the event such judgment is covered by insurance or indemnity, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(h)       other than by reason of the satisfaction in full of all Obligations under this Indenture and discharge of this Indenture or the release of such Collateral with respect to the Notes in accordance with the terms of this Indenture and the Notes Documents (or any other reason provided therein):

(i)       in the case of any security interest with respect to Collateral constituting a material portion of the Collateral, such security interest under the Collateral Documents shall, at any time after such Collateral Documents become effective, cease to be a valid and perfected security interest or shall be declared invalid or unenforceable by a court of competent jurisdiction and any such default continues for 30 days after notice of such default shall have been given to the Issuer by the Trustee or the Holders of at least 30% in principal amount of the Notes that are outstanding (with a copy to the Trustee if given by the Holders) (other than pursuant to the terms hereof or thereof or any defect arising as a result of the failure by the Collateral Agent to maintain possession of equity certificates delivered to it); provided that if such default is not capable of remedy within such 30-day period, such 30-day period shall be extended as may be necessary to cure such failure; or

(ii)       any Company Party shall assert, in any pleading in any court of competent jurisdiction, that any security interest under any Collateral Document is invalid or unenforceable other than in accordance with its terms; or

(i)       either of the Datacenter Lease or the Datacenter Lease Guarantee is terminated or otherwise ceases to be in full force and effect (a “Datacenter Lease Termination Event”) and the applicable Company Party has not entered into a Qualified Datacenter Lease in respect of such Datacenter Lease on or prior to the last day of the applicable Datacenter Lease EoD Period (any Event of Default pursuant to this clause (i), a “Datacenter Lease Termination Event of Default”).

Section 6.02. Acceleration.  In the case of an Event of Default with respect to the Issuer pursuant to Section 6.01(f), principal of and accrued and unpaid interest on all the Notes that are outstanding will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 30% in principal amount of the Notes that are outstanding by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable immediately; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. For the avoidance of doubt, no notice of Default or other Noteholder Direction shall be effective unless and until the applicable Position Representation is delivered to both the Issuer and the Trustee in accordance with this provision.  In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). The Trustee shall have no duty to investigate, verify, or obtain any such information for the Issuer; provided that the Trustee shall promptly forward to the Issuer any Position Representation or other information actually received by the Trustee pursuant to the foregoing.  In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee. If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder providing such Noteholder Direction was, at any relevant time, in breach of its Position Representation and provides to the Trustee evidence that the Issuer has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification

Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Event of Default; provided, however, this shall not invalidate any indemnity or security provided by the Directing Holders to the Trustee which obligations shall continue to survive.

With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Issuer in accordance with the terms of this section. Each Holder and subsequent purchaser of the Notes waives in this Indenture any and all claims, in law and/or in equity, against the Trustee and agrees in this Indenture not to commence any legal proceeding against the Trustee in respect of, and agrees in this Indenture that the Trustee will not be liable for any action that the Trustee takes in accordance with this Section 6.02, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction. The Issuer agrees to waive in this Indenture any and all claims, in law and/or in equity, against the Trustee, and in this Indenture not to commence any legal proceeding against the Trustee in respect of, and agrees in this Indenture that the Trustee will not be liable for any action that the Trustee takes in accordance with this Section 6.02, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction. In connection with the requisite percentages required under this section, the Trustee shall also treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction. The Issuer will confirm in this Indenture that any and all other actions that the Trustee takes or omits to take under this Section 6.02 and all fees, costs and expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith shall be covered by the Issuer’s indemnifications under Section 7.06.

Section 6.03. Waiver of Past Defaults.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such Notes.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.04. Control by Majority.  Holders of a majority in principal amount of the Notes that are then outstanding may direct the Trustee in its exercise of any trust or power in respect of the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Section 7.01 and Section 7.02, that the Trustee determines is unduly prejudicial to the rights of Holders or would involve the Trustee in personal liability (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders); provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Section 6.05. Limitations on Suits.  In case an Event of Default occurs and is continuing under this Indenture, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered, and, if requested, provided to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense.  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture unless:

(a)       such Holder has previously given the Trustee notice that an Event of Default is continuing;

(b)       Holders of at least 30% in aggregate principal amount of the Notes that are then outstanding have requested the Trustee to pursue the remedy;

(c)       such Holders have offered, and, if requested, provided, to the Trustee security and/or indemnity satisfactory to it against any loss, liability or expense;

(d)       the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e)       Holders of a majority in aggregate principal amount of the Notes that are then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

Section 6.06. Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(a) or Section 6.01(b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.  The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.07. Priorities.  If the Trustee collects any money pursuant to this Article 6, it shall, subject to the terms of any applicable Acceptable Intercreditor Agreement, pay out the money in the following order:

First:  to the Trustee and the Collateral Agent, and their respective agents and attorneys for amounts due under the Notes Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.07.

Section 6.08. Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian or other party making payment in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.06 hereof.  No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.09. Holder Representation.  (a) Each Holder by accepting a Note acknowledges and agrees that the Trustee (and any agent) shall not be liable to any party for acting or refraining to act in accordance with (i) the foregoing provisions, (ii) any Officer’s Certificate, or (iii) its duties under this Indenture, as the Trustee may determine in its sole discretion.

(b)       The Trustee shall not be deemed to have notice of any Default or Event of Default unless a written notice from the requisite number of Holders or from the Issuer of any event which is in fact such a default is received by a Responsible Officer at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

Article 7
Trustee and Collateral Agent

Section 7.01. Duties of Trustee and Collateral Agent.  (r) The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture.  If an Event of Default with respect to the Notes has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)       Except during the continuance of an Event of Default:

(i)       the duties of the Trustee will be determined solely by the express provisions of this Indenture and only with respect to the Notes as to which it is Trustee and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Collateral Agent; and

(ii)       in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, with respect to certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)       The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act or willful misconduct, except that:

(i)       this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)       the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)       the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.04 hereof, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes.

(d)       No provision of this Indenture will require the Trustee or the Collateral Agent to expend or risk its own funds or incur any liability.

(e)       Neither the Trustee nor the Collateral Agent will be liable for interest on or the investment of any money received by it except as the Trustee or the Collateral Agent may agree in writing with the Issuer.  Money held in trust by the Trustee or the Collateral Agent need not be segregated from other funds except to the extent required by law.

(f)       Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee or the Collateral Agent is subject to Section 7.01.

Section 7.02. Rights of Trustee and Collateral Agent.  (a) The Trustee and the Collateral Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of Debt or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person.

(b)       Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  Neither the Trustee nor the Collateral Agent will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee and the Collateral Agent may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)       Each of the Trustee and the Collateral Agent may act through its attorneys and agents and will not be responsible for the acts or omissions of any attorney or agent appointed with due care.

(d)       Neither the Trustee nor the Collateral Agent will be liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture; provided that the Trustee’s or the Collateral Agent’s, as applicable, conduct does not constitute gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(e)       In the event the Trustee or the Collateral Agent receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee or the Collateral Agent, as applicable, in its sole discretion, may determine what action, if any, will be taken and the Trustee or the Collateral Agent, as applicable, shall be entitled not to take any action until such instructions have been resolved or clarified to its satisfaction and neither the Trustee nor the Collateral Agent shall be or become liable in any way or person for any failure to comply with any conflicting, unclear or equivocal instructions.

(f)       The permissive right of the Trustee and the Collateral Agent to take the actions permitted by this Indenture or the Collateral Documents will not be construed as an obligation or duty to do so.

(g)       Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or the Subsidiary Guarantor, as applicable, will be sufficient if signed by an Officer of the Issuer or such Subsidiary Guarantor, as applicable.

(h)       Neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of the rights or powers vested in it by this Indenture or the Collateral Documents at the request or direction of any of the Holders unless such Holders have offered and, if requested, provided, to the Trustee or the Collateral Agent, as applicable, indemnity and/or security satisfactory to the Trustee or the Collateral Agent, as applicable, against the losses, liabilities and expenses that might be incurred by the Trustee in compliance with such request or direction.

(i)       In no event shall the Trustee or the Collateral Agent be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j)       The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a Responsible Officer at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k)       The rights, privileges, protections, immunities and benefits given to the Trustee and the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Registrar and Paying Agent, and each Agent, Custodian and other Person employed to act hereunder.

(l)       The Trustee may request that the Issuer and the Subsidiary Guarantor deliver an Officer’s Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m)       The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(n)       Notwithstanding any provision herein to the contrary, in no event shall the Trustee or the Collateral Agent be liable for any failure or delay in the performance of its obligations under this Indenture because of circumstances beyond its control, including, but not limited to, nuclear or natural catastrophes or acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, epidemic, pandemic, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture, inability to obtain material, equipment, or communications or computer (software and hardware) facilities, or the failure of equipment or interruption of utilities, communications or computer (software and hardware) facilities, the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(o)       The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(p)       Neither the Trustee nor the Collateral Agent shall be required to give any bond or surety in respect of the performance of its powers and duties hereunder or under the Collateral Documents.

(q)       Neither the Trustee nor the Collateral Agent shall have any duty (i) to see to any recording, filing, or depositing of this Indenture or any Collateral Document, or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of such recording or filing or depositing, or to any re-recording, refiling, or redepositing of any thereof, or otherwise monitoring the perfection, continuation of perfection, or the sufficiency or validity of any security interest in or related to any Collateral or (ii) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(r)       The Trustee and the Collateral Agent may assume without inquiry in the absence of actual knowledge that the Issuer and each of the Company Parties is duly complying with their obligations contained in any Notes Document required to be performed and observed by them, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(s)       Neither the Trustee nor the Collateral Agent shall have any obligation whatsoever to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, insured or has been encumbered, or that any Liens on the Collateral have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether the property constituting collateral intending to be subject to the interest and the interest of the Collateral

Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto.

(t)       The Trustee shall have no duty to monitor the performance or actions of the Collateral Agent.  The Trustee shall have no responsibility or liability for the actions or omissions of the Collateral Agent.  In each case that the Trustee is requested hereunder or under any of the Collateral Documents to give direction or provide any consent or approval to the Collateral Agent, the Issuer or to any other party, the Trustee may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes.  If the Trustee requests direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to giving any direction to the Collateral Agent, the Trustee shall be entitled to refrain from giving such direction unless and until the Trustee shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Trustee shall not incur liability to any Person by reason of so refraining.

(u)       At any time that the security granted pursuant to the Collateral Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such security, the Trustee is not required to give any direction to the Collateral Agent with respect thereto unless it has been indemnified in accordance with Section 7.02(h).  In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(i)       any failure of the Collateral Agent to enforce such security within a reasonable time or at all;

(ii)       any failure of the Collateral Agent to pay over the proceeds of enforcement of the Collateral;

(iii)       any failure of the Collateral Agent to realize such security for the best price obtainable;

(iv)       monitoring the activities of the Collateral Agent in relation to such enforcement;

(v)        taking any enforcement action itself in relation to such security;

(vi)       agreeing to any proposed course of action by the Collateral Agent which could result in the Trustee incurring any liability for its own account; or

(vii)      paying any fees, costs or expenses of the Collateral Agent.

(v)       No provision of this Indenture or of the Notes Documents shall require the Trustee to indemnify the Collateral Agent, and the Collateral Agent shall be required to waive any claim it may otherwise have by operation of law in any jurisdiction to be indemnified by the Trustee acting as principal vis-à-vis its agent, the Collateral Agent.

(w)       The Trustee shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Issuer or any Grantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against it that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment be made.

(x)       The Trustee shall not be responsible or liable for the determination of the Commencement Date or the calculation of the amounts of any Installments. The Issuer shall provide a schedule of its calculations to the Trustee and the Trustee is entitled to rely conclusively upon the accuracy of the Issuer’s calculations without independent verification.

Section 7.03. Individual Rights of Trustee and Collateral Agent.  Each of the Trustee and the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with either the Issuer or the Subsidiary Guarantor or any Affiliate of the Issuer or the Subsidiary Guarantor with the same rights it would have if it were not Trustee or the Collateral Agent, as applicable.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign.  Any Agent may do the same with like rights and duties.

Section 7.04. Trustee’s and Collateral Agent’s Disclaimer.  Neither the Trustee nor the Collateral Agent will be responsible for and makes no representation as to the validity or adequacy of any offering materials, the Notes Documents, the Notes or the Subsidiary Guarantee or any Lien securing the Notes or the Subsidiary Guarantee; it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture; it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or the Collateral Agent, as applicable; and it will not be responsible for any statement or recital herein or any statement in the Notes, the Subsidiary Guarantee or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer pursuant to the terms of this Indenture, the Trustee will mail or deliver electronically to Holders a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may and shall be protected in withholding the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06. Compensation and Indemnity.  (a) The Issuer and the Subsidiary Guarantor, jointly and severally, shall pay to the Trustee and the Collateral Agent from time to time reasonable compensation, as agreed in writing from time to time, for its acceptance and administration of this Indenture and services hereunder.  The Trustee’s and the Collateral Agent’s compensation will not be limited by any law on compensation of a Trustee of an express trust.  The Issuer and the Subsidiary Guarantor, jointly and severally, shall reimburse the Trustee and the Collateral Agent promptly upon request for all reasonable and documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses will include the reasonable and documented compensation, disbursements and expenses of the Trustee’s and the Collateral Agent’s agents and counsel.  To secure the Company Parties’ payment obligations in this Section 7.06, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Company Parties.

(b)       The Issuer and the Subsidiary Guarantor, jointly and severally, will indemnify the Trustee and the Collateral Agent and hold each of them harmless from and against any and all losses, liabilities, claims, damages, costs or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights under this Indenture, each supplemental indenture and the Subsidiary Guarantee, including the reasonable and documented costs and expenses of enforcing this Indenture, each supplemental indenture and the Subsidiary Guarantee against the Issuer and the Subsidiary Guarantor (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer, the Subsidiary Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture and each supplemental indenture, except to the extent any such loss, liability or expense may be attributable to its own gross negligence or willful misconduct.  Each of the Trustee and the Collateral Agent will notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee or the Collateral Agent, as applicable, to so notify the Issuer will not relieve the Issuer or the Subsidiary Guarantor of their obligations hereunder.  The Issuer or any such Subsidiary Guarantor shall defend the claim and the Trustee or the Collateral Agent, as applicable, shall cooperate in the defense.  The Trustee and the Collateral Agent may have separate counsel and the Issuer and/or the Subsidiary Guarantor shall pay the reasonable fees and expenses of such counsel if the Issuer shall not have employed counsel reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, or such other indemnified party (in the Trustee’s, the Collateral Agent’s or such other indemnified party’s good faith determination) or if the Issuer agrees to pay the reasonable and documented cost of such separate counsel or if the Trustee, the Collateral Agent or such other indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Issuer.  The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or the Collateral Agent through the Trustee’s or the Collateral Agent, as applicable, own gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction.  Neither the Issuer nor the Subsidiary Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)       When the Trustee or the Collateral  incurs expenses or renders services after an Event of Default specified in clause (f) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(d)       The Issuer’s and Subsidiary Guarantor’s obligations under this Section 7.06 shall survive the resignation or removal of the Trustee or the Collateral Agent, as applicable, the satisfaction and discharge of this Indenture with respect to any Notes, the complete satisfaction and discharge of this Indenture, any termination of this Indenture or any supplemental indenture, including any termination or rejection of this Indenture or any supplemental indenture in any Insolvency or Liquidation Proceeding or similar proceeding, and the repayment of all the Notes.

Section 7.07. Replacement of Trustee or Collateral Agent.

(a)       A resignation or removal of the Trustee or the Collateral Agent and appointment of a successor Trustee or successor Collateral Agent will become effective only upon the successor Trustee’s or successor Collateral Agent’s acceptance of appointment as provided in this Section 7.07.

(b)       The Trustee and the Collateral Agent may resign with 30 days’ prior notice, with respect to the Notes, and be discharged from the trust hereby created by so notifying the Issuer in writing.  The Holders of a majority in aggregate principal amount of the then outstanding Notes or the Issuer with 30 days’ prior notice may remove the Trustee or Collateral Agent, as applicable, by so notifying the Trustee and the Issuer in writing not less than 30 days prior to the effective date of such removal.  The Issuer may also remove the Trustee or Collateral Agent with respect to the Notes if:

(i)       the Trustee or the Collateral Agent fails to comply with Section 7.09 hereof;

(ii)       the Trustee or the Collateral Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee or the Collateral Agent under any Bankruptcy Law;

(iii)       a custodian or public officer takes charge of the Trustee or the Collateral Agent or their respective property; or

(iv)       the Trustee or the Collateral Agent becomes incapable of acting.

(c)       If the Trustee or the Collateral Agent resigns or is removed or if a vacancy exists in the office of Trustee or the Collateral Agent with respect to Notes for any reason, the Issuer will promptly appoint a successor Trustee or successor Collateral Agent.  Within one year after the successor Trustee or successor Collateral Agent takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee or successor Collateral Agent to replace the successor Trustee or successor Collateral Agent appointed by the Issuer.

(d)       If a successor Trustee of successor Collateral Agent with respect to the Notes does not take office within 60 days after the retiring Trustee or retiring Collateral Agent resigns or is removed, the retiring or removed Trustee or the retiring or removed Collateral Agent, as applicable, the Issuer, or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Collateral Agent, as applicable.

(e)       If the Trustee or Collateral Agent fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee or the Collateral Agent, as applicable, and the appointment of a successor Trustee or successor Collateral Agent, as applicable.

(f)       A successor Trustee or Collateral Agent, as applicable, will deliver a written acceptance of its appointment to the retiring Trustee or retiring Collateral Agent, as applicable, and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee or retiring Collateral Agent will become effective, and the successor Trustee or successor Collateral Agent will have all the rights, powers and duties of the Trustee or Collateral Agent, as applicable, for which it is acting as Trustee or as Collateral Agent, as applicable, under this Indenture.  The successor Trustee or Collateral Agent will mail or deliver electronically a notice of its succession to Holders.  The retiring Trustee or Collateral Agent will promptly transfer all property held by it as Trustee to the successor Trustee or as Collateral Agent to the successor Collateral Agent, as applicable; provided that all sums owing to the Trustee or Collateral Agent, as applicable, hereunder have been paid.

(g)       The retiring Trustee or Collateral Agent shall have no responsibility or liability for any action or inaction of a successor Trustee or Collateral Agent, as applicable.

Section 7.08. Successor Trustee or Collateral Agent by Merger, etc.  If the Trustee or Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act will be the successor Trustee or successor Collateral Agent, as applicable.

Section 7.09. Eligibility; Disqualification.  There will at all times be a Trustee hereunder that is an entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

Section 7.10. Intercreditor Agreement.  By acceptance of the Notes, the Holders shall be deemed to hereby (a) authorize and direct the Trustee and the Collateral Agent, as the case may be, to execute and deliver the Acceptable Intercreditor Agreements (on behalf of the Collateral Agent, the Trustee and the Holders) in which it is named as a party, including such changes from the form attached to this Indenture that are permitted hereunder, (b) agree that as such (x) the Trustee and the Collateral Agent will be deemed to be a party to the Acceptable Intercreditor Agreements as trustee and agent for the Holders and (y) the Collateral Agent, the Trustee and the Holders will be subject to and bound by the provisions of such Acceptable Intercreditor Agreement, and (c) accept and authorize the Collateral Agent, as Collateral Agent for itself, the Trustee and the Holders under the Acceptable Intercreditor Agreements, to take such action as agent on their behalf and to exercise such powers under the Acceptable Intercreditor Agreements as are delegated to the Collateral Agent by the terms thereof and (y) accept and acknowledge the terms of the First Lien Intercreditor Agreement applicable to them and agree to be bound by the terms thereof applicable to holders of the First Lien Obligations (as defined in the First Lien Intercreditor Agreement) with all the rights and obligations of an Indenture Secured Party (as defined in the First Lien Intercreditor Agreement) thereunder and bound by all the provisions thereof. It is hereby expressly acknowledged and agreed that, in taking the foregoing actions, the Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.  Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Acceptable Intercreditor Agreements, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to them under this Indenture (in addition to those that may be granted to them under the terms of such other agreement or agreements).

Article 8
Legal Defeasance and Covenant Defeasance

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.  The Issuer may, at its option evidenced by a resolution of its Board of Directors set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or Section 8.03 hereof be applied to the Notes Documents upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance.  The Issuer may, at its option and at any time, elect to have all of its obligations discharged in full with respect to the Notes and have the Subsidiary Guarantor’s obligations discharged with respect to their respective Subsidiary Guarantee (hereinafter, “Legal Defeasance”) except for:

(a)       the rights of Holders of such Notes that are then outstanding to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(b)       the Issuer’s Notes Obligations concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)       the rights, powers, trusts, duties, indemnities and immunities of the Trustee under this Indenture and the Notes and the Issuer’s and the Subsidiary Guarantor’s Obligations in connection therewith; and

(d)       this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Subsidiary Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under Section 4.03 through (and including) Section 4.17 hereof with respect to the Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of the Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the Notes and the Subsidiary Guarantee, the Issuer and the Subsidiary Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other Notes Document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Subsidiary Guarantee shall be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, all events set forth in Section 6.01 shall not constitute Events of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance.

(a)       In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes under either Section 8.02 or Section 8.03 hereof:

(i)       the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Dollars, non-callable Government Securities or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient to pay the principal of, or interest and premium on, such Notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date, provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the redemption date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the redemption date. Any

Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii)       in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)       in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(iv)       the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(i) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to the Issuer.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Notes and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable, shall be paid to the Issuer on its written request or (if then held by the Issuer) will be discharged from such trust; and the Holders of such Notes will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

Section 8.07. Reinstatement.  If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with  Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Subsidiary Guarantor’s obligations under the applicable Notes Documents will be revived and reinstated as though no deposit had occurred pursuant to  Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with  Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 9
Amendment, Supplement and Waiver

Section 9.01. Without Consent of Holders of Notes.  Notwithstanding Section 9.02 hereof, the Company Parties, the Trustee and the Collateral Agent, as applicable, may amend or supplement the Notes Documents without the consent of any Holder:

(a)       to cure any ambiguity, omission, mistake, defect, error or inconsistency;

(b)       to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)       to provide for the assumption of the Issuer’s or a Subsidiary Guarantor’s Obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Subsidiary Guarantor’s assets;

(d)       to add a Subsidiary Guarantor under the Notes Documents;

(e)       to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of such Holder in any material respect (including any changes to notice or timing provisions), or to surrender any right or power conferred upon any Company Party;

(f)       to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(g)       to conform the text of the Notes Documents to any provision of the “Description of Notes” section of the Offering Memorandum;

(h)       to evidence and provide for the acceptance and appointment under this Indenture of a successor trustee or successor collateral agent pursuant to the requirements thereof;

(i)       to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(j)       to give effect to any modification of any Installment payable with respect to the Notes as provided under Article 14;

(k)       to make any change to a Notes Document reasonably necessary, appropriate or advisable (as determined by the Issuer in good faith) to facilitate any Shared Facilities Arrangement that is not prohibited by the Notes Documents;

(l)       to make any change to a Notes Document reasonably necessary, appropriate or advisable (as determined by the Issuer in good faith) to facilitate any Additional Project that is not prohibited by the Notes Documents; provided, however, that the terms of any amended or supplemented Notes Document shall, taken as a whole, not be materially less favorable to the Holders relative to the terms of such Notes Document prior to such change (as determined in good faith by the Issuer), it being understood that any Permitted Development Changes will not, individually or collectively, be considered materially less favorable to the Holders

(m)       to release a Subsidiary Guarantor from its Subsidiary Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(n)       to add Collateral with respect to the Notes;

(o)       to add any additional secured parties to any Collateral Documents to the extent holding secured Debt otherwise permitted to be incurred under this Indenture;

(p)       to enter into any Acceptable Intercreditor Agreement or amend an existing intercreditor agreement in a manner that would cause it to be (or continue to be) an Acceptable Intercreditor Agreement;

(q)       to make, complete or confirm any grant of any Lien on the Collateral permitted or required by any of the Notes Documents, including to amend any Collateral Document (including to add additional secured parties) to permit Liens on the Collateral securing any Debt (including Credit Facilities and Additional Project Debt) that have Pari Passu Lien Priority to the extent otherwise permitted to be incurred under this Indenture;

(r)       to release, discharge, terminate or subordinate Liens on Collateral in accordance with the Notes Documents, and to confirm and evidence any such release, discharge, termination or subordination;

(s)       in the case of any Collateral Document, to include therein any legend required to be set forth therein pursuant to any Acceptable Intercreditor Agreement  or to modify any such legend as required by any Acceptable Intercreditor Agreement;

(t)       to provide for the succession of any parties to any Collateral Document (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any other agreement that is not prohibited by this Indenture;

(u)       to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes not prohibited by this Indenture, including to facilitate the issuance and administration of Notes;

(v)       to comply with the rules and procedures of any applicable securities depository; or

(w)       make any amendment to the provisions of any Notes Document to eliminate the effect of any accounting change or in the application thereof, as determined by the Issuer in good faith.

Section 9.02. With Consent of Holders of Notes.  (a) Except as provided in Section 9.02(b) and Section 9.02(c), the Issuer, the Subsidiary Guarantor and the Trustee or Collateral Agent, as applicable, may amend or supplement any Notes Documents with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any Default, Event of Default or compliance with any provision of any Notes Document may be waived with the consent of the Holders of a majority in principal amount of the Notes that are then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

(b)       Without the consent of each Holder adversely affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(i)       reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)       reduce the principal payable in respect of the Notes on any date, or extend the fixed maturity of any such Note or the Payment Date for any Installment (including, in each case, by altering any provision set under Article 14, but excluding, for the avoidance of doubt, as provided by Section 4.16);

(iii)       reduce the rate of or extend the stated time for payment of interest on any such Note;

(iv)       reduce the premium payable upon the redemption of any Note or change the dates on which any such premium is payable upon redemption; provided that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding;

(v)       make any such Note payable in currency other than that stated in such Notes;

(vi)       impair the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the due dates therefor; or

(vii)       make any change to Section 9.01 and this Section 9.02.

(c)       Without the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (i) make any change in any Collateral Documents or the provisions of Article 12 or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Notes Obligations or  (ii) change or alter the priority of the Liens securing the Notes Obligations in any material portion of the Collateral in any way adverse to the Holders of such Notes in any material respect, other than, in each case, as provided under the terms of the Collateral Documents.

(d)       For the avoidance of doubt, no amendment, waiver, modification or deletion of the provisions described under Article 3 or Article 4 shall be deemed to impair or affect any rights of Holders to institute suit for the enforcement of any payment on or with respect to, or to receive payment of principal of, or premium, if any, or interest on, the Notes.

(e)       The consent of the Holders is not necessary under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver.  It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.  A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(f)       After an amendment, supplement or waiver under this Indenture becomes effective, the Issuer shall deliver to the Holders a notice briefly describing such amendment, supplement or waiver.  However, any failure of the Issuer to deliver such notice to all of the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03. Effect of Consents.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04. Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05. Trustee to Sign Amendments, etc.  Upon the request of the Issuer and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, the Trustee shall sign any amended or supplemental indenture or other amendment of or supplement to or waiver under any Notes Document authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee under this Indenture, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or any amendment of or supplement to or waiver under any Notes Document.  In executing any amended or supplemental indenture or other amendment of or supplement to or waiver under any Notes Document, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon in addition to the documents set forth in Section 13.02, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture or other amendment of or supplement to or waiver under any Notes Document is authorized or permitted by this Indenture.

Article 10
Satisfaction and Discharge

Section 10.01. Satisfaction and Discharge.  This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)       either:

(i)       all such Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(ii)       all such Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the issuance of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or the Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars, non-callable Government Securities or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption, provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the redemption date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee (with a copy to the Paying Agent) simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(iii)       the Issuer or the Subsidiary Guarantor has paid or caused to be paid all sums payable by it with respect to the Notes under this Indenture; and

(iv)       the Issuer has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (ii) of clause (a) of this Section 10.01, the provisions of Section 10.02 and Section 8.06 hereof will survive.  In addition, nothing in this Section 10.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 10.02. Application of Trust Money.  Subject to the provisions of  Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 10.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 10.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Subsidiary Guarantor’s obligations under this Indenture and the Notes Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article 11
Subsidiary Guarantee

Section 11.01. Guarantee.

(a)       Subject to this Article 11, the Subsidiary Guarantor hereby irrevocably and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)       the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)       in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantor will obligated to pay the same immediately.  The Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.  The obligations of such Subsidiary Guarantor in respect of its guarantee are secured by the Collateral on a senior secured basis as provided in the Collateral Documents.

(b)       The Subsidiary Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  The Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of an Insolvency or Liquidation Proceeding of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)       If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, a Subsidiary Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or a Subsidiary Guarantor, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)       The Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  The Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantor for the purpose of this Subsidiary Guarantee.

Section 11.02. Limitation on Subsidiary Guarantor Liability.  The Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to such Subsidiary Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantor hereby irrevocably agree that the obligations of the Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Subsidiary Guarantor that are relevant under such laws, and result in the obligations of the Subsidiary Guarantor under its respective Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03. Releases.  (a) The Subsidiary Guarantee of any Subsidiary Guarantor shall be released automatically:

(i)       upon the liquidation or dissolution of such Subsidiary Guarantor to the extent permitted by this Indenture;

(ii)       upon the full and final payment of the Notes and performance of all Notes Obligations of the Issuer and such Subsidiary Guarantor under this Indenture and the Notes;

(iii)       upon defeasance or satisfaction and discharge of the Notes as provided in Article 8 and Article 10 hereof;

(iv)       upon the merger, amalgamation or consolidation of any Subsidiary Guarantor with and into the Issuer or another Subsidiary Guarantor, in each case, in compliance with the applicable provisions of this Indenture; or

(v)       as described in Article 9.

(b)       Upon delivery by the Issuer to the Trustee of an Officer’s Certificate certifying that (i) the action or event giving rise to a release has occurred as specified above and (ii) the release is authorized or permitted by this Indenture, the Trustee shall execute any documents reasonably requested by the Issuer or the Trustee in order to evidence the release of a Subsidiary Guarantor from its obligations under its respective Subsidiary Guarantee.

(c)       Unless released pursuant to clause (a) above, a Subsidiary Guarantor shall remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of such Subsidiary Guarantor under this Indenture as provided in this Article 11.

Section 11.04. Notation Not Required.  Neither the Issuer nor the Subsidiary Guarantor shall be required to make a notation on the Notes to reflect the Subsidiary Guarantee or any release, termination or discharge thereof.

Article 12
Collateral and Security

Section 12.01. Grant of Security Interest.  (a)  The due and punctual payment of the Notes Obligations will be secured, as of the Issue Date, as provided in the Collateral Documents.  The Issuer hereby consents and agrees, and shall cause the Subsidiary Guarantor, to be bound by the terms of the Collateral Documents to which they are parties, as of the Issue Date and as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith.  The Issuer hereby agrees, and shall cause the Subsidiary Guarantor to agree, that the Collateral Agent shall hold the Collateral (directly or through co-trustees or agents) on behalf of and for the benefit of all of the Holders and the other holders of Notes Obligations.

(b)       Each Holder, by its acceptance of any Notes and the Subsidiary Guarantee, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and amendments to the Collateral Documents) as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and appoints Wilmington Trust, National Association as the Collateral Agent.  Each Holder, by accepting any Notes and the Subsidiary Guarantee, authorizes and directs the Collateral Agent to enter into any Collateral Documents to the extent not already entered into and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof.  Each of the Trustee, the Collateral Agent and the Holders, by accepting any Notes and the Subsidiary Guarantee, acknowledges that, as more fully set forth in the Collateral Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the holders of Notes Obligations, the Collateral Agent and the Trustee, and the Lien created by Collateral Documents is subject to and qualified and limited in all respects by the Collateral Documents and actions that may be taken thereunder.

Section 12.02. Further Assurances; Liens on Additional Property.  (a) Subject to the limitations under this Indenture and/or the Collateral  Documents and applicable law, the Company Parties will use commercially reasonable efforts to do, or cause to be done all acts and things that may be required to ensure that the Collateral Agent holds, for the benefit of the holders of the Notes Obligations, duly created and enforceable and perfected first-priority Liens (subject to Permitted Liens) on the Collateral (including any property or assets that are acquired by the Company Parties or otherwise become, or are required by any Notes Document to become, Collateral after the Issue Date).

(b)       Subject to the limitations under this Indenture and/or the Collateral  Documents, at any time and from time to time (in each case, subject to the terms of the applicable Notes Documents), the Company Parties will use commercially reasonable efforts to execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions (including the filing of financing statements, amendments to financing statements and continuation statements) as may be reasonably required under applicable law to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Notes Documents for the benefit of the holders of Notes Obligations. If any Company Party is unable to complete all filings and other similar actions reasonably required in connection with the granting and perfection of such security interests that are required to be undertaken under the Collateral Documents or this Indenture, it will complete such actions as soon as reasonably practicable.

(c)       Neither the Collateral Agent nor the Trustee shall be responsible for filing financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created under the Collateral Documents (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it under the Collateral Documents) and such responsibility shall be solely that of the Company Parties.

Section 12.03. Release and Subordination of Collateral.  (a) The Liens on the Collateral of this Indenture will no longer secure the Notes outstanding under this Indenture or any other Note Obligations with respect to such Notes, and the right of the

Holders to the benefits and proceeds of the Liens on the Collateral will terminate and be discharged, in each case, automatically and without the need for any further action by any Person:

(i)       in connection with the sale, assignment, lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition of such properties or assets (including as part of or in connection with any other sale, assignment, lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition not prohibited by this Indenture) after the Issue Date to a Person that is not (after giving effect to such transaction) a Company Party in a transaction not prohibited by this Indenture (to the extent of the interest sold, assigned, leased, conveyed, licensed, transferred or disposed of);

(ii)       in the case of a Subsidiary Guarantor being released from its Subsidiary Guarantee pursuant to the terms of this Indenture, the release of the property or assets, of such Subsidiary Guarantor (and all equity interests of such Subsidiary Guarantor pledged as Collateral);

(iii)       pursuant to  Article 9 hereof;

(iv)       upon the full and final payment of the Notes and performance of all Notes Obligations of the Company Parties under this Indenture and the Notes;

(v)       upon Legal Defeasance or Covenant Defeasance under this Indenture pursuant to Article 8 hereof or upon the satisfaction and discharge of this Indenture in accordance with Article 10 hereof;

(vi)       as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents or by the Applicable Collateral Agent (as defined in the First Lien Intercreditor Agreement) pursuant to any Acceptable Intercreditor Agreement;

(vii)       if such property or assets, or any portion thereof, at any time constitutes Excluded Property; and

(viii)       if such property or assets at any time constitute Excess Property pledged to secure any Debt not prohibited by the terms of this Indenture, to the extent such Debt requires the release of Liens over such Excess Property securing the Notes.

(b)       Each Holder, by its acceptance of the Notes agrees that the Collateral Agent is authorized to subordinate the Liens granted to it under the Collateral Documents to certain holders of Permitted Liens in accordance with the terms of the Collateral Documents without the consent, authorization, direction or instruction of any Holder or the Trustee.

Section 12.04. Release and Subordination Documentation.  Upon compliance with the conditions to release of all or any portion of the Collateral or subordinate its Lien on any portion of the Collateral set forth in Section 12.03, the Collateral Agent shall, without the consent or authorization of any Holder, and without any consent, direction or instruction from the Trustee, forthwith take all necessary action (at the written request of and the expense of the Issuer) to release and re-convey to the Issuer or any other Grantor or to subordinate its Lien, as the case may be, the applicable portion of the Collateral that is authorized to be released pursuant to Section 12.03, and shall deliver such Collateral in its possession to the Issuer or any other Grantor, as the case may be, including, without limitation, executing and delivering releases and satisfactions or subordination agreements wherever required. The Trustee and Collateral Agent shall be entitled to receive an Officer’s Certificate stating that all conditions precedent under this Indenture have been complied with and that it is permitted for the Trustee and/or the Collateral Agent to execute and deliver the instruments or documents requested by the Issuer in connection with such release or subordination.

Section 12.05. Purchaser Protected.  No purchaser or grantee of any property or rights purporting to be released from the Liens in favor of the Collateral Agent shall be bound to ascertain the authority of the Collateral Agent or Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority.

Section 12.06. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.  The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Collateral Documents and to apply such funds as provided in Section 6.07.

Section 12.07. Powers Exercisable by Receiver or Trustee.  In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or Grantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or any Grantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 12.

Section 12.08. Real Estate Deliverables.

(a)       The Issuer will use commercially reasonable efforts to deliver, or cause to be delivered, within 180 days of the Issue Date (or, in the event the Issuer is unable to cause such deliverables to be obtained on or prior to such date, as soon as reasonably practicable after the Issuer Date), the following with respect to any real property Collateral owned, leased or otherwise held as of the Issue Date by a Company Party:

(i)       a Mortgage, duly executed and delivered by the owner or leasehold owner, as applicable, of such real property and suitable for recording in the applicable recording office(s) in order to create a valid and enforceable first priority Lien subject to no other Liens except Permitted Liens, together with evidence that all filing and recording Taxes and fees have been paid or otherwise provided for;

(ii)       opinions of counsel regarding the due authorization, execution, delivery, enforceability and perfection of such Mortgage and such other matters customarily covered in real estate opinions;

(iii)       a policy or marked up unconditional binder of title insurance, paid for by the Issuer, in the amount of the lesser of (A) the amount of the Notes; or (B) the Fair Market Value of the respective Real Estate Assets insured thereby, issued by a nationally recognized title insurance company (the “Title Insurer”) insuring the Lien of such Mortgage as a valid Lien on the real property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance (as determined by the Issuer in good faith) to the extent the same are available in the applicable jurisdiction at commercially reasonable rates;

(iv)       a survey with respect to such real property (including all improvements, easements and other customary matters thereon), as applicable, for which all necessary fees have been paid, which (A) complies in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Survey and Mapping as such requirements are in effect on the date of preparation of such survey and (B) is sufficient for the Title Insurer to remove all standard survey exceptions from the title insurance policy relating to such real property and to issue survey-related endorsements; provided, however, that so long as the Title Insurer shall accept the same to eliminate the standard survey exceptions from such policy and issue survey-related endorsements, in lieu of a new survey, the Issuer may provide an existing survey together with an affidavit of no change;

(v)       memorandum of lease, subordination, non-disturbance and attornment agreements from fee mortgagees and underlying landlord consents and estoppels (to the extent such estoppels are required by the Title Insurer to remove any estoppel exception from the applicable title policy), all as applicable and to the extent the Issuer is able to obtain the same from such parties after the use of commercially reasonable efforts; and

(vi)       such customary affidavits, certificates, information or instruments of indemnification as shall be required to induce the Title Insurer to issue the title policy to the extent the same are available in the applicable jurisdiction at commercially reasonable rates.

(b)       If any Company Party acquires additional Real Estate Assets (other than Excluded Property) after the Issue Date (or any additional Real Estate Assets otherwise become, or are required by any Notes Document to become, Collateral after the Issue Date), the applicable Company Party will use commercially reasonable efforts to deliver, or cause to be delivered, within 180 days of the acquisition of such additional Real Estate

Assets or the date such additional Real Estate Assets otherwise become or are required to become Collateral (or, in the event it is unable to cause such deliverables to be obtained on or prior to such date, as soon as reasonably practicable thereafter), the items set forth in clauses (i) through (vi) of Section 12.08(a) to the extent applicable with respect thereto.

(c)       Notwithstanding the foregoing, the actions otherwise required by the foregoing may be extended or waived by the Issuer where the applicable Company Party reasonably determines that such actions cannot be accomplished without undue effort or expense or by the time or times at which it would otherwise be required or that the burden, cost or consequences of such actions is excessive in relation to the practical benefits to be obtained therefrom, or may be extended for so long as the Issuer is using commercially reasonable efforts to meet such requirements.

Article 13
Miscellaneous

Section 13.01. Notices.  Any notice or communication by the Issuer or the Trustee or Collateral Agent to the other party hereto is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), email, facsimile transmission or overnight air courier guaranteeing next-day delivery, to the others’ address:

If to the Issuer:

Stingray Compute LLC

1 Vanderbilt Avenue, Floor 54

New York, New York 10017

Attention: Will Iwaschuk, Co-President, Chief Legal Officer and Corporate Secretary

If to the Trustee or the Collateral Agent:

Wilmington Trust, National Association

Global Capital Markets

99 Wood Avenue, Suite 1000

Iselin, NJ 08830

Attn: Stingray Compute LLC Notes Administrator

The Issuer, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when sent, without automatic reply that such was unsuccessful; if emailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be delivered electronically or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery or emailed to its address shown on the register kept by the Registrar.  Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. For so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to DTC, which will give such notices to the Holders of book-entry interests in accordance with the applicable procedures of DTC, delivery of which shall be deemed to satisfy the requirements of this paragraph.

If a notice or communication is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer delivers a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.02. Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than in connection with the Company Order, dated the date hereof, and delivered to the Trustee in connection with the issuance of the Initial Notes), the Issuer shall furnish to the Trustee:

(a)       an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)       an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel.  Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon an Officer’s Certificate stating that the information with respect to such factual matters is in the possession of the Issuer or a Subsidiary of the Issuer.

Section 13.03. Statements Required in Certificate or Opinion.  Each Officer’s Certificate or Opinion of Counsel with respect to compliance with a covenant or condition precedent provided for in this Indenture or the other Notes Documents must include substantially:

(a)       a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)       a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)       a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)       a statement as to whether or not, in the opinion of such Person, such covenant or condition has been satisfied.

Section 13.04. Rules by Trustee and Agents.  The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Agents may make reasonable rules and set reasonable requirements for their functions.

Section 13.05. No Personal Liability of Directors, Officers, Employees and Stockholders.  No director, officer, employee, incorporator, stockholder, member, manager, partner or Affiliate of any Company Party, as such, will have any personal liability whatsoever for any Obligations of the Company Parties under the Notes Documents, or for any claim based on, in respect of, or by reason of, such Obligations or their creation.  By accepting a Note, each Holder irrevocably waives and releases, and agrees not to assert, all such liability and claims against any such person.  The foregoing waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.06. Governing Law.  (a) THIS INDENTURE, THE NOTES, AND THE SUBSIDIARY GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)       Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Indenture, the Notes or the Subsidiary Guarantee, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Indenture shall affect any right that any party hereto otherwise have to bring any action or proceeding relating to this Indenture against any party hereto or its properties in the courts of any jurisdiction.

(c)       Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture in any court referred to in Section 13.06(b) hereto.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.01 hereof, such service to be effective upon receipt.  Nothing in this Indenture will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 13.07. Waiver of Immunity.  To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent permitted by applicable law, such immunity in respect of its obligations under this Indenture and/or the Notes.

Section 13.08. Waiver of Jury Trials.  ALL PARTIES HERETO AND THE HOLDERS (BY ACCEPTANCE OF THE NOTES) HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.09. No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10. Successors.  All agreements of the Issuer in this Indenture and the Notes will bind its successors.  All agreements of the Trustee in this Indenture will bind its successors.

Section 13.11. USA Patriot Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

Section 13.12. Severability.  In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.13. Counterpart Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, or PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes and shall constitute effective execution and delivery of this Indenture as to the parties hereto and will be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee.

Section 13.14. Table of Contents, Headings, etc.  The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.15. Legal Holidays.  In any case where any interest payment date, redemption date, Change of Control Payment Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal (or premium, if any) or interest or other required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest payment date, redemption date, Change of Control Payment Date or at the Stated Maturity; provided that no interest shall accrue on such payment for the period from and after such interest payment date, redemption date, Change of Control Payment Date or Stated Maturity, as the case may be.

Article 14
Principal Amortization

Section 14.01. Principal Amortization.  (a) The Notes will not be subject to any amortization prior to the First Installment Payment Date.

To the extent necessary to achieve the Target Project Debt Service Coverage Ratio, the Issuer shall repay a portion of the principal amount of the Notes in installments (each, an “Installment”) on each Payment Date, commencing with the First Installment Payment Date.  The Installment for any such Payment Date shall be in an amount such that the Project Debt Service Coverage Ratio as of such Payment Date, after giving pro forma effect to (and including in the denominator of the Project Debt Service Coverage Ratio for purposes of such calculation) the applicable payment of such Installment and any payment of interest on such Payment Date, is equal to the Target Project Debt Service Coverage Ratio (subject to rounding as described below).

Installments will be payable in cash on each Payment Date, commencing no sooner than the First Installment Payment Date, until the Notes have been repaid, repurchased, redeemed or otherwise discharged in full. If a Payment Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such Payment Date. Installment shall be payable on Payment Dates only, and no accrued Installment shall be required in connection with any permitted optional redemption of the Notes or other acquisition of the Notes.

(b)       Payments of Installments will be processed by the Issuer, and will be allocated to Holders, in the manner applicable to optional redemptions of the Notes set forth in Section 3.02 (i.e., the Notes to be redeemed will be selected on a pro rata basis or by lot or such other similar method in accordance with the procedures of DTC, unless otherwise required by law or applicable stock exchange requirements).  The amount of any Installment may be rounded in the Issuer’s sole discretion to the nearest $2,000 or integral multiple of $1,000 in excess thereof in order to maintain authorized denominations.  Installments will be payable on Payment Dates only, and no accrued Installment payments will be payable in connection with any optional redemption of the Notes, repurchase of the Notes or other acquisition of the Notes.  The Trustee will not be deemed to have knowledge of, duty or obligation to monitor or confirm, on a continuing basis or otherwise, the Final Commencement Date, the First Installment Payment Date, the applicable Installment Rate, the required Installment, or any change thereto unless the Trustee has received written notice thereof from the Issuer.

(c)       Notwithstanding anything to the contrary in this Section 14.01, upon a Datacenter Lease Termination Event, any Installment Payments on the Notes scheduled to become due and payable on or after the date of such Datacenter Lease Termination Event shall be deferred until, and shall become due and payable only on, the first Payment Date to occur at least 15 Business Days immediately following the earlier of (i) the entry into a Qualified Datacenter Lease in respect of the Datacenter Facility Building, and (ii) the last day of the Datacenter Lease EoD Period.

Section 14.02. Deposit of Installment Payments.  One Business Day prior to the applicable Payment Date, commencing with the Business Day immediately preceding the First Installment Payment Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Installment.  Promptly after the Issuer’s written request, the Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the Installment.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Payment Date, Installments shall cease to accrue on the Notes or the portions of Notes called for repayment.

Section 14.03. Notes Repaid in Part.  Upon surrender of a Note that is repaid in part, the Issuer shall issue and, upon receipt of a Company Order, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unrepaid portion of the Note surrendered.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have cause this Indenture to be duly executed, all as of the date first above written.

STINGRAY COMPUTE LLC, as Issuer

By:	/s/ William Iwaschuk
	Name:	William Iwaschuk
	Title:	Co-President, Chief Legal Officer & Corporate Secretary

CIPHER STINGRAY HOLDINGS LLC

By:	/s/ William Iwaschuk
	Name:	William Iwaschuk
	Title:	Co-President, Chief Legal Officer & Corporate Secretary

CIPHER STINGRAY LLC, as a Subsidiary Guarantor

By:	/s/ William Iwaschuk
	Name:	William Iwaschuk
	Title:	Co-President, Chief Legal Officer & Corporate Secretary

[Signature Page to the Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Latoya S. Elvin
	Name:	Latoya S. Elvin
	Title:	Vice President

[Signature Page to the Indenture]

EXHIBIT A
FORM OF NOTE

[FACE OF NOTE]

CUSIP/ISIN:  __________

6.000% Senior Secured Notes due 2031

No. __ $______________

STINGRAY COMPUTE LLC

promises to pay to _______________________ or registered assigns the principal sum of dollars on June 15, 2031.

Interest Payment Dates:  June 15 and December 15

Record Dates:  June 1 and December 1

Dated: ____________, 20__

STINGRAY COMPUTE LLC, as Issuer

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated: ____________, 20__

Exh. A-1

[BACK OF NOTE]

6.000% Senior Secured Notes due 2031

[Insert the Global Note Legend, if applicable]

[Insert the Private Placement Legend, if applicable]

[Insert the Regulation S Temporary Global Note Legend, if applicable]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.       Interest.  Stingray Compute LLC, a Delaware limited liability company (the “Issuer”), promises to pay interest on the principal amount of this Note at 6.000% per annum from June 15, 2026 until maturity.  The Issuer shall pay interest semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (and without any additional interest or other payment in respect of any delay) (each, an “Interest Payment Date”), with the same force and effect as if made on such date.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further, that the first Interest Payment Date shall be December 15, 2026.  Interest will be computed on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

2.       Method of Payment.  The Issuer shall pay interest on the Notes to the Persons who are registered Holders of Notes on June 1 and December 1 (whether or not a Business Day) immediately preceding the Interest Payment Date, except that interest payable at maturity will be paid to the person to whom principal is paid.  The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose, or, at the option of the Issuer, payment of interest and may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.       Paying Agent and Registrar.  Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and the Registrar.  The Issuer may change any Paying Agent or the Registrar without prior notice to any Holder.  The Issuer or any of its Subsidiaries may act in any such capacity.

Exh. A-2

4.       Indenture.  The Issuer issued the Notes as one of a duly authenticated series of securities of the Issuer issued and to be issued in one or more series under an Indenture dated as June 15, 2026 (the “Indenture”), among the Issuer, HoldCo, the Subsidiary Guarantor, the Trustee and the Collateral Agent, and Holders are referred to the Indenture for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.07 of the Indenture.

5.       Optional Redemption.

(1)       At any time prior to June 15, 2028, the Issuer may, on any one or more occasions, redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of the Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date).

(2)       At any time prior to June 15, 2028, the Issuer may, on any one or more occasions, redeem Notes in an amount not to exceed the cash proceeds from any Equity Offering at a redemption price equal to 106.000% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of the Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date), in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes issued under the Indenture; provided that:

(i)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(ii)	not less than 50% of the aggregate principal amount of the Initial Notes remains outstanding immediately thereafter (excluding Notes held by the Issuer or any of its Subsidiaries), unless all such Notes are redeemed or repurchased or to be redeemed or repurchased substantially concurrently.

(3)       At any time on or after June 15, 2028, the Issuer may, on any one or more occasions, redeem all or a part of the Notes at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, if redeemed during the 12-month period beginning on June 15 of each of the years indicated below subject to the rights of the Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date:

Exh. A-3

Year	Percentage
2028	103.000%
2029	101.500%
2030 and thereafter	100.000%

(4)       At any time on or after the Final Commencement Date, in the event that, as of any applicable date of determination (and prior to giving effect to any optional redemption pursuant to this paragraph), the Project Debt Service Coverage Ratio is less than 1.10 to 1.00, the Issuer may, on a single occasion, redeem a portion of the Notes, at a redemption price equal to 100.000% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date), in an aggregate principal amount such that, after giving effect to such redemption, the Project Debt Service Coverage Ratio is equal to 1.10 to 1.00.

(5)       Notwithstanding the foregoing, in connection with any tender offer for or other offer to purchase the Notes, including a Change of Control Offer or Datacenter Lease Termination Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Issuer, or any third party making such an offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, all Holders will be deemed to have consented to such offer, and the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ notice, given not more than 30 days following such offer expiration date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) Notes that remain outstanding, in whole but not in part, following such purchase at a price equal to the price paid to each other Holder (excluding any early tender, incentive or similar fee) in such offer, plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, such redemption date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer or other offer to purchase, such calculation shall include all Notes owned by an Affiliate of the Issuer (notwithstanding any provision of the Indenture to the contrary).

(6)       If a redemption date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such redemption date if it were a Business Day for the intervening period.

(7)       If the optional redemption date is on or after a record date but on or prior to the corresponding Payment Date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the redemption date to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

Exh. A-4

6.       Offer to Repurchase Upon a Change of Control.  Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.08 of the Indenture.

7.       Offer to Repurchase Upon Receipt of Datacenter Lease Termination Amount. Upon the receipt of any Datacenter Lease Termination Amount, the Issuer shall make an offer to repurchase the Notes in accordance with Section 4.09 of the Indenture.

8.       Notice of Redemption.  Any notice of redemption will be furnished to each Holder whose Notes are to be redeemed in accordance with Section 3.03 of the Indenture.

9.       Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes.  There will be no service charge for any transfer or exchange of the Notes, but Holders will be required to pay all taxes due on transfer.  The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.  The registered Holder will be treated as the owner of the Note for all purposes.

10.       Persons Deemed Owners.  The registered Holder of a Note shall be treated as its owner for all purposes.

11.       Amendment, Supplement and Waiver.  Subject to certain exceptions set forth in the Indenture, the Issuer, the Subsidiary Guarantor and the Trustee may amend or supplement the Notes Documents with the consent of the Holders of at least a majority in principal aggregate amount of the Notes then outstanding and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on such Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Notes Documents may be waived with the consent of the Holders of a majority in principal aggregate amount of the Notes then outstanding.  Without the consent of each Holder affected, the Notes Documents may not (with respect to any such Notes held by a non-consenting Holder) be amended, supplemented or waived for certain purposes set forth in the Indenture.

12.       Defaults and Remedies.  Events of Default include those events as set forth in the Indenture.  In the case of an Event of Default with respect to the Issuer with respect to the Notes arising from certain events of bankruptcy or insolvency, principal of and accrued and unpaid interest on all the Notes that are outstanding will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the Notes that are outstanding may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable immediately.  Subject to certain limitations set forth in the Indenture, Holders of a majority in aggregate principal amount of the

Exh. A-5

then-outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

13.       Security and Collateral.  The Notes will be entitled to the benefits of certain Collateral pledged for the benefit of the Holders pursuant to the terms of the Notes Documents.  Reference is hereby made to the Notes Documents for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Issuer, the Subsidiary Guarantor, the Collateral Agent, the Trustee and the Holders.  The Issuer agrees, and each Holder by accepting a Note agrees, to the provisions contained in the Notes Documents.

14.       Trustee Dealings with Issuer.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or the Subsidiary Guarantor or any Affiliate of the Issuer or the Subsidiary Guarantor with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the TIA) or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Section 7.09 of the Indenture.

15.       No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Issuer or the Subsidiary Guarantor, as such, will have any liability for any obligations of the Issuer or the Subsidiary Guarantor under the Notes, the Indenture, the Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

16.       Authentication.  This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.       Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.       CUSIP Numbers/ISINs.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers/ISINs to be printed on the Notes and the Trustee may use CUSIP numbers/ISINs in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained

Exh. A-6

in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.       NEW YORK LAW TO GOVERN.  THE INDENTURE, THIS NOTE AND THE SUBSIDIARY GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

20.       Principal Amortization.  The Issuer shall pay Installments consisting of partial repayment of the outstanding principal amount of this Note in accordance with Article 14 of the Indenture.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Stingray Compute LLC

1 Vanderbilt Avenue, Floor 54

New York, New York 10017

Attention: Will Iwaschuk, Co-President, Chief Legal Officer and Corporate Secretary

Exh. A-7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)
(Insert assignee’s soc. sec. or tax I.D. no.)
(Print or type assignee’s name, address and zip code)
and irrevocably appoint to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*       Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Sections 4.08, 4.09 and 4.10 of the Indenture, state the amount you elect to have purchased:

$_______________________

Date:  _______________

Your Signature:_______________________________

(Sign exactly as your name appears
on the face of this Note)

Tax Identification No.:________________________

Signature Guarantee*:

*       Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exh. A-8

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

Exh. A-9

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER

Stingray Compute LLC

1 Vanderbilt Avenue, Floor 54

New York, New York 10017

Attention: Will Iwaschuk, Co-President, Chief Legal Officer and Corporate Secretary

Wilmington Trust, National Association

Global Capital Markets

99 Wood Avenue, Suite 1000

Iselin, NJ 08830

Attention: Stingray Compute LLC Notes Administrator

Re: 6.000% Senior Secured Notes due 2031

Reference is hereby made to the Indenture, dated as of June 15, 2026 (the “Indenture”), among Stingray Compute LLC, as issuer (the “Issuer”), HoldCo, the Subsidiary Guarantor party thereto and Wilmington Trust, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_________________ (the “Transferor”) owns and proposes to transfer the Notes or interest in such Notes specified in Annex A hereto, in the principal amount of $___________ in such Notes or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

Exh. B-1

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(a) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(1)	☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(2)	☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(3)	☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act in compliance with the prospectus delivery requirements of the Securities Act;

or

Exh. B-2

(4)	☐ such Transfer is being effected to an Institutional Accredited Investor pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, or Rule 903 or Rule 904 of Regulation S, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by, (1) a certificate executed by the Transferee in the form of Exhibit C to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(1)	☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(2)	☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon

Exh. B-3

consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(3)	☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 of Regulation S and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Exh. B-4

Annex A to Certificate of Transfer

1.       The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _____________), or

(ii)	☐ Regulation S Global Note (CUSIP _____________); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE OF (a), (b) OR (c)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _____________), or

(ii)	☐ Regulation S Global Note (CUSIP _____________), or

(iii)	☐ Unrestricted Global Note (CUSIP _____________); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

Exh. B-5

EXHIBIT C
Form of Certificate of Exchange

Stingray Compute LLC

1 Vanderbilt Avenue, Floor 54

New York, New York 10017

Attention: Will Iwaschuk, Co-President, Chief Legal Officer and Corporate Secretary

Wilmington Trust, National Association

Global Capital Markets

99 Wood Avenue, Suite 1000

Iselin, NJ 08830

Attention: Stingray Compute LLC Notes Administrator

Re: 6.000% Senior Secured Notes due 2031

Reference is hereby made to the Indenture, dated as of June 15, 2026 (the “Indenture”), among Stingray Compute LLC, as issuer (the “Issuer”), HoldCo, the Subsidiary Guarantor party thereto and Wilmington Trust, National Association, as trustee and collateral agent.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_________________ (the “Owner”) owns and proposes to exchange the Notes or interest in such Notes specified herein, in the principal amount of $____________ in such Notes or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.	Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)	☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)	☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the

Exh. C-1

Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)	☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)	☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.	Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)	☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend

Exh. C-2

printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)	☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Note and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

Exh. C-3

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Exh. C-4

EXHIBIT D
Form of First Lien Intercreditor Agreement

[See attached.]

Exh. D-1

FIRST LIEN INTERCREDITOR AGREEMENT

Dated as of [___],

among

STINGRAY COMPUTE LLC,

and

the other Grantors party hereto,

WILMINGTON TRUST, NATIONAL ASSOCIATION

as the Notes Collateral Agent and Authorized Representative

[_______________],

as the Initial Other Collateral Agent and Authorized Representative

and

each Additional Agent from time to time party hereto

Exh. D-2

FIRST LIEN INTERCREDITOR AGREEMENT dated as of [____] (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among STINGRAY COMPUTE LLC, a Delaware limited liability company (the “Issuer”), CIPHER STINGRAY HOLDINGS LLC, a Delaware limited liability company (“HoldCo”) the other Grantors (as defined below) party hereto, WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent for the Indenture Secured Parties (as defined below) (in such capacity and together with its permitted successors and assigns, in such capacity, the “Notes Collateral Agent”), [__________], as collateral agent for the Initial Other First Lien Claimholders (in such capacity and together with its permitted successors and assigns from time to time in such capacity, the “Initial Other Collateral Agent”) and each Additional Agent from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

ARTICLE I
DEFINITIONS

Section 1.01 Certain Defined Terms.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Indenture, as applicable, or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Agent” means (i) the Initial Other Collateral Agent and (ii) the collateral agent and the administrative agent and/or trustee (as applicable) or any other similar agent or Person under any Additional First Lien Documents entered into after the date hereof, in each case, together with its successors in such capacity.

“Additional First Lien Debt Facility” means (i) the Initial Other First Lien Agreement and (ii) one or more debt facilities, commercial paper facilities or indentures for which the requirements of Section 5.13 of this Agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, bridge loans, letters of credit, notes or other debt or borrowings, in each case, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time; provided that the Indenture shall not constitute an Additional First Lien Debt Facility at any time.

“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Obligations, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Debt, and each other agreement entered into for the purpose of securing any Series of Additional First Lien Obligations, in each case, as may be amended, amended and restated, restated, supplemented, or otherwise modified, including all Initial Other First Lien Documents.

“Additional First Lien Obligations” means, with respect to any Additional First Lien Debt Facility, (a) all principal of, and interest (including, without limitation, any interest, fees, expenses and other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding, and also including, for the avoidance of doubt, any “parallel debt obligations” (or equivalent term) as defined in the applicable Additional First Lien Documents) payable with respect to, such Additional First Lien Debt Facility, (b) all other amounts payable to the related Additional First

Exh. D-3

Lien Secured Parties under the related Additional First Lien Documents and (c) any renewals of extensions of the foregoing, including all Initial Other First Lien Obligations.

“Additional First Lien Secured Party” means, with respect to any Series of Additional First Lien Obligations, the holders of such Additional First Lien Obligations, the Additional Agent with respect thereto, any trustee or agent or any other similar agent or Person therefor under any related Additional First Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Issuer or any Grantor under any related Additional First Lien Documents, including Initial Other First Lien Claimholders.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of First Lien Obligations that are Indenture Obligations and (y) the Non-Applicable Authorized Representative Enforcement Date, the Notes Collateral Agent and (ii) from and after the earlier of (x) the Discharge of First Lien Obligations that are Indenture Obligations and (y) the Non-Applicable Authorized Representative Enforcement Date, the Non-Applicable Authorized Representative that represents the largest outstanding Series of First Lien Obligations.

“Applicable Collateral Agent” means the applicable Collateral Agent for the Series of First Lien Secured Parties that constitute Controlling Secured Parties.

“Authorized Representative” or “Collateral Agent” means, (i) with respect to the Indenture Obligations, the Notes Collateral Agent, (ii) in the case of any Initial Other First Lien Obligations, the Initial Other Collateral Agent, and (ii) with respect to any Series of Additional First Lien Obligations that become subject to this Agreement on or after the date hereof, the Additional Agent designated an Authorized Representative and/or Collateral Agent of such Series in the applicable Joinder Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Control Agreement” means an agreement among a Collateral Agent, HoldCo or a Subsidiary of HoldCo, and the applicable securities intermediary or financial institution pursuant to which “control” under the Uniform Commercial Code of any jurisdiction or any other similar applicable law over Control Collateral is provided to such Collateral Agent.

“Control Collateral” means any Shared Collateral in the control of the Applicable Authorized Representative (or its agents or bailees) consisting of Deposit Accounts, Securities Accounts and similar accounts, to the extent that a Lien thereon is perfected by “control” under the Uniform Commercial Code of any jurisdiction or any other similar applicable law.  All

Exh. D-4

capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC or such other similar applicable law.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Notes Collateral Agent is the Applicable Authorized Representative, the Indenture Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral pursuant to the terms of the Secured Credit Documents governing such Series. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Obligations” means, with respect to any Shared Collateral, the Discharge of the applicable First Lien Obligations with respect to such Shared Collateral; provided that a Discharge of First Lien Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Document which has been designated in writing by the applicable Collateral Agent (under First Lien Obligation so Refinanced) or by the Issuer, in each case, to each other Collateral Agent as a “First Lien Obligation” for purposes of this Agreement.

“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, supplemented, modified or replaced after the date hereof in a manner permitted hereby, the provision in such amended, restated, supplemented, modified or replacement agreement that is the equivalent to such specific provision in such original agreement.

“Event of Default” means an “Event of Default” as defined in any Secured Credit Document (or, in each case, the Equivalent Provision thereof).

“First Lien Obligations” means, collectively, (i) the Indenture Obligations and (ii) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (i) the Indenture Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Documents” means the Notes Collateral Documents (or the Equivalent Provision thereof) and each other agreement entered into in favor of any Collateral Agent for the purpose of securing any Series of First Lien Obligations, in each case, as may be amended, amended and restated, restated, supplemented or otherwise modified.

Exh. D-5

“Grantors” means HoldCo and each other Subsidiary of HoldCo which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.  The Grantors existing on the Original Issue Date are HoldCo, the Issuer and the Subsidiary Guarantor.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Indenture” means the Indenture dated as of June 15, 2026, among the Issuer, as issuer, the Subsidiary Guarantor, HoldCo, Wilmington Trust, National Association, as Trustee and as Notes Collateral Agent (each as defined therein), and the other parties thereto from time to time, as amended, supplemented, restated and otherwise modified, and as Refinanced or replaced from time to time, including in such event that such Indenture is terminated or replaced and such replacement is designated as a “First Lien Obligation” and as the “Indenture Obligations” for purposes hereof in accordance with the terms hereof.

“Indenture Obligations” means the “Notes Obligations” as defined in the Indenture or the Equivalent Provision thereof.

“Indenture Secured Parties” means the “Notes Secured Parties” as defined in the Indenture (or the Equivalent Provision thereof).

A.	“Initial Other Collateral Agent” has the meaning set forth in the introductory paragraph to this Agreement.

B.	“Initial Other Collateral Documents” means the [Security][Collateral] Documents (as defined in the Initial Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

C.	“Initial Other First Lien Agreement” means [describe the credit agreement, indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred] (as may be amended, restated, amended and restated, Refinanced, supplemented or otherwise modified from time to time).

D.	“Initial Other First Lien Claimholders” means the holders of any Initial Other First Lien Obligations, including the [“Secured Parties”] as defined in the Initial Other First Lien Agreement.

E.	“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, each Initial Other Collateral Document and the other [Loan Documents] (as defined in the Initial Other First Lien Agreement), as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

F.	“Initial Other First Lien Obligations” means the [“Obligations”] [“Secured Obligations”] as defined in the Initial Other First Lien Agreement.

Exh. D-6

“Insolvency or Liquidation Proceeding” means:

(1)	any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to the Issuer or the Subsidiary Guarantor;

(2)	any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or the Subsidiary Guarantor or with respect to a material portion of their respective assets;

(3)	any liquidation, dissolution, reorganization or winding up of the Issuer or the Subsidiary Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4)	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Issuer or the Subsidiary Guarantor.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Issuer” has the meaning assigned to such term in the preamble hereto.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex I hereof required to be delivered by an Additional Agent to the Applicable Authorized Representative pursuant to Section 5.13 hereto in order to establish an additional Series of Additional First Lien Obligations and become Additional First Lien Secured Parties hereunder.

“Lien” means (i) any lien, mortgage, hypothecation, deed of trust, pledge, assignment, security interest, charge, deposit arrangement or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Applicable Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Applicable Authorized Representative Enforcement Date” means, with respect to any Non-Applicable Authorized Representative that represents the largest outstanding Series of First Lien Obligations, the date which is 180 days after the occurrence of both (i) an Event of Default under and as defined in the Secured Credit Documents under which such Non-Applicable Authorized Representative is the Authorized Representative and (ii) the Applicable Authorized Representative, the Applicable Collateral Agent and each other Collateral Agent and Authorized Representative’s receipt of written notice from such Non-Applicable Authorized Representative certifying that (x) an Event of Default under and as defined in the Secured Credit Documents under

Exh. D-7

which such Non-Applicable Authorized Representative is the Authorized Representative has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Applicable Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Secured Credit Documents for that Series of First Lien Obligations; provided that such Event of Default (under and as defined in the Secured Credit Documents under which such Non-Applicable Authorized Representative is the Authorized Representative) shall be continuing at the end of such 180-day period; provided, further, that the Non-Applicable Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Applicable Authorized Representative and/or Applicable Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to all or a material portion of the Shared Collateral or (2) at any time the Issuer or the Subsidiary Guarantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.  Such Applicable Authorized Representative and Applicable Collateral Agent shall give prompt notice of such enforcement action to each Non-Applicable Authorized Representative; provided that the failure to give such notice shall not affect its rights hereunder.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Notes Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Notes Collateral Documents” means the “Collateral Documents” as defined in the Indenture (or the Equivalent Provision thereof), in each case, as may be amended, amended and restated, restated, supplemented or otherwise modified.

“Notes Trustee” means the “Trustee” as defined in the Indenture (or the Equivalent Provision thereof) and its successors in such capacity.

“Original Issue Date” means the “Issue Date” as defined in the Indenture.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction, or any other applicable law. Possessory Collateral includes, without limitation, any certificated securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any Debt, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Debt or enter

Exh. D-8

alternative financing arrangements, in exchange or replacement for such Debt (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Debt has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Indenture, the Notes (as defined in the Indenture (or the Equivalent Provision thereof)) and the Notes Collateral Documents and (ii) each Additional First Lien Document, in each case, as may be amended, restated, amended and restated, supplemented or otherwise modified.

“Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.

“Senior Lien” means the Liens on the Collateral in favor of the First Lien Secured Parties under the First Lien Security Documents.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Indenture Secured Parties (in their capacity as such), (ii) the Initial Other First Lien Claimholders, and (iii) the Additional First Lien Secured Parties that become subject to this Agreement on or after the date hereof that are represented by a common Collateral Agent (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Indenture Obligations, (ii) Initial Other First Lien Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Debt Facility or any related Additional First Lien Documents, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Collateral Agent (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Collateral Agents) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Subsidiary Guarantor” means each Subsidiary of Holdco that is a “Guarantor” as defined in the Indenture. The Subsidiary Guarantor existing on the Original Issue Date is Cipher Stingray LLC, a Delaware limited liability company.

“Uniform Commercial Code” or “UCC” means the New York UCC, or the Uniform Commercial Code (or any similar or comparable legislation) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

Exh. D-9

Section 1.02 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, restated, amended and restated, supplemented, renewed, extended, refunded, replaced or Refinanced or otherwise modified (as applicable), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

Section 1.03 Impairments.  It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Shared Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any collateral for any other Series of First Lien Obligations (including Excess Property) that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any properties subject to a Mortgage (as defined in the Indenture (or the Equivalent Provision thereof)) which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

Exh. D-10

ARTICLE II
PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

Section 2.01 Priority of Claims.

(a)       Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Authorized Representative and/or the Applicable Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Issuer or the Subsidiary Guarantor (including any adequate protection payments), the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Collateral Agent or any First Lien Secured Party or any such distribution or payment (including any adequate protection payments) or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral (all distributions, payments, proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such distribution or payment being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such), the Notes Trustee (in its capacity as such), and each other Authorized Representative (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series then due and payable on a ratable basis, with such Proceeds to be applied to the First Lien Obligations then due and payable of a given Series in accordance with the terms of the applicable Secured Credit Documents; provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to the Issuer or any other Grantor, solely for purposes of this Section 2.01(a) and not any other documents governing First Lien Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of First Lien Obligations of each Series of First Lien Obligations shall include only the maximum amount of Post-Petition Interest allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, and (iii) THIRD, after the Discharge of all First Lien Obligations, to the Issuer and the other Grantors or their successors or assigns, as their interests may appear, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.  If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or

Exh. D-11

recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b)       It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c)       Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents, any second lien (or lower) ranking under applicable law of certain First Lien Security Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that (i) the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority and (ii) the benefits and proceeds of the Shared Collateral shall be shared among the First Lien Secured Parties as provided herein.

Section 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)       With respect to any Shared Collateral, (i) only the Applicable Authorized Representative and the Applicable Collateral Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) and (ii) no Non-Applicable Authorized Representative or other Non-Controlling Secured Party shall or shall instruct or direct the Applicable Authorized Representative and/or the Applicable Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator, examiner or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, or have a right to consent to any such action, it being agreed that only the Applicable Authorized Representative and the Applicable Collateral Agent shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.  Notwithstanding the equal priority of the Liens on the Shared Collateral, the Applicable Authorized Representative and Applicable Collateral Agent may deal with the Shared Collateral as if such Applicable Authorized Representative and Applicable Collateral Agent had a senior Lien on such Collateral. No Non-Applicable Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative, Applicable Collateral Agent or Controlling Secured Party or any other exercise by the Applicable Authorized Representative, Applicable Collateral Agent or Controlling Secured Party of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party or Collateral Agent with respect to any Collateral not constituting Shared Collateral.

Exh. D-12

(b)       Each Collateral Agent, each Authorized Representative and the First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement.

(c)       Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in questioning or contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent, any Authorized Representative or any other First Lien Secured Party to enforce this Agreement.

(d)       Notwithstanding the foregoing in this Section 2.02, (i) in any Insolvency or Liquidation Proceeding, any Authorized Representative or any other First Lien Secured Party may file a proof of claim or statement of interest with respect to the First Lien Obligations owed to the applicable First Lien Secured Parties; (ii) any Authorized Representative or any other First Lien Secured Party may take any action to preserve or protect (but not enforce) the validity and enforceability of the Liens granted in favor of the applicable First Lien Secured Parties, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Liens granted in favor of the Controlling Secured Parties or the rights of the Applicable Collateral Agent or any other Controlling Secured Parties to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement; and (iii) any Authorized Representative or any other First Lien Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of such First Lien Secured Party, including any claims secured by the Shared Collateral, in each case, to the extent not inconsistent with the terms of this Agreement.

Section 2.03 No Interference; Payment Over.

(a)       Each First Lien Secured Party agrees that (i) it will not challenge or question, or support any other Person in challenging or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Authorized Representative or Applicable Collateral Agent, (iii) except as provided in Section 2.02 and except to the extent such First Lien Secured Parties are the Controlling Secured Parties, it shall have no right to (A) direct the Applicable Authorized Representative, Applicable Collateral Agent or any other Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to any exercise by the Applicable Authorized Representative, Applicable Collateral Agent or any other Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the Applicable Authorized Representative, Applicable Collateral Agent or any other Controlling

Exh. D-13

Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Authorized Representative, Applicable Collateral Agent or any other Controlling Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Authorized Representative, Applicable Collateral Agent or other Controlling Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent, any Authorized Representative or any other First Lien Secured Party to enforce this Agreement.

(b)       Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties that have a security interest in such Shared Collateral and promptly transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

Section 2.04 Automatic Release of Liens; Amendments to First Lien Security Documents.

(a)       If at any time the Applicable Authorized Representative or Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon the earlier of (i) the conclusion of the applicable foreclosure proceeding or other exercise of remedies and (ii) as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b)       Notwithstanding any other provision of this Agreement, each First Lien Secured Party agrees that each Collateral Agent and each Authorized Representative may enter into any amendment to any document governing any First Lien Obligations that does not violate any express term of this Agreement.  Except as provided in the preceding sentence, this Agreement shall not act in any manner to further restrict the amendment or other modification of any other Secured Credit Document.  In determining whether an amendment to any First Lien Security Document is not prohibited by this Agreement, each Authorized Representative and each Collateral Agent may conclusively rely on a certificate of an officer of the Issuer stating in good faith that such amendment is not prohibited by this Agreement.

Exh. D-14

(c)       Each Non-Controlling Secured Party and each Collateral Agent agrees to promptly execute, if applicable, and deliver (at the sole cost and expense of the Grantors) to the Applicable Authorized Representative, Applicable Collateral Agent or the applicable Grantor all such termination statements, financing change statements, releases, authorizations and other documents and instruments, and shall take or authorize the Applicable Authorized Representative, the Applicable Collateral Agent or such Grantor to take such action (including any recordation, filing or giving of notice), as the Applicable Authorized Representative, the Applicable Collateral Agent or such Grantor may reasonably request to effectively evidence and confirm any release of Shared Collateral provided for in this Section.

(d)       Nothing in this Section 2.04 shall derogate the Notes Trustee’s and Notes Collateral Agent’s right (if any) to obtain an opinion of counsel and officer’s certificate under the Indenture in connection with such contemplated release.

Section 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)       The parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of any Bankruptcy Code or any other applicable Bankruptcy Law and that this Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding under any Bankruptcy Law by or against the Issuer or any of its Subsidiaries.

(b)       If the Issuer and/or the Subsidiary Guarantor shall become subject to any Insolvency or Liquidation Proceeding and shall, as debtor(s)-in-possession, move for approval of debtor-in-possession financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law and/or the use of cash collateral under Section 363 of the Bankruptcy Code (or any equivalent provision of any other Bankruptcy Law), each First Lien Secured Party agrees that it will not oppose and will raise no objection to any such financing or to any Liens on the Shared Collateral (including by joining or supporting any such objection by any other Person) securing the same (“DIP Financing Liens”) and/or to any use of cash collateral that constitutes Shared Collateral unless, in each case, the Applicable Authorized Representative or the Applicable Collateral Agent, shall then oppose or object (or join in any opposition or objection) to such DIP Financing or such DIP Financing Liens and/or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities of its Liens with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such Insolvency or Liquidation Proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Insolvency or Liquidation Proceedings, (B) the First Lien

Exh. D-15

Secured Parties of each Series are granted Liens on any additional or replacement collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as set forth in this Agreement (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing and/or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing and/or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Collateral Agent that shall not constitute Shared Collateral; and provided, further, that any First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing and/or use of cash collateral.

Section 2.06. Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for avoidance or disgorgement of a preference or fraudulent transfer or transfer at under value under any Bankruptcy Law or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

Section 2.07. Insurance.  As between the First Lien Secured Parties, the Applicable Collateral Agent (to the extent applicable, acting at the written direction of the Applicable Authorized Representative) shall have the right, but not any obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral, in each case solely to the extent the First Lien Secured Parties or holders of any Series of First Lien Obligations possesses such right in the then extant Secured Credit Documents, and the Applicable Security Agent shall after an Event of Default apply the proceeds received from any such adjustment, settlement or award in respect of Shared Collateral in accordance with Section 2.01 of this Agreement.

Section 2.08. Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Collateral Agent of the holders of any such Refinancing indebtedness, if not already a party hereto, shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

Exh. D-16

Section 2.09. Possessory Collateral, Control Collateral and Agent as Non-Fiduciary Gratuitous Bailee for Perfection.

(a)       The Applicable Authorized Representative and the Applicable Collateral Agent each agree to hold any Shared Collateral constituting Possessory Collateral that is part of the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees), and hold any rights it (or its agents or bailees) may have under any Control Agreement in respect of Shared Collateral that is Control Collateral, as non-fiduciary gratuitous bailee and non-fiduciary gratuitous agent, as applicable, for the benefit and on behalf of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral or Control Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time after the Discharge of the First Lien Obligations of the Series for which the Applicable Authorized Representative and/or Applicable Collateral Agent is acting, the Applicable Authorized Representative and the Applicable Collateral Agent shall (at the sole cost and expense of the Grantors) promptly deliver all Possessory Collateral to the Applicable Authorized Representative or Applicable Collateral Agent (as applicable) (or its agents or bailees) (after giving effect to the Discharge of such First Lien Obligations) together with any necessary endorsements reasonably requested by the Applicable Authorized Representative or Applicable Collateral Agent (as applicable) (or make such other arrangements as shall be reasonably requested by the Applicable Authorized Representative or Applicable Collateral Agent to allow the Applicable Authorized Representative or such Applicable Collateral Agent (or its agents or bailees) to obtain control of such Possessory Collateral or Control Collateral).  Pending delivery to the Applicable Authorized Representative or Applicable Collateral Agent (as applicable), each other Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral from time to time in its possession and the rights under any Control Agreement to which it is from time to time a party in respect of Control Collateral as non-fiduciary gratuitous bailee for the benefit and on behalf of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral or Control Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b)       The duties or responsibilities of the Applicable Authorized Representative, the Applicable Collateral Agent, each other Authorized Representative and each other Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral or Control Collateral as non-fiduciary gratuitous bailee for the benefit and on behalf of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

(c)       The agreement of the Applicable Authorized Representative and the Applicable Collateral Agent to act as non-fiduciary gratuitous bailee pursuant to this Section 2.09 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 9-104(a)(5) and 9-313(c) of the UCC.

(d)       None of the Applicable Authorized Representative, any Collateral Agent or any other First Lien Secured Parties shall have by reason of this Agreement or any other document a fiduciary relationship in respect of any other Authorized Representative or Collateral Agent or any

Exh. D-17

other First Lien Secured Party, and each Collateral Agent and each other First Lien Secured Party hereby waives and releases the Applicable Authorized Representative, the other Collateral Agents and the other First Lien Secured Parties from all claims and liabilities arising pursuant to the Applicable Authorized Representative’s or any other Collateral Agent’s role under this Section 2.09(d) as non-fiduciary gratuitous bailee with respect to any Shared Collateral (including any Control Collateral) in its possession or control.

ARTICLE III
EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Section 3.01. Determinations with Respect to Amounts of Liens and Obligations. Whenever any Collateral Agent shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by the Notes Trustee and/or each other Collateral Agent and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if the Notes Trustee and/or any other Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent may (but shall not be obligated to) to make any such determination by such method as it may determine, including by reliance upon a certificate of the Issuer. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other Person as a result of such determination.

ARTICLE IV
THE APPLICABLE AUTHORIZED REPRESENTATIVE

Section 4.01. Appointment and Authority.

(a)       Each of the First Lien Secured Parties hereby irrevocably appoints and authorizes the Applicable Authorized Representative and/or the Applicable Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Authorized Representative and/or the Applicable Collateral Agent by the terms hereof and to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Applicable Authorized Representative hereunder, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each of the First Lien Secured Parties, and each Collateral Agent, hereby agrees (at the sole cost and expense of the Grantors) to provide such cooperation, assistance and written direction as may be requested by the Applicable Authorized Representative and/or Applicable Collateral Agent to facilitate and effect actions taken or intended to be taken by the Applicable Authorized Representative and/or Applicable Collateral Agent pursuant to this Article IV, such cooperation to include execution and delivery of notices, instruments and other documents as may be necessary or as are reasonably deemed necessary by the Applicable Authorized Representative and/or Applicable Collateral

Exh. D-18

Agent to effect such actions, and joining in any action, motion or proceeding initiated by the Applicable Authorized Representative and/or Applicable Collateral Agent for such purposes.

(b)       Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative and/or Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of their Indenture Obligations or Additional First Lien Obligations, as applicable. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative, Applicable Collateral Agent or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Applicable Authorized Representative, the Applicable Collateral Agent or any Authorized Representative or any Collateral Agent for any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions that do not violate this Agreement which any Collateral Agent or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Collateral Agent or any holders of First Lien Obligations in any Insolvency or Liquidation Proceeding of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, any Grantor or any of its Subsidiaries, as debtor-in-possession.  This Agreement shall not give rise to any responsibility by any Authorized Representative or any Collateral Agent to take any action to create, perfect, maintain, renew or continue the Liens on any Shared Collateral.

Section 4.02. Rights as a First Lien Secured Party.

The Person serving as the Applicable Authorized Representative and/or Applicable Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Authorized Representative and/or Applicable Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Indenture Secured Party,” “Indenture Secured Parties,” “Additional First Lien Secured Party” or “Additional First Lien Secured Parties”

Exh. D-19

shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Authorized Representative and/or Applicable Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may but is not required to accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Authorized Representative or Applicable Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

Section 4.03. Exculpatory Provisions.  The Applicable Authorized Representative and the Applicable Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Secured Credit Documents to which it is a party and, with respect to the Notes Trustee and the Notes Collateral Agent, in the Indenture (subject in each case to the benefits, immunities, indemnities, privileges, protections and rights of such Notes Trustee and Notes Collateral Agent pursuant to the Indenture). Without limiting the generality of the foregoing, the Applicable Authorized Representative and the Applicable Collateral Agent:

(i)	shall not be subject to any fiduciary duties and/or any implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)	shall not have any duty to take any discretionary action or exercise any discretionary powers (including providing any request, consent, approval waiver or authorization); provided that the Applicable Authorized Representative and the Applicable Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative or such Applicable Collateral Agent to liability or that is contrary to this Agreement or any Secured Credit Document or applicable law;

(iii)	shall not, except as expressly set forth herein or in any Secured Credit Document, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative and/or Applicable Collateral Agent or any of its Affiliates in any capacity;

(iv)	shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or (2) in reliance on a certificate of an authorized officer of the Issuer stating that such action is permitted by the terms of this Agreement. The Applicable Authorized Representative and the Applicable Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until written notice describing such Event of Default and referencing the applicable agreement is given to the Applicable Authorized Representative and Applicable Collateral Agent at

Exh. D-20

its address as provided in Section 5.01 in accordance with the terms hereof and the applicable Secured Credit Document;

(v)	shall not be liable under or in connection with this Agreement or any Secured Credit Document for indirect, special, incidental, punitive, or consequential losses or damages of any kind whatsoever, including, but not limited to, lost profits, whether or not foreseeable, even if the Collateral Agent has been advised of the possibility thereof and regardless of the form of action;

(vi)	shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any First Secured Credit Document to which it is a party unless and until it has received indemnity and/or security satisfactory to it from the holders of the Series of First Lien Obligations against such risk or liability, or be required to take any action that is contrary to this Agreement, any Secured Credit Document or applicable law;

(vii)	shall in no event be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, epidemics, pandemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services;

(viii)	shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (2) the contents of any certificate, opinion, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents (including the preparation or filing or recording of financing statements, financing statement amendments or termination statements), (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to such Applicable Authorized Representative or Applicable Collateral Agent;

(ix)	need not segregate money held hereunder from other funds except to the extent required by law. The Applicable Authorized Representative and the

Exh. D-21

Applicable Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing; and

(x)	each First Lien Secured Party hereby waives any claim they may now or hereafter have against each Authorized Representative (including the Applicable Authorized Representative) and each Collateral Agent or any other First Lien Secured Parties arising out of (i) any actions which such Authorized Representative (including the Applicable Authorized Representative) or Collateral Agent (or any of its representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Shared Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Shared Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First Lien Security Document, or any other agreement related thereto, or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by such Authorized Representative (including the Applicable Authorized Representative) or such Collateral Agent (or any of its agents), in any Insolvency or Liquidation Proceeding, of the application of Section 1111(b) of the Bankruptcy Code or any similar provision of any other applicable Bankruptcy Law, or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any similar provision of any other applicable Bankruptcy Law by, Issuer or any of its Subsidiaries, as debtor-in-possession.

Section 4.04. Collateral and Guaranty Matters.  Each of the First Lien Secured Parties irrevocably authorizes the Applicable Collateral Agent to release any Lien on any property granted to or held by such Applicable Collateral Agent under any First Lien Security Document in accordance with Section 2.04.  In addition, each Non-Applicable Authorized Representative and each Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of each other First Lien Secured Party of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Applicable Authorized Representative, Collateral Agent or First Lien Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each First Lien Security Document with respect to Shared Collateral and the execution of releases in connection therewith.

Section 4.05. Delegation of Duties.  The Applicable Authorized Representative and/or the Applicable Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First Lien Security Document by or through any one or more sub-agents appointed by the Applicable Authorized Representative and/or Applicable Collateral

Exh. D-22

Agent, and such Applicable Authorized Representative or Applicable Collateral Agent shall not be responsible to any other First Lien Secured Party for any acts or omissions on the part of such sub-agent appointed with due care. The Applicable Authorized Representative and/or Applicable Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Applicable Authorized Representative and/or Applicable Collateral Agent and any such sub-agent; provided, however that in no event shall any Applicable Authorized Representative or Applicable Collateral Agent be responsible or liable to any other First Lien Secured Party for any acts or omissions on the part of any such sub-agent appointed with due care.

Section 4.06. Instruction Required.  Any action hereunder on the part of the Notes Collateral Agent to be exercised or performed shall only be exercised or performed if the Notes Collateral Agent receives written instructions from the Notes Trustee, acting at the written direction of the applicable Indenture Secured Parties, or from the Issuer, in each case as applicable and in accordance with and subject to the terms of the Indenture.

No Notes Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by the Indenture or this Agreement at the request or direction of any of the applicable First Lien Secured Parties pursuant to this Agreement or the Indenture, unless the applicable First Lien Secured Parties shall have offered and, if requested, provided to such Collateral Agent security and/or indemnity satisfactory to such Notes Collateral Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Section 4.07. Non Reliance on Applicable Authorized Representative and Other First Lien Secured Parties.  Each Collateral Agent (other than the initial Notes Collateral Agent), on behalf of itself and the First Lien Secured Parties of the Series for which it is acting, acknowledges that it has, independently and without reliance upon the Applicable Authorized Representative, any other Collateral Agent or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Collateral Agent (other than the initial Notes Collateral Agent), on behalf of itself and the First Lien Secured Parties of the Series for which it is acting, also acknowledges that it will, independently and without reliance upon the Applicable Authorized Representative, any other Collateral Agent, any other Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

Section 4.08. Reliance by Applicable Authorized Representative.  The Applicable Authorized Representative and the Applicable Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Applicable Authorized Representative and the Applicable Collateral Agent may consult with legal counsel (who may include, but shall not be limited to,

Exh. D-23

counsel for any Grantor or counsel for the Applicable Authorized Representative or the Applicable Collateral Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 4.08. Validity.  The Applicable Authorized Representative and the Applicable Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral; nor shall the Applicable Authorized Representative or the Applicable Collateral Agent have any duty (i) to see to any recording, filing or depositing of any financing statement, financing statement amendment or continuation statement evidencing a security interest, or to see to the maintenance of any such recordings or filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to see to the payment or discharge of any tax, assessment or other governmental charge or any lien or encumbrance of any kind; provided, however, that, without limiting the foregoing, pursuant to Section 9-509(d)(i) of the UCC, each First Lien Secured Party (as instructed in accordance with the terms of the relevant Secured Credit Document), on behalf of itself and the relevant First Lien Secured Parties, irrevocably directs the Applicable Authorized Representative or the Applicable Collateral Agent (as applicable) to authorize the filing by any First Lien Secured Party (but without imposing an obligation on such First Lien Secured Party to do so) of any amendment to any financing statement (which authorization is hereby deemed given by the Applicable Authorized Representative or the Applicable Collateral Agent, as applicable). The powers conferred on the Applicable Authorized Representative or the Applicable Collateral Agent hereunder or under any other Secured Credit Document are solely to protect the Applicable Authorized Representative’s or the Applicable Collateral Agent’s interest in the Collateral, for the benefit of the First Lien Secured Parties, and shall not impose any duty upon the Applicable Authorized Representative or the Applicable Collateral Agent to exercise any such powers. Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, the Applicable Authorized Representative and the Applicable Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and shall be under no obligation to act under this Agreement without written instructions from the relevant First Lien Secured Party acting in accordance with the terms of the relevant Secured Credit Document. The Applicable Authorized Representative or the Applicable Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which such Authorized Representative or such Applicable Collateral Agent (as applicable) accords its own property.

ARTICLE V
MISCELLANEOUS

Section 5.01. Notices.  All notices and other communications provided for herein (including, but not limited to, all the directions and instructions to be provided to the Applicable Authorized

Exh. D-24

Representative and/or Applicable Collateral Agent herein by the First Lien Secured Parties) shall be in writing and shall be delivered by e-mail, hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	If to any Grantor: Cipher Digital Inc. 1 Vanderbilt Avenue, Floor 54 New York, NY 10017 Attn: William Iwaschuk Email: legal@ciphermining.com

(b)	If to the Notes Trustee and/or the Notes Collateral Agent party hereto on the date hereof:
Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Fax: (612) 217-5651
Attn: Stingray Compute LLC Notes Administrator

If to any Authorized Representative or Notes Collateral Agent (as applicable) that becomes party hereto after the date hereof, as set forth on the applicable Notes Collateral Agent Joinder.

Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among the Applicable Authorized Representative, the Applicable Collateral Agent and each other Authorized Representative or other Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

The Notes Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, electronic transmission or other similar unsecured electronic methods, provided, however, that such Notes Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing.  Each Collateral Agent shall be entitled to treat a pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to such Collateral Agent (“Electronic Methods”) from a person purporting to be (and whom the applicable Collateral Agent, acting reasonably, believes in good faith to be) the authorized representative of the Grantors or any Secured Party, as sufficient instructions and authority of the Grantors or any First Lien Secured

Exh. D-25

Party for the Collateral Agent to act and shall have no duty to verify or confirm that person is so authorized.  If the Issuer, any other Grantor or any other Collateral Agent or Senior Class Debt Representative elects to give the Notes Collateral Agent e-mail instructions (or instructions by a similar electronic method) and such Notes Collateral Agent in acts upon such instructions, then such Notes Collateral Agent’s understanding of such instructions shall be deemed controlling. No Collateral Agent shall have any liability for any losses, liabilities, costs or expenses incurred by it as a result of such reliance upon or compliance with such instructions or directions.  Each of Grantors and the First Lien Secured Parties agree: (i) to assume all risks arising out of the use of such Electronic Methods to submit instructions and directions to the Collateral Agents, including without limitation the risk of any Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Collateral Agents and that there may be more secure methods of transmitting instructions than the method(s) selected by the Grantors or any First Lien Secured Party; and (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.  For purposes of the initial Notes Collateral Agent, the foregoing provision shall also apply to the Notes Trustee as an Authorized Representative.

Section 5.02. Waivers; Amendment; Joinder Agreements.

(a)       No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)       Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative that is a party hereto, each Collateral Agent party hereto, and the Issuer.

(c)       Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Additional Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Additional Agent and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Additional Agent is acting shall be subject to the terms hereof.

(d)       Notwithstanding the foregoing, without the consent or signature of any other Collateral Agent or First Lien Secured Party, the Applicable Authorized Representative or the

Exh. D-26

Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations in compliance with the Indenture and any Additional First Lien Documents.  Each party to this Agreement agrees that (i) at the written request (and sole expense) of the Issuer, without the consent of any First Lien Secured Party, each of the Authorized Representatives a party hereto and Collateral Agents shall, upon delivery of an Officer’s Certificate of the Issuer to the Applicable Authorized Representative, execute and deliver an acknowledgment and confirmation of such modifications effected by the Applicable Authorized Representative and the Applicable Collateral Agent and/or enter into an amendment, a restatement or a supplement of this Agreement approved by the Applicable Authorized Representative and the Applicable Collateral Agent to facilitate such modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications) and (ii) the Issuer shall be a beneficiary of this Section 5.02(d). Notwithstanding the foregoing, this Agreement shall terminate with respect to a Series of First Lien Obligations (and the Collateral Agent(s) and Authorized Representative(s) with respect thereto) upon the Discharge of such Series of First Lien Obligations.

Section 5.03. Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

Section 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 5.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by PDF or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 5.06 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.07. Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Notes Collateral Agent represents and warrants that this Agreement is binding upon the Notes Collateral Agent.  The Notes Trustee represents and warrants that this Agreement is binding upon the Notes Trustee. This Agreement is the “First Lien Intercreditor Agreement” under and as defined in the Indenture (or the Equivalent Provision thereof); and pursuant to Section 7.10 of the Indenture, this Agreement is binding upon the Indenture Secured Parties.

Exh. D-27

Section 5.08. Submission to Jurisdiction; Waivers; Consent to Service of Process.  Each Collateral Agent, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)       submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof and waives any objection to any action instituted hereunder in any such court based on forum non–conveniens, and any objection to the venue of any action instituted hereunder in such court;

(b)       consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Collateral Agent) at the address referred to in Section 5.01 hereof;

(d)       agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the indemnification obligations of the Issuer or Grantors to the Notes Trustee and the Notes Collateral Agent hereunder or under the Secured Credit Documents, including, without limitation, under Section 7.6 and Section 12.02(c) of the Indenture.

Section 5.09. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)       THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

(B)       EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 5.10. Headings.  Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Exh. D-28

Section 5.11. Conflicts.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other First Lien Security Documents or Additional First Lien Documents, the provisions of this Agreement shall control.

Section 5.12. Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Issuer, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.04, 2.05, 2.09 and Article V) is intended to or will amend, waive or otherwise modify the provisions of the Indenture or any Additional First Lien Documents), and none of the Issuer or any other Grantor may rely on the terms hereof (other than Section 2.04, 2.05, 2.09 and Article V). Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or will obligate the Issuer or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Indenture or any First Lien Security Document. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

Section 5.13. Additional First Lien Obligations.  To the extent, but only to the extent permitted by the provisions of the Indenture and the Additional First Lien Documents then in effect (each, as applicable), the Issuer and any other Grantor may incur Additional First Lien Obligations.  Any such additional class or Series of Additional First Lien Obligations (the “Senior Class Debt”) may be secured by a Lien and may be guaranteed by the Issuer and/or any other Grantors on a pari passu basis, in each case under and pursuant to the Additional First Lien Documents, if and subject to the condition (or election) that the Collateral Agent of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Collateral Agent and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii) of the immediately succeeding paragraph.

In order for a Senior Class Debt Representative to become a party to this Agreement,

(i)	such Senior Class Debt Representative, the Applicable Authorized Representative and the Issuer shall have executed and delivered an instrument substantially in the form of Annex I (with such changes as may be reasonably approved by the Applicable Authorized Representative and such Senior Class Debt Representative) pursuant to which such Senior Class Debt Representative becomes a Collateral Agent and Additional Agent hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Collateral Agent and the related Senior Class Debt Parties become subject hereto and bound hereby;

(ii)	the Issuer shall have delivered to the Collateral Agents (x) true and complete copies of each of the primary definitive Additional First Lien Documents relating to such Senior Class Debt, certified as being true and correct by a responsible officer of the Issuer and (y) a certificate of an authorized officer of the Issuer (1) identifying the obligations to be designated as Additional First Lien Obligations, (2) identifying

Exh. D-29

the initial aggregate principal amount or face amount thereof (as applicable) and (3) stating that such Additional First Lien Obligations are permitted by each applicable Secured Credit Document then in effect to be incurred, or to the extent a consent is otherwise required to permit the incurrence of such Additional First Lien Obligations under any Secured Credit Document, each applicable Grantor has obtained the requisite consent; and

(iii)	the Additional First Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Applicable Authorized Representative, that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.

Section 5.14 Integration.  This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

Section 5.15 [RESERVED].

Section 5.16 Information Concerning Financial Condition of the Issuer and the other Grantors.  In accordance with their respective First Lien Obligations Documents, the Applicable Authorized Representative, the Applicable Collateral Agent, the other Authorized Representatives and the other Collateral Agents and the Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Issuer and the other Grantors and all endorsers or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations; provided that nothing in this Section 5.16 shall impose a duty on the Notes Trustee or the Notes Collateral Agent to inform itself or investigate the financial condition of the Issuer or other Grantors beyond that which may be required under the Indenture. The Applicable Authorized Representative, the Applicable Collateral Agent, and the other Authorized Representatives and the other Collateral Agents and the Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Applicable Authorized Representative or the Applicable Collateral Agent, or any other Authorized Representative or Collateral Agent or any Secured Party undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and Applicable Authorized Representative or the Applicable Collateral Agent, or the other Authorized Representatives or the other Collateral Agents and the Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Exh. D-30

Section 5.17. Conversion of Currencies.  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

Section 5.18. Further Assurances.  Each Collateral Agent, on behalf of itself and each First Lien Secured Party under the applicable Indenture or Additional First Lien Debt Facility, agrees that it will (at the sole cost and expense of the Grantors) take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

Section 5.20. Notes Trustee and Notes Collateral Agent. It is understood and agreed that Wilmington Trust, National Association, is entering into this Agreement in its capacities as (i) Trustee under the Indenture and/or the applicable Notes Collateral Documents at the direction of the requisite holders of the Indenture Obligations, and (ii) as Notes Collateral Agent under the Indenture and/or the applicable Notes Collateral Documents at the direction of the Trustee, acting at the requisite holders of the Indenture Obligations, and as such shall not be responsible for the terms or sufficiency of this Agreement, and the provisions of the Indenture and/or the Notes Collateral Documents granting or extending any rights, protections, privileges, indemnities and immunities to the Notes Trustee or Notes Collateral Agent thereunder shall also apply to the Notes Trustee and the Notes Collateral Agent (as applicable) acting in any capacity hereunder, including, without limitation, as the Applicable Authorized Representative or the Applicable Collateral Agent.  For the avoidance of doubt, the parties hereto acknowledge that in no event shall the Notes Trustee or the Notes Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether any such party has been advised of the likelihood of such loss or damage and regardless of the form of action.

Exh. D-31

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STINGRAY COMPUTE LLC

By:
Name:
Title:

CIPHER STINGRAY HOLDINGS LLC

By:
Name:
Title:

CIPHER STINGRAY LLC

By:
Name:
Title:

[Signature Page to First Lien Intercreditor Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Notes Trustee and Notes Collateral Agent

By:

Name:
Title:

[Signature Page to First Lien Intercreditor Agreement]

ANNEX I

[FORM OF] JOINDER NO. [ ] (the “Joinder”) dated as of [      ], 202[  ] to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [____] (the “First Lien Intercreditor Agreement”), among STINGRAY COMPUTE LLC (the “Issuer”), CIPHER STINGRAY HOLDINGS LLC(“HoldCo”), the other Grantors party thereto, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Notes Trustee (as such term is defined below) and as initial notes collateral agent for the Indenture Secured Parties (as defined below) (in such capacity and together with each of its successors and assigns, in such capacity, the “Notes Collateral Agent”) and each Additional Agent and each Authorized Representative from time to time party thereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

A.       Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B.       As a condition to the ability of the Grantors to incur Additional First Lien Obligations and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Collateral Agent and Additional Agent under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement.  Section 5.13 of the First Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Collateral Agent and Additional Agent under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First Lien Intercreditor Agreement, upon the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement.  The undersigned Senior Class Debt Representative (the “New Collateral Agent”) is executing this Joinder in accordance with the requirements of the First Lien Intercreditor Agreement.

Accordingly, the New Collateral Agent agrees as follows:

SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Collateral Agent by its signature below becomes a Collateral Agent and Additional Agent under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the New Collateral Agent had originally been named therein as a Collateral Agent, and the New Collateral Agent, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Collateral Agent and to the Senior Class Debt Parties that it represents as Additional First Lien Secured Parties.  Each reference to a “Collateral Agent” or an “Additional Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent.  The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Collateral Agent represents and warrants to the other First Lien Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Additional First Lien Documents relating to such Senior Class Debt provide that, upon the New Collateral Agent’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder shall become effective when signed by the New Collateral Agent.  Delivery of an executed signature page to this Joinder by electronic methods shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement.  All communications and notices hereunder to the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Issuer agrees to reimburse the Applicable Authorized Representative and the Applicable Collateral Agent for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel for the Applicable Authorized Representative and the Applicable Collateral Agent.

SECTION 9. The New Collateral Agent is joining the First Lien Intercreditor Agreement in its capacity as collateral agent under the applicable Additional

First Lien Documents governing such Additional First Lien Obligations and the provisions of such documents granting or extending any benefits, immunities, indemnities, privileges, protections and rights to the New Collateral Agent thereunder shall also apply to the New Collateral Agent under the First Lien Intercreditor Agreement.

IN WITNESS WHEREOF, the New Collateral Agent has duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy: